     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 19, 1997

                                                      REGISTRATION NO.
________________________________________________________________________________

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                           WHG RESORTS & CASINOS INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                            ------------------------

             DELAWARE                                7011                           36-3277019
  (STATE OR OTHER JURISDICTION OF         (PRIMARY STANDARD INDUSTRIAL           (I.R.S. EMPLOYER
   INCORPORATION OR ORGANIZATION)          CLASSIFICATION CODE NUMBER)        IDENTIFICATION NUMBER)

                          6063 EAST ISLA VERDE AVENUE
                          CAROLINA, PUERTO RICO 00979
                                 (787) 791-2222
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------

                            PAMELA E. FLAHERTY, ESQ.
                              SHACK & SIEGEL, P.C.
                                530 FIFTH AVENUE
                            NEW YORK, NEW YORK 10036
                                 (212) 782-0700
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: From time to time after this Registration Statement becomes effective.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [x]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]____________

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]____________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------

                        CALCULATION OF REGISTRATION FEE
                                                                         PROPOSED
                                                                         MAXIMUM        PROPOSED MAXIMUM        AMOUNT OF
            TITLE OF EACH CLASS OF                   AMOUNT TO BE     OFFERING PRICE        AGGREGATE         REGISTRATION
         SECURITIES TO BE REGISTERED                  REGISTERED       PER SHARE(1)     OFFERING PRICE(1)         FEE
Voting Common Stock, par value $.01 per share
  and associated Stock Purchase Rights..............  1,729,425          $11.375          $19,672,209           $5,961.28

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) on the basis of the average of the high and low prices reported on the New York Stock Exchange for the Registrant's Voting Common Stock, par value $.01 per share, on June 13, 1997.
                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

________________________________________________________________________________

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                   SUBJECT TO COMPLETION, DATED JUNE 19, 1997

PROSPECTUS
                           WHG RESORTS & CASINOS INC.

                      1,729,425 SHARES VOTING COMMON STOCK
                          PAR VALUE $.01 PER SHARE AND
                        ASSOCIATED STOCK PURCHASE RIGHTS

     This Prospectus relates to 1,729,425 shares (the 'Shares') of the voting common stock, par value $.01 per share (the 'Common Stock'), constituting 28.58% of the outstanding Common Stock, of WHG Resorts & Casinos Inc. (the 'Company') owned by Sumner M. Redstone and National Amusements, Inc. (collectively, the 'NAI Group'). The NAI Group has advised the Company that they have no current plan or proposal to sell any of the Shares. Due to the quantity of the Shares, the sale of the Shares by the NAI Group without registration under the Securities Act of 1933, as amended (the 'Act'), may be subject to quantity and manner of sale limitations imposed by applicable laws, rules and regulations. The NAI Group has requested that the Company register the Shares under the Act in order to provide greater flexibility should a future decision to sell any of the Shares be made. The NAI Group may sell some, all or none of the Shares and may sell the Shares in one or more transactions or a series of transactions. The Company will not receive any proceeds from the sale of the Shares by the NAI Group.

     The Common Stock is traded on the New York Stock Exchange (the 'NYSE') under the symbol 'WHG'. On June 13, 1997, the last reported sales price per share of Common Stock, as reported by the NYSE, was $11.50. See 'Price Range of Common Stock and Dividends.'

     If a decision to sell all or any portion of the Shares is made, such Shares may be sold from time to time directly by the NAI Group, or through agents, dealers or underwriters designated from time to time on terms to be determined at the time of sale. To the extent required, the specific portion of the Shares to be sold, the purchase price, the public offering price, the names of any such agents, dealers or underwriters and any applicable commissions or discount with respect to a particular offer will be set forth in an accompanying Prospectus Supplement (or, if required, a post-effective amendment to the Registration Statement of which this Prospectus forms a part). A sale of any of the Shares by the NAI Group may be effected in one or more transactions that may take place on the NYSE, including ordinary brokers' transactions, privately-negotiated transactions or through sales to one or more dealers for resale of such Shares as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specifically negotiated brokerage fees, discounts and commissions may be paid by the NAI Group in connection with such sales of the Shares.

     The NAI Group and any brokers, dealers, agents or underwriters that participate with the NAI Group in the distribution of the Shares may be deemed to be 'underwriters' within the meaning of the Act, and any commissions received by them and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Act. See 'Plan of Distribution.'

                            ------------------------

            SEE 'RISK FACTORS' BEGINNING ON PAGE 7 FOR A DISCUSSION
                OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY
                     PROSPECTIVE PURCHASERS OF THE SHARES.

                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES  AND
   EXCHANGE  COMMISSION  OR ANY  STATE SECURITIES  COMMISSION, NOR  HAS THE
     SECURITIES  AND  EXCHANGE   COMMISSION  OR   ANY  STATE   SECURITIES
       COMMISSION   PASSED  UPON  THE  ACCURACY  OR  ADEQUACY  OF  THIS
          PROSPECTUS. ANY  REPRESENTATION  TO  THE  CONTRARY  IS  A
                              CRIMINAL OFFENSE.

             THE DATE OF THIS PROSPECTUS IS                 , 1997.

                             AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission (the 'Commission'), a Registration Statement on Form S-1 (the 'Registration Statement' which term shall include any amendments thereto) under the Act with respect to the securities offered hereby. This Prospectus, filed as a part of the Registration Statement, does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto, certain items of which are omitted in accordance with the rules and regulations of the Commission. For further information regarding the Company and the securities offered hereby, reference is made to the Registration Statement and to the exhibits filed as a part thereof, which may be inspected at the offices of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 without charge or copied upon request to the Public Reference Section of the Commission and payment of the prescribed fee. Statements contained in this Prospectus as to the contents of any agreement or other document referred to herein are not necessarily complete and in each instance reference is made to the copy of such agreement or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

     The Company is a reporting company under the Securities Exchange Act of 1934, as amended (the 'Exchange Act'), and in accordance therewith files reports, proxy statements and other information with the Commission. Reports filed by the Company with the Commission pursuant to the information requirements of the Exchange Act may be inspected and copied at prescribed rates at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the following Regional Offices of the Commission: 7 World Trade Center, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, the address of which is: 'http://www.sec.gov'.

     The Common Stock is listed on the NYSE and reports and other information concerning the Company can be inspected at the NYSE, 20 Broad Street, New York, New York 10005.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and the financial statements, including the notes thereto, set forth elsewhere in this Prospectus. Capitalized terms used but not defined in this Summary are defined elsewhere in this Prospectus.

                                  THE COMPANY

     The Company owns interests in three of the leading hotels and casinos in Puerto Rico -- the Condado Plaza Hotel & Casino (the 'Condado Plaza'), the El San Juan Hotel & Casino (the 'El San Juan') and the El Conquistador Resort & Country Club (the 'El Conquistador'). These three hotels are managed by Williams Hospitality Group Inc. ('WHGI'), which is 62% owned by the Company. In all, the Company owns interests in and manages 1,875 suites and hotel rooms, 39,300 square feet of casino floor space containing 120 gaming tables and 940 slot machines and approximately 146,000 square feet of convention and meeting space. These properties also include a total of 22 restaurants, 41 shops, one showroom, three health and fitness centers, 12 tennis courts, an 18-hole championship golf course, a marina and 25 cocktail and entertainment lounges. See the Consolidated Financial Statements of the Company, formerly Williams Hotel Corporation, and the financial statements of nonconsolidated affiliates included elsewhere herein.

     The Company's hotels are each focused on different market segments: the Condado Plaza primarily services the business traveler, the El San Juan caters to individual vacation travelers, as well as to small groups and conferences and corporate executives and the El Conquistador offers extensive group and conference facilities and also attracts the individual leisure traveler.

     In a survey of its readers conducted in 1996 by Conde Nast Traveler magazine, the El Conquistador was rated among the top 100 resorts in the world and both the El Conquistador and El San Juan were rated among the top 50 tropical resorts. The Company's casinos are among the largest and most successful in Puerto Rico. In fiscal 1996, the Condado Plaza casino achieved the highest table game play and the highest slot machine play in Puerto Rico while the El San Juan casino achieved the second highest table game play and the third highest slot machine play. The Company is a market share leader in Puerto Rico maintaining average occupancy at the same or higher levels than reported by its competitors.

     The Condado Plaza was recently awarded a 'Four Diamond' rating by the American Automobile Association for the ninth consecutive year. The Condado Plaza maintained an average occupancy during the fiscal year ended June 30, 1996 of 87.4% and an average room rate of $138.68.

     The El San Juan was recently awarded a 'Four Diamond' rating by the American Automobile Association for the tenth year in a row. The El San Juan maintained an average occupancy during the fiscal year ended June 30, 1996 of 82.3% and an average room rate of $185.30.

     The El Conquistador has received the prestigious Gold Key Award by Meetings and Conventions Magazine and the Paragon Award by Corporate Meetings and Incentives Magazine for excellence in meetings and conventions. It was awarded the American Automobile Association 'Four Diamond' rating for each of its three full years of operation. The Las Casitas at the El Conquistador was recently awarded a 'Five Diamond' rating by the American Automobile Association. During the fiscal year ended March 31, 1997, the resort's third full fiscal year of operations, the El Conquistador had an average occupancy of 71.9% and an average room rate of $202.86.

     The Company's business strategy is to maximize the economic potential of its existing properties while building on its hotel and casino expertise by seeking other opportunities to manage and own hotels and casinos in Puerto Rico, the Caribbean and elsewhere. The Company believes that its strengths make it an attractive candidate to other hotel and casino owners seeking third-party managers as well as an attractive joint venture partner for other hotel and casino developers and owners. The Company continues to explore potential opportunities but is not currently engaged in any negotiations, agreements or understandings with respect to any acquisition, management agreement or joint venture.

     The Company is constantly seeking new ways to reduce operating costs as well as upgrade or add amenities to its hotel and casino properties to enhance the overall experience of its guests. The lobby of the Condado Plaza was fully renovated during the current fiscal year and restaurants, a nightclub and shops were added. The El San Juan recently completed a major renovation and refurbishment which included all guest rooms, guest room corridors, an additional restaurant and public areas. The El Conquistador recently opened three new restaurants, a nightclub and nine new retail shops. The El Conquistador is currently negotiating to open a world class spa by the end of 1997.

     The Company's key strengths which have contributed to its success include:

      Marketing -- The Company has extensive experience in marketing to three distinct hotel guest types -- the corporate-executive traveler, the individual leisure traveler and the group and convention traveler. Through its 40 person U.S. mainland exclusive marketing service, numerous sales professionals at each property, general sales agents in South America and Europe as well as excellent strategic relationships with major airlines, cruise ship operators and travel industry partners, the Company is able to maintain its market share leadership in Puerto Rico. With this structure in place, the Company is equipped to market additional properties.

      Management -- The Company employs approximately 400 managers in its three hotels and casinos. These managers provide a pool of experienced talent to the Company for purposes of operating its existing properties as well as for future training and expansion. The Company has a proven track record of successful management of hotels and casinos due to long-term management philosophy and commitment to excellence and service.

      Centralized Reservations System -- The Company maintains a centralized reservation system staffed by trained personnel who handle over 500,000 telephone inquiries per year. This centralized system provides the Company the opportunity to cross-sell its properties depending on supply and demand, guest type and various other factors.

      Centralized Purchasing -- Through the centralized purchasing system established during fiscal 1996 for the three hotels and casinos it owns and manages, the Company is able to reduce operating costs and achieve certain economies of scale so that it can more effectively compete with larger hotel chains as well as provide its guests first-class amenities at lower incremental costs.

     The Company is the sole owner of the Condado Plaza. The El San Juan and WHGI are owned in part by the Company and in part by unaffiliated third parties (the 'Other Owners'). The Company was formed in 1983 and in that same year, together with the Other Owners, formed Posadas de Puerto Rico Associates, Incorporated ('PPRA') and WHGI for the purpose of acquiring and managing the hotel and casino property now known as the Condado Plaza. A year later, the Company, together with the Other Owners, caused the formation of Posadas de San Juan Associates for the purpose of acquiring and managing, through WHGI, the hotel and casino property now known as the El San Juan. Since 1993, the Company has increased its ownership interests in PPRA and WHGI and the Company currently owns 100% of PPRA, a 50% interest in the El San Juan and 62% of WHGI. In 1990 the Company, together with the Other Owners, caused the formation of WKA El Con Associates ('WKA') for the purpose of becoming a general and limited partner of El Conquistador Partnership L.P. El Conquistador Partnership L.P. was formed by WKA and Kumagai Caribbean, Inc. ('Kumagai'), a subsidiary of Kumagai Gumi Co., Ltd., a large Japanese construction company, for the purpose of acquiring and renovating the hotel and casino property now known as the El Conquistador. The Company's interest in WKA represents a 23.3% effective ownership interest in the El Conquistador. The El Conquistador is also managed by WHGI. See 'Relationship Between the Company and Its Subsidiaries and Affiliates.'

     Prior to April 21, 1997, the Company was a wholly-owned subsidiary of WMS Industries Inc., a Delaware corporation ('WMS'). Effective April 21, 1997 (the 'Distribution Date'), WMS distributed all of the outstanding shares of Common Stock to its stockholders as a tax free dividend on its common stock (the 'WMS Common Stock'). Such dividend and the transactions effected in connection therewith are referred to in this Prospectus as the 'Distribution.' As a result of the Distribution, the Company became an independent public company.

     The Company's principal executive offices are located at 6063 East Isla Verde Avenue, Carolina, Puerto Rico 00979; telephone: (787) 791-2222.

                              CORPORATE STRUCTURE

     The organization structure of the significant entities comprising the Company is as follows:


                                    [GRAPH]


                                 THE NAI GROUP

     National Amusements, Inc., a Maryland corporation ('NAI'), and Sumner M. Redstone are the owners of all the Shares. The principal businesses of NAI are owning and operating movie theaters in the United States, United Kingdom and South America and holding common stock of Viacom Inc. Mr. Redstone, as trustee for various trusts, is the beneficial owner of 75% of the issued and outstanding shares of capital stock of NAI. Mr. Redstone's principal occupation is Chairman of the Board, President and Chief Executive Officer of NAI and Chairman of the Board and Chief Executive Officer of Viacom Inc. Mr. Redstone and NAI acquired the Shares on the Distribution Date as part of the Distribution. The NAI Group has advised the Company that it has no current plan or proposal to sell any of the Shares. See 'The NAI Group.'

                                  THE OFFERING

Common Stock Offered by the Selling
  Stockholders............................  1,729,425 shares of Common Stock
Common Stock Outstanding at
  June 13, 1997...........................  6,050,200 shares of Common Stock
Purchase Price............................  To be determined at time of sale.
Proceeds of the Offering..................  All of the  proceeds from any  sale of Common  Stock covered by  this
                                            Prospectus  will be received  by the NAI Group.  The Company will not receive any of the proceeds.
NYSE Symbol for the Common Stock..........  WHG
The NAI Group.............................  The shares of Common  Stock covered by this  Prospectus are owned  by the NAI Group.

                             SUMMARY FINANCIAL DATA

     The summary financial data set forth below for the fiscal years ended June 30, 1996, 1995, 1994, 1993 and 1992 have been derived from the audited consolidated financial statements of the Company (formerly Williams Hotel Corporation) for such periods. Williams Hotel Corporation owned 100% of the Company and was merged with and into the Company on April 8, 1997, with the Company as the surviving corporation. The summary financial data set forth below for the nine months ended March 31, 1997 and 1996 has been derived from the unaudited consolidated financial statements of the Company (formerly Williams Hotel Corporation) but, in the opinion of management, reflect all adjustments, consisting only of normal recurring accruals, considered necessary for a fair presentation of the results for such periods. The unaudited pro forma balance sheet data as of March 31, 1997 and the unaudited pro forma statement of income data for the nine months ended March 31, 1997 and the year ended June 30, 1996 are derived from the Unaudited Pro Forma Condensed Consolidated Financial Statements included elsewhere herein. The data should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations, the Consolidated Financial Statements of the Company (formerly Williams Hotel Corporation) and related notes thereto, separate statements of nonconsolidated affiliates and other financial information included elsewhere herein.

                              NINE MONTHS ENDED
                                  MARCH 31,                            YEARS ENDED JUNE 30,
                         ---------------------------  ---------------------------------------------------------
                                 (UNAUDITED)              1996
SELECTED STATEMENT OF      1997                        PRO FORMA
  INCOME DATA            PRO FORMA   1997     1996    (UNAUDITED)    1996     1995     1994     1993    1992(1)
                         ---------  -------  -------  ------------  -------  -------  -------  -------  -------
                                                (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Revenues................. $ 51,646  $51,646  $52,306    $68,694     $68,694  $70,878  $75,480  $70,680  $62,352
                         ---------  -------  -------    -------     -------  -------  -------  -------  -------
                         ---------  -------  -------    -------     -------  -------  -------  -------  -------
Operating income.........   12,520   13,217   11,091     12,194      13,558    7,624   13,892   14,162    6,909
Interest expense, net....     (846)    (846)  (1,448)    (1,859)     (1,859)  (1,752)  (3,551)  (3,873)  (4,074)
Equity in income (loss)
  of nonconsolidated
  affiliates.............   (2,395)  (2,395)  (3,915)    (3,465)     (3,465)  (7,003)  (3,534)    (135)   2,992
                         ---------  -------  -------    -------     -------  -------  -------  -------  -------
Income (loss) before tax
  provision and minority
  interests..............    9,279    9,976    5,728      6,870       8,234   (1,131)   6,807   10,154    5,827
Credit (provision) for
  income taxes...........   (3,684)  (2,302)    (710)    (2,621)     (1,645)     234        7   (1,050)  (1,881)
Minority interests in
  (income) loss..........   (2,822)  (2,932)  (2,779)    (3,684)     (3,636)  (2,910)  (4,597)  (3,332)   1,383
Dividend on Condado Plaza
  Preferred Stock........    --        (246)    (422)       --         (516)    (557)    --       --       --
                         ---------  -------  -------    -------     -------  -------  -------  -------  -------
Net income (loss)........ $  2,773  $ 4,496  $ 1,817    $   565     $ 2,437  $(4,364) $ 2,217  $ 5,772  $ 5,329
                         ---------  -------  -------    -------     -------  -------  -------  -------  -------
                         ---------  -------  -------    -------     -------  -------  -------  -------  -------
Pro forma net income
  (loss) reflecting
  income taxes on a
  separate return basis
  (unaudited) (2)........           $ 3,881  $   451                $ 1,537  $(6,500) $ 1,257  $ 5,579  $ 2,407
                                    -------  -------                -------  -------  -------  -------  -------
                                    -------  -------                -------  -------  -------  -------  -------
Pro forma net income per
  share of common
  stock.................. $   0.46                      $  0.09
                         ---------                      -------
                         ---------                      -------
Pro forma shares
  outstanding (3)........    6,050                        6,050
                         ---------                      -------
                         ---------                      -------

SELECTED BALANCE SHEET
       DATA
                                MARCH 31, 1997
                            -----------------------
                            PRO FORMA    HISTORICAL
                            ---------    ----------
                                (IN THOUSANDS)
Investments in,
  receivables and
  advances to
  nonconsolidated
  affiliates.............   $ 28,801      $  28,801
Property and equipment,
  net....................     44,073         43,153
Total assets.............    113,176        109,846
Long-term debt, including
  current maturities.....     23,792         23,792
Minority interests.......     18,920         21,590
Shareholders' equity.....     52,503         41,996

------------
(1) 1992 includes the operations of WHGI on a consolidated basis for the period subsequent to the Company's April 30, 1992 purchase of an additional 5% interest in WHGI which increased the Company's ownership to 55%. Prior to April 30, 1992, the operations of WHGI were included in the consolidated financial statements by the equity method.

(2) Pro forma net income (loss) reflecting income taxes on a separate return basis (unaudited) reflects the provision for income taxes without the tax benefits allocated to the Company from WMS primarily for utilization of partnership losses in the WMS consolidated Federal income tax return.

(3) Pro forma net income per share of the Company was calculated using anticipated distribution of one share of Common Stock for every four of the 24,200,800 outstanding shares of WMS Common Stock.

                                  RISK FACTORS

     An investment in the shares of Common Stock involves certain risk factors, including those described below and elsewhere in this Prospectus, which could adversely affect the value of such shares. Neither the Company nor the NAI Group makes, nor is any other person authorized to make, any representation as to the future market value of Common Stock. Any forward-looking statements contained in this Prospectus should not be relied upon as predictions of future events. Such forward-looking statements may be found in the material set forth under 'Prospectus Summary,' 'Risk Factors' and 'Management's Discussion and Analysis of Financial Condition and Results of Operations,' as well as elsewhere in this Prospectus generally. Such statements are necessarily dependent on assumptions, data or methods that may be incorrect or imprecise and that may be incapable of being realized. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in the following risk factors and elsewhere in this Prospectus.

FINANCIAL LEVERAGE OF EL CONQUISTADOR; OWNERSHIP INTEREST IN EL CONQUISTADOR

     The El Conquistador is a highly-leveraged property having at March 31, 1997 aggregate short-term and long-term indebtedness of approximately $199,709,260, of which $145,000,000 represents term loans secured by substantially all of the assets of the El Conquistador; $1,500,000 represents outstanding amounts under a secured revolving credit facility; $4,339,859 represents equipment financing arrangements; $37,956,658 represents loans plus accrued interest due its partners; $5,542,528 represents incentive management fees due WHGI; $338,405 represents interest due WHGI on incentive management fees; $4,656,282 represents subordinated loans and accrued interest thereon due WHGI and $375,528 represents other cash advances due WHGI. The aggregate annual interest costs and expenses in respect of such indebtedness is approximately $16,870,000 of which approximately $13,750,000 is paid on a current basis and the balance of $3,120,000 is deferred. $120,000,000 of such indebtedness will be due February 1, 1998, unless extended, and is secured by substantially all of the assets of the El Conquistador. If such financing is not renewed or replaced and as a consequence thereof the existing lenders foreclose on the El Conquistador, the Company would probably suffer a total loss of its investment in the property of approximately $910,000 at March 31, 1997, a write-off by WHGI of its incentive management fees and certain other amounts due from the El Conquistador of approximately $8,777,036 at March 31, 1997 and a loss of WHGI's agreement to manage the El Conquistador. WHGI received basic management fees from the El Conquistador of $3,170,000 and $3,025,000 during the fiscal years ended June 30, 1996 and 1995, respectively. In the event that the proceeds of a sale of the property on foreclosure are insufficient to satisfy the approximately $160,000,000 of mortgage indebtedness, then, the Company will be contingently liable for approximately $4,000,000. In addition, as of March 31, 1997 WHGI is contingently liable for approximately $2,530,000 with respect to certain equipment financing arrangements and certain other obligations of the El Conquistador. The Company has retained an investment banking firm to assist in structuring the refinancing of the El Conquistador debt. Based on the operating history of the El Conquistador, the Company believes such refinancing will be achieved, but there can be no assurance thereof. See 'Hotel Financings and Certain Contingent Obligations.'

     The El Conquistador is owned by El Conquistador Partnership L.P., a Delaware limited partnership, of which the Company owns approximately a 23.3% indirect interest. The balance of the ownership interests in the El Conquistador are owned approximately 26.7% by the Other Owners and 50% by Kumagai. The partners have had good relations with each other. However, should significant disagreements develop between the Company and the Other Owners, or the Company and/or the Other Owners and Kumagai, such disagreements could adversely affect the operations of the El Conquistador. See 'Relationship Between the Company and Its Subsidiaries and Affiliates -- The El Conquistador.'

OPERATING AND FINANCING LIMITATIONS ASSOCIATED WITH DEBT COVENANTS

     Each of the hotels and casinos in which the Company has an interest and WHGI has separate financing arrangements which are non-recourse, subject to certain limited exceptions, to any of the owners of the hotels and casinos and WHGI, as applicable. A default by one of the hotels and casinos or WHGI under any of their respective financing arrangements would not necessarily trigger a default under any of the other hotels' and casinos' financing arrangements or provide creditors of the defaulting entity any rights against a non-defaulting entity, except with respect to certain specific property and guarantees which serve as collateral under the financing arrangements in default. See 'Hotel Financings and Certain Contingent Obligations.'

     The aggregate interest expense for the Company's three hotels and casinos and WHGI for the 1996 fiscal year was approximately $23,788,000 of which $19,846,000 was paid on a current basis and $3,942,000 was deferred. The ability of the Company's individual hotels and casinos to meet their respective debt service obligations is largely dependent upon the future performance of each hotel and casino which will be subject to financial, business and other factors, including factors beyond its control, such as competition and weather-related disasters. Currently or in the future financing for the hotels and casinos and WHGI, among other things, may restrict in certain circumstances incurrence of additional indebtedness, the payment of dividends or other distributions to owners, redemption of capital stock or repurchase of other equity interests, creation of additional liens, disposition of certain assets, engagements in mergers and the entry into additional transactions with affiliates. These restrictions could limit the ability of the hotels and casinos in which the Company has an interest to respond to changing market and economic conditions and provide for capital expenditures. If the hotels and casinos in which the Company has an interest are unable to generate sufficient cash flow from operations, they may be required to refinance their outstanding debt or obtain additional financing. There can be no assurance that any such refinancing would be possible or that any additional financing, if available, could be obtained on terms that would be favorable or acceptable to the Company. See 'Hotel Financings and Certain Contingent Obligations.'

     The existing financing arrangements for the Condado Plaza do not prohibit the payment of dividends provided there exists no payment default. Distributions to the partners of El Conquistador Partnership L.P. are restricted by such partnership's existing financing arrangements and are expected to continue to be restricted by any new arrangements. Existing financing arrangements for the El San Juan prohibit distributions to its partners in excess of 50% of Excess Net Free Cash Flow (as defined). There can be no assurance that dividends or other distributions to owners can be made. There is currently no contractual restriction on the payment of dividends by WHGI. See 'Hotel Financings and Certain Contingent Obligations.'

LACK OF OPERATING HISTORY AS A SEPARATE PUBLIC COMPANY

     Prior to the Distribution Date, the Company was a wholly-owned subsidiary of WMS and accordingly, did not have an operating history as a separate public company. Historically, WMS on certain occasions previously provided credit enhancement, loans, advances or other capital in connection with the Company's business. The Company is now dependent upon its own financial resources including amounts provided by WMS as part of the Distribution, internally generated funds and its ability to raise capital or borrow funds to expand and/or meet the capital requirements of its operations and any future growth.

     Management of the Company had also historically relied upon WMS for certain legal and financial services. However, since the Distribution, the Company has been responsible for maintaining its own administrative functions, except for certain transitional services provided by WMS pursuant to agreements between the Company and WMS. See 'Arrangements Between the Company and WMS.'

TOURISM TAX EXEMPTIONS

     The hotels in which the Company has an interest and WHGI enjoy certain tax exemptions under the Puerto Rico Tourism Incentive Acts designed to encourage the island's tourism industry. The tourism resolutions provided under such acts afford tax exemptions to the grantees for ten years, which may be extended for an additional ten years. The hotels in which the Company has an interest and WHGI have historically had tax exemptions under the Tourism Incentive Act of 1983 and have received concessions under the Puerto Rico Tourism Development Act of 1993. The exemptions do not apply to casino revenues. The resolutions are conditioned upon continued compliance with various terms and conditions set forth in the resolutions. Failure of the applicable entity to comply with these requirements could result in the revocation of the resolution resulting in the elimination of the exemptions provided. There can be no assurance that these exemptions will continue to be available, and if changed, what effect a change would have on the Company's operations. See Note 6 to the Consolidated Financial Statements of the Company (formerly Williams Hotel Corporation) included elsewhere herein.

CAPITAL REQUIREMENTS

     Each of the three hotel and casino properties in which the Company has an ownership interest requires substantial ongoing expenditures for the purchase of property and equipment and refurbishment of facilities in order to continue to provide first-class facilities to the hotels' and casinos' guests. During the fiscal years ended June 30, 1996, 1995 and 1994, the Condado Plaza and El San Juan made aggregate capital expenditures of $4,390,000, $5,797,000 and $10,482,000, respectively. Additionally, the Company anticipates aggregate capital expenditures for those two hotels in fiscal 1997 to be approximately $9,000,000 based upon annual capital expenditure budgets approved by the Company's Board of Directors (the 'Board') including the completion of the refurbishment of the Condado Plaza lobby, casino, restaurants and nightclub. For fiscal years 1997, 1996 and 1995, the El Conquistador had capital expenditures of $1,306,000, $864,000 and $3,002,000, respectively. Capital expenditures at the El Conquistador in 1997 and 1996 were low due to the newness of the facility. Capital expenditures at the El Conquistador for fiscal 1998 have been budgeted at $2,800,000. There can be no assurance that cash provided from operating activities or additional financing will be available in such amounts in the future for similar capital expenditures and refurbishment projects.

DEPENDENCE ON KEY PERSONNEL

     The success of the Company depends to a significant extent upon the performance of senior management and its ability to continue to attract, motivate and retain highly-qualified employees. The loss of services of senior management or other key employees could have a material adverse effect on the Company. Competition for highly-skilled employees with management, marketing and other specialized training in the hotel and casino business is intense, especially in Puerto Rico and other parts of the Caribbean, and there can be no assurance that the Company will be successful in attracting and retaining such personnel. Specifically, the Company may experience increased costs in order to attract and retain skilled employees.

     The Company is a party to a stockholders agreement with respect to WHGI which provides, among other things, that commencing April 30, 1999, or such earlier date as Mr. Louis J. Nicastro ceases to be Chairman of the Board of WHGI and to regularly exercise the functions of Chief Executive Officer of WHGI, then action by the Board of Directors of WHGI with respect to certain major decisions shall require an affirmative vote of 65% of the members of the entire Board of WHGI and, to the extent a vote of stockholders is required by law to authorize such a major decision, then an affirmative vote of the holders of 66 2/3% of the outstanding shares of WHGI common stock will be required. The major decisions requiring such a vote include the issuance of additional shares, a sale of substantially all of the assets of WHGI, compensation of directors and incurrence of indebtedness in excess of $2.0 million for any single item or $5.0 million in the aggregate. See 'Relationship Between the Company and Its Subsidiaries and Affiliates -- WHGI.'

SERIES B PREFERRED STOCK

     The Company has entered into an agreement with Mr. Louis J. Nicastro, the Company's Chairman and Chief Executive Officer, pursuant to which the Company can at any time prior to December 31, 1999 require Mr. Nicastro to purchase 300,000 shares of Series B Preferred Stock for an aggregate purchase price of $3,000,000. The Company has granted Mr. Nicastro an option to purchase such 300,000 shares of Series B Preferred Stock for $3,300,000 which option becomes exercisable in the event that any person or entity hereafter acquires or announces his or its intention to acquire 10% or more of the outstanding Common Stock. Such option expires on the earlier to occur of December 31, 1999 or the death of Mr. Nicastro. Among other features, the Series B Preferred Stock entitles the holder thereof to five votes per share of Series B Preferred Stock and to vote together with the Common Stock as if one class. If such Series B Preferred Stock were issued as of June 1, 1997, such shares would represent approximately 19.9% of the then outstanding voting power of the Company's capital stock. The Series B Preferred Stock might make a change in control of the Company more difficult and could discourage potential acquisition proposals without the consent of Mr. Nicastro. See 'Related Party Transactions' and 'Purposes and Anti-Takeover Effects of Certain Provisions -- Series B Preferred Stock' and 'Description of the Company's Capital Stock -- Series B Preferred Stock.'

LACK OF FULL CONTROL

     The Company is not a majority owner of the El San Juan or the El Conquistador. Accordingly, the Company does not control such entities. Pursuant to the stockholders agreement among the owners of WHGI, should Mr. Louis J. Nicastro cease to be Chairman and Chief Executive Officer of WHGI and in any event commencing April 30, 1999, then certain super majority voting requirements of the WHGI Board of Directors and stockholders will apply. See 'Relationship Between the Company and Its Subsidiaries and Affiliates.' Although the Company has generally good relationships with the Other Owners of its subsidiaries, there can be no assurance that such relationships will continue. WHGI, as the manager of the three hotels and casinos in which the Company has an interest, has substantial influence and control over the day-to-day operations of each property.

CHANGES IN TAX LAW

     Section 936 of the Internal Revenue Code of 1986, as amended (the 'Code'), was recently amended. That section had historically provided tax incentives for U.S. companies to invest funds earned in Puerto Rico back into Puerto Rico, the result of which was to encourage business in Puerto Rico and make available to certain Puerto Rico businesses financing at rates below those generally offered by commercial banks. As a result of the recent changes in the Code, such favorable financing rates are no longer available. In addition, as a direct result of the change, debt service expenses at the El Conquistador will be increased on an annual basis by approximately $700,000. See 'Hotel Financings and Certain Contingent Obligations -- The El Conquistador.'

     Arguably, the changes in provisions of Section 936 of the Code which phase out annually through 2005 certain tax benefits which are applicable to domestic corporations, such as pharmaceutical companies, doing business in Puerto Rico, may result in such corporations reducing or closing their Puerto Rico operations and reducing their re-investments in Puerto Rico. The Company does not yet know the full extent to which its business will be affected by such tax law changes. However, if the effect of the changes is to reduce the number of business travelers to Puerto Rico, such reduction could adversely affect the occupancy and room rates achievable by the Company's hotels, particularly the Condado Plaza which caters to the traveling executive.

COMPETITION

     The hotel and casino business in the Caribbean region is highly competitive. The Company's facilities compete with each other and with numerous hotels and resorts on the island of Puerto Rico (including 16 other hotels and resorts with casinos) and on other Caribbean islands as well as those in the southeastern United States and Mexico. The Company competes with such chains as Hyatt, Marriott, Hilton, Holiday Inn and Westin as well as numerous other hotel and resort chains and independent hotel and motel operators. The Company competes for hotel and casino customers to a lesser extent with the Nevada and New Jersey hotels and casinos as well as other casinos now operating in the United States. During the past three years, six new hotels and casinos have opened in Puerto Rico alone and three hotels and casinos are expected to open in Puerto Rico during the next 12 months. Continuous capital improvement programs are essential to stay current with industry trends and maintain the Company's market share. Many hotels with which the Company competes are owned or managed by hotel chains possessing substantially greater financial and marketing resources than those of the Company. There can be no assurance that the Company will effectively compete in the future.

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
RELIANCE ON SINGLE MARKET

     All of the Company's current hotel and casino interests are located in Puerto Rico. Any adverse events such as hurricanes, water shortages, labor strikes and the like which may affect Puerto Rico generally will adversely affect the Company's entire business. Additionally, Puerto Rico is served by a small number of airlines and the market is dominated by American Airlines. Any adverse events in the airline industry as a whole, and especially to American Airlines, including airline strikes, increased fuel prices or accidents could have a material adverse effect on the Company's business and financial condition.

SEASONALITY

     Tourism in Puerto Rico is at its peak during the months of December through April, with occupancy levels and room rates lower during the balance of the year. Successful operation of the Company's hotels and casinos is dependent in large part to a successful high season, the ability of the Company's hotels and casinos to attract guests during the off-season months and careful management of costs throughout the year. Weather, airline strikes, water shortages and other uncontrollable events may adversely affect occupancy levels and, therefore, cash flows as well as profits at any time of the year the effects of which may not be recovered in any given year. The El Conquistador, with its high debt service requirements is particularly vulnerable to these types of events. Efforts are made at all of the hotels and casinos to actively market during off-season months so as to minimize the adverse effects of such events. There can be no assurance that such efforts will be successful.

CASINO GAMING REGULATION

     The ownership and operation of casinos in Puerto Rico and elsewhere is heavily regulated. The Company has been granted a franchise as an owner of the three casinos it currently operates and certain of its employees must be licensed to work in the casinos. Each casino is required to renew its franchise quarterly; and, unless a change of ownership of a franchisee has occurred or regulators have reason to believe that reinvestigation of the franchisee is necessary, renewal is generally automatic. Although the Company has no reason to believe that any of its current franchises will not be renewed, there can be no assurance of such renewal. Additionally, in the event the Company seeks to acquire interests in other casinos, there can be no assurance that it will be able to obtain the licenses and/or franchises necessary to operate such casinos. See 'Business -- Government Regulation and Licensing.'

     Puerto Rico casinos compete with other jurisdictions in which gaming is permitted. Changes in gaming laws can affect both positively and negatively the attractiveness of a casino to visitors. There can be no assurance that the Puerto Rico gaming laws will not be changed or modified so as to make Puerto Rico casinos less attractive to visitors.

DIVIDEND POLICY AND WITHHOLDING TAX

     The Company expects that it will retain all available earnings, if any, generated by its operations for the development and growth of its business and does not anticipate paying cash dividends on Common Stock in the foreseeable future. Additionally, the Company is a holding company whose only material assets are its interests in its subsidiaries. As a result, the Company conducts no business and will be dependent on distributions from its subsidiaries to pay dividends. Each hotel and casino has separate financing arrangements which, in certain cases, may limit the declaration of dividends or other distributions to their owners. The Company's interest in the El San Juan and WHGI are owned by PPRA, the owner of the Condado Plaza. Therefore, the Company's ability to receive dividends from such entities will be dependent on the ability of PPRA to declare and pay dividends. The existing financing arrangements for the Condado Plaza do not prohibit the payment of dividends provided there exists no payment default with respect to such financing. Distributions to the partners of El Conquistador Partnership L.P. are restricted by its existing financing arrangements and are expected to continue to be restricted by any new arrangements for quite some time. Existing financing arrangements for the El San Juan prohibit distributions to its owners in excess of 50% of Excess Net Free Cash Flow. There is currently no contractual restriction on the payment of dividends by WHGI. There can be no

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
assurance that dividends can be declared and paid by the Company to its public stockholders. See 'Hotel Financings and Certain Contingent Obligations.'

     If the Company is deemed for tax purposes to be doing business in Puerto Rico, then dividends paid to the Company's stockholders who are not Puerto Rico residents out of the Company's earnings subject to the Tourism Incentive Act of 1983 will be subject to Puerto Rico withholding tax of 10%. Dividends paid by the Company to such stockholders out of earnings subject to the Tourism Development Act of 1993 will not be subject to such 10% withholding.

CERTAIN ANTI-TAKEOVER FEATURES

     Certain provisions of the Company's Amended and Restated Certificate of Incorporation (the 'Certificate') and the Company's Amended and Restated Bylaws (the 'Bylaws') and Delaware statutory law could discourage potential acquisition proposals and could delay or prevent a change in control of the Company. The Control Provisions could diminish the opportunities for a stockholder to participate in tender offers, including tender offers at a price above the then current market value of Common Stock. The Control Provisions may also inhibit fluctuations in the market price of Common Stock that could result from takeover attempts. See 'Purposes and Anti-Takeover Effects of Certain Provisions.'

     The Board has the authority to issue shares of Preferred Stock and to determine the designations, preferences and rights and the qualifications or restrictions of those shares without any further vote or action by the stockholders and has designated the rights and preferences of 300,000 shares of Series B Preferred Stock. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate actions, could have the effect of making it more difficult for a third-party to acquire a majority of the outstanding voting stock of the Company. In addition, the Company is subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law (the 'DGCL'). In general, this statute prohibits a publicly held Delaware corporation from engaging in a 'business combination' with an 'interested stockholder' for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. See 'Purposes and Anti-Takeover Effects of Certain Provisions -- Series B Preferred Stock' and ' -- Certain Provisions of the Delaware General Corporation Law.'

     The Company has designated 300,000 shares of Series B Preferred Stock which Mr. Louis J. Nicastro has the right to acquire in the event a non-exempt person or entity acquires 10% or more of the Common Stock. The Series B Preferred Stock has enhanced voting rights. Based upon the number of outstanding shares of Common Stock as of June 1, 1997, the Series B Preferred Stock would represent approximately 19.9% of the voting power of the Company's capital stock. The effect of the foregoing may be to inhibit or make more difficult a change in control of the Company that may be beneficial to the Company's stockholders. See 'Purposes and Anti-Takeover Effects of Certain Provisions -- Series B Preferred Stock.'

     In addition, the preferred stock purchase rights issued pursuant to a rights agreement dated as of April 21, 1997 between the Company and The Bank of New York (the 'Rights Agreement') provide discount purchase rights to stockholders of the Company upon certain acquisitions of beneficial ownership of 15% or more of the outstanding shares of Common Stock. The effect of the foregoing may be to inhibit a change in control of the Company which has not been approved by the Board and which may be beneficial to the Company's stockholders. See 'Purposes and Anti-Takeover Effects of Certain Provisions -- Stockholder Rights Agreement.'

     The Company has a classified Board consisting of three classes, each class serving for a term of three years. The classification has the effect of making it more difficult for stockholders to change the composition of the Board in a short period of time. At least two annual meetings instead of one will generally be required to effect a change in a majority of the Board. The existence of a classified Board can therefore have the effect of discouraging a third-party from making a tender offer or otherwise attempting to obtain control of the Company. See 'Purposes and Anti-Takeover Effects of Certain Provisions.'

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     The Shares represent approximately 28.58% of the outstanding Common  Stock.
If all of such Shares are sold without the prior consent of the Board to a single person or to a person who as a result of which would own 10% or more of the Company's outstanding Common Stock, then one or more of the foregoing features would be triggered.

SHARES ELIGIBLE FOR FUTURE SALE.

     There are 900,000 shares of Common Stock reserved for issuance under the Company's stock option plan of which, as of June 13, 1997, 897,000 shares are subject to outstanding options. Options with respect to 472,000 shares are currently exercisable and the balance of such options covering 425,000 shares become exercisable in installments commencing April 21, 1999. The Company intends to register the shares subject to such options under the Act.

     No prediction can be made as to the effect, if any, that future sales of shares, or the availability of shares for future sale, will have on the market price of the Common Stock from time to time. The sale of substantial amounts of Common Stock, or the perception that such sales could occur, could adversely affect prevailing market prices for the Common Stock. See 'Security Ownership of Certain Beneficial Owners and Management' and 'Shares Eligible for Future Sale.'

                   PRICE RANGE OF COMMON STOCK AND DIVIDENDS

     Prior to April 21, 1997, the Company was a wholly-owned subsidiary of WMS. On April 21, 1997, all of the Common Stock was distributed to the stockholders of WMS as a tax free dividend. As of such date, the Company became a separate independent public company. The Common Stock is traded on the NYSE under the symbol 'WHG'. The following chart sets forth, for the period from the commencement of trading of the Common Stock on a when issued basis on April 17, 1997 through the date indicated, the high and low sales prices for the Common Stock on the NYSE.

                                                                             HIGH       LOW
                                                                            -------    ------

Year Ending June 30, 1997
     April 17, 1997 through June 13, 1997................................   $11.625    $8.375

     On June 13, 1997, the last reported sale price of the Common Stock on the NYSE was $11.50. As of June 13, 1997, there were approximately 1,329 holders of record of the Common Stock.

     The Company has not paid cash dividends on its Common Stock and does not anticipate paying dividends in the foreseeable future. The Company is a holding company whose material assets are its interests in its subsidiaries. As a result, the Company conducts no business and is dependent on distributions from its affiliates to pay dividends. Each hotel and casino has separate financing arrangements which, in certain cases, may limit the declaration of dividends or other distributions to owners. The payment of any cash dividends in the future will be subject to such restrictions and will depend upon the Company's earnings, financial condition and capital needs and on other factors deemed relevant by the Board of Directors. See 'Hotel Financings and Certain Contingent Obligations.'

                                 THE NAI GROUP

     The NAI Group owns 1,729,425 shares of Common Stock, constituting 28.58% of the Company's outstanding Common Stock. The NAI Group acquired the Shares in the Distribution. The NAI Group may sell all, some or none of such Shares and in one or more transactions or a series of transactions. The NAI Group has no current plan or proposal to sell any of the Shares.

     NAI's principal businesses are owning and operating movie theaters in the United States, United Kingdom and South America and holding common stock of Viacom Inc. Mr. Redstone, as trustee for various trusts, is the beneficial owner of 75% of the issued and outstanding shares of capital stock of NAI. Mr. Redstone's principal occupation is Chairman of the Board, President and Chief Executive Officer of NAI and Chairman of the Board and Chief Executive Officer of Viacom Inc.

     The following table sets forth certain information with respect to the Common Stock beneficially owned and offered hereby by the NAI Group.

                             NAI GROUP
--------------------------------------------------------------------                 PERCENT OF
                                                                       SECURITIES       CLASS       SECURITIES
                                                                         OWNED       OUTSTANDING      OFFERED
                                                                       ----------    -----------    ----------
                                                                         SHARES                       SHARES
                                                                       ----------                   ----------
Sumner M. Redstone..................................................     858,450        14.18%        858,450
NAI.................................................................     870,975        14.40%        870,975

     The Company is registering, on behalf of the NAI Group, the offer and sale of the number of presently issued and outstanding shares of Common Stock set forth above under the column captioned 'Securities Offered -- Shares.' The NAI Group has advised the Company that it has no current plan or proposal to sell any of the Shares. Due to the quantity of the Shares, the sale of such Shares by the NAI Group without registration under the Act, may be subject to quantity and manner of sale limitations imposed by applicable laws, rules and regulations. The NAI Group has requested that the Company register the Shares under the Act in order to provide greater flexibility should a future decision to sell any of the Shares be made. The NAI Group may sell some, all or none of the Shares in one or more transactions or a series of transactions. The Company will not receive any proceeds from the sale of the Shares by the NAI Group. The Company is paying the costs and expenses associated with the registration of the Shares.

     Because the NAI Group may offer all, some or none of the Shares pursuant to this Prospectus and because this offering is not being underwritten on a firm commitment basis, no estimate can be given as to the amount of the Shares to be offered for sale by the NAI Group nor the amount of the Shares that will be held by the NAI Group upon termination of this offering. See 'Plan of Distribution.' However, in the event the NAI Group sells all of the Shares which are subject to the Registration Statement of which this Prospectus forms a part, the NAI Group will own no shares of Common Stock. If a future decision is made to sell any of the Shares, then, to the extent required, the specific amount of the Shares to be sold in connection with a particular offer will be set forth in an accompanying Prospectus Supplement or, if required, a post-effective amendment to the Registration Statement of which this Prospectus forms a part.

                              PLAN OF DISTRIBUTION

     The NAI Group has no current plan or proposal to sell the Shares. The NAI Group may sell all, some or none of such Shares in one or more transactions or a series of transactions. Any or all of the Shares may be sold from time to time to purchasers directly by the NAI Group. Alternatively, the NAI Group may from time to time offer the Shares through underwriters, dealers or agents who may receive compensation in the form of underwriting discounts, concessions or commissions from the NAI Group and/or the purchasers of Common Stock for whom they may act as agents. The NAI Group and any such underwriters, dealers or agents that participate in the distribution of the Shares may be deemed to be underwriters within the meaning of the Act, and any profit on the sale of the Shares by them and any discounts, commissions or concessions received by them may be deemed to be underwriting discounts and commissions under the Act. The Shares may be sold from time to time in one or more transactions or a series of transactions that may take place on the NYSE, including ordinary brokers' transactions, privately-negotiated transactions or through sales to one or more brokers or dealers for resale of such Shares as principals at a fixed offering price, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. Usual and customary or specifically negotiated brokerage fees, discounts and commissions may be paid by the NAI Group in connection with such sales of the Shares.

     At the time a particular offer of Shares is made, to the extent required, a supplement to this Prospectus will be distributed (or, if required, a post-effective amendment to the Registration Statement of which this Prospectus forms a part will be filed) which will identify and set forth the aggregate amount of the Shares being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, the purchase price paid by any underwriter for any of the Shares purchased from the NAI Group, any discounts, commissions and other items constituting compensation from the NAI Group and/or the Company and any discounts, commissions or concessions allowed or reallowed or paid to dealers, including the proposed selling price to the public. In addition, an underwritten offering will require clearance by the
National Association of Securities Dealers, Inc. of the underwriter's compensation arrangements. The Company will not receive any of the proceeds from the sale by the NAI Group for the Shares covered by this Prospectus. All of the filing fees and certain other expenses of this Registration Statement will be borne in full by the Company, other than any underwriting fees, discounts and commissions relating to any offering.

     Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the Common Stock may not simultaneously engage in market making activities with respect to the Common Stock for a period of two business days prior to the commencement of such distribution. In addition and without limiting the foregoing, the NAI Group will be subject to applicable provisions of the Exchange Act and the rules and regulations promulgated thereunder, including, without limitation, Rules 10b-6 and 10b-7, which provisions may limit the timing of purchases and sales of the Shares by the NAI Group.

     In order to comply with certain states' securities laws, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states the Shares may not be sold unless the Shares have been registered or qualified for sale in such state, or unless an exemption from registration or qualification is available and is obtained.

     In addition to sales pursuant to the Registration Statement of which this Prospectus forms a part, the Shares may be sold in accordance with Rule 144 under the Act.

                    RELATIONSHIP BETWEEN THE COMPANY AND ITS
                          SUBSIDIARIES AND AFFILIATES

     The Company is a holding company for interests in three hotels and casinos in Puerto Rico (the Condado Plaza, the El San Juan and the El Conquistador) and in the management company (WHGI) for each of such hotels and casinos.

THE CONDADO PLAZA

     The Company owns 100% of PPRA, the owner of the Condado Plaza. The Company also owns 41 shares of preferred stock, par value $50,000 per share, of PPRA ('the Condado Plaza Preferred Stock') with a liquidation preference of $50,000 per share or $2,050,000 in the aggregate. The Condado Plaza Preferred Stock pays cumulative cash dividends at a rate of 8% per annum on the aggregate liquidation preference of such stock and is redeemable, in whole or in part, at the option of PPRA, at any time. The Condado Plaza Preferred Stock does not entitle the holders thereof to vote on any matters except as required by law.

     The Condado Plaza is managed by WHGI pursuant to a management agreement expiring in 2003.

THE EL SAN JUAN

     The El San Juan is owned by Posadas de San Juan Associates, a New York general partnership. The Company owns a 50% general partnership interest in such partnership. Of the remaining 50%, 40% is owned by Burton and Richard Koffman (the 'Koffmans') of Binghamton, New York or members of their families (the 'Koffman Family') and 10% is owned by a former employee of WHGI. The Posadas de San Juan Associates partnership is governed by a venturers committee consisting of six persons, three of whom are designated by the Company and the remaining three are designated by the Other Owners.

     The El San Juan is managed by WHGI pursuant to a management agreement expiring in 2005.

THE EL CONQUISTADOR

     The El Conquistador is owned by El Conquistador Partnership L.P., a Delaware limited partnership. 50% of the general and limited partnership interests are owned by Kumagai, a subsidiary of Kumagai Gumi Co., Ltd., a large Japanese construction company, and the remaining 50% of the general and limited partnership interests are owned by WKA, a New York general partnership of which 46.54% is owned by the Company's wholly owned subsidiary WHG El Con Corp., 37.23% is owned by members of the Koffman Family and the remaining 16.23% is owned by the former employee of WHGI who is also an owner of the El San Juan. The Company's interest in WKA represents approximately a 23.3% ownership interest in the El Conquistador.

     Pursuant to the El Conquistador partnership agreement, WKA is the managing general partner of the partnership; provided, however, that certain major decisions require the consent of Kumagai. Such major decisions include the transfer of a general partnership interest, the entry into certain significant agreements including loan agreements, the sale of a significant asset, and the approval of yearly budgets.

     Pursuant to the WKA partnership agreement, WKA is governed by a venturers committee consisting of six persons, three of whom are designated by the Company and the remaining three are designated by the Other Owners. The WKA partnership agreement also prohibits the transfer of any interest in the WKA partnership except to an affiliate of the partners.

     The El Conquistador is managed by WHGI pursuant to a management agreement expiring in 2013.

WHGI

     WHGI is a Delaware corporation. The Company owns 62% of the outstanding common stock of WHGI. The remaining 38% is owned by affiliates of the Koffman Family. The Company is a party to a stockholders agreement pursuant to which the Company has the right to designate a majority of the Board of Directors of WHGI. The stockholders agreement further provides that there shall not be less than seven nor more than eight directors. There are currently seven directors, five of whom have been designated by the Company and two of whom have been designated by the Koffman Family. The Koffman Family has the right to designate up to three members of the WHGI Board of Directors, but currently has only designated two directors. Such stockholders agreement provides that actions by the WHGI Board of Directors shall require a simple majority vote except that commencing April 30, 1999, or such earlier date as Mr. Louis J. Nicastro ceases to be Chairman of the Board of WHGI and to regularly exercise the functions of Chief Executive Officer of WHGI, then action by the Board with respect to certain major decisions shall require an affirmative vote of 65% of the members of the entire Board of WHGI and, to the extent a vote of the stockholders is required by law to authorize such a major decision, then an affirmative vote of the holders of 66 2/3% of the outstanding shares of WHGI common stock will be required. The major decisions requiring such a vote include the issuance of additional shares, a sale of substantially all of the assets of WHGI, compensation of directors and incurrence of indebtedness in excess of $2.0 million for any single item or $5.0 million in the aggregate. Under the stockholders agreement, each of the stockholders has granted WHGI and the other stockholder the right of first refusal with respect to such stockholder's shares of WHGI.

     Mr. Louis J. Nicastro is Chairman and Chief Executive Officer of the Company and WHGI. Mr. Nicastro is not separately compensated by WHGI in his capacity as Chief Executive Officer of WHGI but he is entitled to receive directors fees. See 'Management -- Compensation of Directors' and ' -- Employment Agreements.'

     Mr. Brian R. Gamache is President and Chief Operating Officer of the Company and WHGI. Mr. Richard F. Johnson is Senior Vice President and Chief Financial Officer of WHGI and Treasurer and Chief Financial Officer of the Company. See 'Management -- Executive Officers,' ' -- Executive Officer Compensation' and ' -- Employment Agreements.'

                    ARRANGEMENTS BETWEEN THE COMPANY AND WMS

     For the purpose of governing certain of the ongoing relationships between the Company and WMS and to provide mechanisms for an orderly transition after the Distribution, the Company and WMS entered into a Plan of Reorganization and Distribution Agreement (the 'Distribution Agreement') and a tax sharing agreement (the 'Tax Sharing Agreement').

DISTRIBUTION AGREEMENT

     The Distribution Agreement provides for, among other things: (i) the Distribution; (ii) cross-indemnification between the Company and WMS with respect to the respective businesses of the Company and WMS; and (iii) certain other arrangements for the furnishing of certain financial, legal and corporate secretary functions for a transitional period following the Distribution.

     Subject to certain exceptions, the Distribution Agreement provides for cross-indemnities designed to allocate, effective as of the Distribution Date, financial responsibility for the liabilities arising out of or in connection with the business of the Company and its subsidiaries, and financial responsibility for the liabilities arising out of or in connection with WMS and its subsidiaries remaining businesses. See ' -- Tax Sharing Agreement.'

     The Distribution Agreement provides for the Company to indemnify WMS in respect of certain limited guarantees provided by WMS in respect of the El Conquistador, and for WMS to provide, following the Distribution Date, certain financial, legal and corporate services to the Company on a transitional basis. With respect to any services provided by WMS to the Company, the Company will reimburse WMS for the estimated cost of such services based upon an hourly rate for employees furnishing the services calculated using the individual's base salary. The Company anticipates that costs associated with the aforementioned services will not exceed $200,000.

     WMS has a registered trademark of the name 'Williams' for video output game machines, coin-operated video games, video game cartridges and disks, computer video game software and coin-operated pinball machines. The Distribution
Agreement provides that following the Distribution, the Company and its subsidiaries, particularly WHGI, will continue to be able to use the 'Williams' name in the ownership and management of hotels and casinos but will not use the 'Williams' name as a corporate name, except WHGI, and will not use the 'Williams' name outside its business of owning and managing hotels and casinos. WMS has agreed not to use the 'Williams' name in the future in connection with the ownership and management of hotels and casinos.

     The Distribution Agreement provides that, except as otherwise set forth therein or in any related agreement, all costs and expenses in connection with the Distribution will be borne by WMS.

TAX SHARING AGREEMENT

     The Company and WMS have entered into the Tax Sharing Agreement that defines the parties' rights and obligations with respect to deficiencies and refunds of Federal, state, Puerto Rico and other income or franchise taxes relating to the Company's business for tax years prior to the Distribution and with respect to certain tax attributes of the Company after the Distribution. In general, with respect to periods ending on or before the last day of the year in which the Distribution occurred, WMS is responsible for (i) filing both consolidated Federal tax returns for the WMS affiliated group and combined or consolidated state tax returns for any group that includes a member of the WMS affiliated group, including in each case the Company and its subsidiaries for the relevant periods of time that such companies were members of the applicable group; and (ii) paying the taxes relating to such returns (including any subsequent adjustments resulting from the redetermination of such tax liabilities by the applicable taxing authorities). The Company will reimburse WMS for a defined portion of such taxes relating to the Company's business. The Company is responsible for filing returns and paying taxes related to the Company's business for subsequent periods. The Company and WMS have agreed to cooperate with each other and to share information in preparing such tax returns and in dealing with other tax matters.

                              ACCOUNTING TREATMENT

     The historical consolidated financial statements of the Company (formerly Williams Hotel Corporation) present its financial position, results of operations and cash flows as if it was a separate entity for all periods presented. WMS' historical basis in the assets and liabilities has been carried over.

                              HOTEL FINANCINGS AND
                         CERTAIN CONTINGENT OBLIGATIONS

THE CONDADO PLAZA

     At March 31, 1997, PPRA, the owner of the Condado Plaza, had aggregate long-term indebtedness (current and non-current) of $22,073,413 of which $21,900,000 represents a term loan due to its secured mortgage lender (the 'Condado Term Loan'); and $173,413 represents equipment financing arrangements. PPRA has available a revolving line of credit of up to $2,000,000. PPRA also has outstanding after the Distribution $2,050,000 of Condado Plaza Preferred Stock, all of which is owned by the Company. The principal amount of the Condado Term Loan is payable in semi-annual installments of $1,200,000 each in 1997, $1,350,000 each in 1998 and the remaining balance of $18,000,000 is due
September 1, 1998. The Condado Term Loan and the related revolving line of credit are secured by substantially all of the assets of the Condado Plaza. The Condado Term Loan restricts PPRA from declaring or paying any dividends or making any advances to any parent, stockholder or affiliate of PPRA unless at the time PPRA is in compliance with its payment obligations under the Condado Term Loan.

     In connection with additional financing for the El Conquistador in May 1992, PPRA granted a mortgage of $3,750,000 to the Government Development Bank for Puerto Rico (the 'GDB') on certain vacant land owned by PPRA and used by the Condado Plaza as a parking lot as security for the obligations of WKA in respect of the $4,000,000 of indebtedness to GDB. The original purchase price of that land was $2,100,000.

THE EL SAN JUAN

     At March 31, 1997, Posadas de San Juan Associates, the owner of the El San Juan, had aggregate long-term indebtedness (current and non-current) of $49,802,082 of which $23,999,737 represents a term loan due to its secured mortgage lender (the 'ESJ Term Loan'); $763,803 represents equipment financing arrangements; and $25,038,542 represents unpaid basic and incentive management fees due WHGI plus accrued interest thereon. The El San Juan also has available a $1,000,000 revolving credit facility. The ESJ Term Loan is payable in monthly installments with the balance of $7,500,000 due in March 2003. The ESJ Term Loan and related revolving line of credit are secured by substantially all of the assets of the El San Juan and are non-recourse to the general partners of Posadas de San Juan Associates. The ESJ Term Loan requires the El San Juan to annually reserve an amount equal to at least 4% of its Annual Gross Revenues (as defined) for the replacement of furniture, fixtures and equipment, requires mandatory prepayments equal to 50% of Excess Cash Flow (as defined) until the last installment is reduced to $3,000,000 and prohibits distributions to the owners or payment of $16.5 million of unpaid management fees existing at the time the loan was entered into except out of 50% of Excess Net Free Cash Flow (as defined).

THE EL CONQUISTADOR

     At March 31, 1997, El Conquistador had aggregate short-term and long-term indebtedness of $199,709,260 of which $145,000,000 represents term loans provided by various secured mortgage lenders; $1,500,000 represents amounts outstanding under a revolving credit facility; $4,339,859 represents equipment financing arrangements; $37,956,658 represents loans plus accrued interest from its partners and $10,912,743 represents incentive management fees and other amounts due WHGI. The revolving credit facility is limited to $6,000,000 in principal amount outstanding at any time, expires in October 1997, and is secured by a first lien on its accounts receivable and a third mortgage on the El Conquistador's assets.

     The first mortgage lien in the amount of $120,000,000 requires quarterly payments of interest and will become due February 1, 1998, unless extended or refinanced. The obligation is non-recourse to the partners of El Conquistador payable solely from the assets of the partnership.

     The El Conquistador is party to an interest rate swap agreement with respect to the $120,000,000 of first mortgage indebtedness. El Conquistador's obligations in respect of a default under the swap arrangements ('Swap Breakage') are secured by a $20,000,000 mortgage on the El Conquistador which is pari passu with the first mortgage lien. Swap Breakage in excess of $20,000,000 has been guaranteed, one-half by WHGI and one-half by an affiliate of Kumagai.

     The second mortgage lien on the El Conquistador is in the principal amount of $25,000,000. The loan secured by such lien is non-recourse to the partners of the El Conquistador Partnership L.P. and is the subject of a subordination and standstill agreement with the holder of the first mortgage. The second mortgage becomes due in February 2006 and must be prepaid with any Excess Refinancing Proceeds (as defined).

     The third mortgage lien secures the El Conquistador's revolving credit facility in the principal amount of $6,000,000 which expires in October 1997. The third mortgage is also subject to the subordination and standstill agreement with the holder of the first mortgage lien. The revolving credit facility is also secured by a first lien on El Conquistador's accounts receivable.

     In May 1992, each of the partners of the El Conquistador Partnership L.P. borrowed $4,000,000 from the GDB and in turn loaned the proceeds of such loans to the El Conquistador Partnership L.P. on the same terms as the loans from GDB. Such $8,000,000 is included in the $37,956,658 of loans from its partners referred to above. In connection with such financing, the Company agreed to deposit in escrow any monies it may receive from the El Conquistador, other than basic management fees and the fair value of goods or services actually provided, as security for the repayment of such indebtedness. Interest on such indebtedness is deferred and added to the outstanding principal of such indebtedness during the first five years of the loan. Principal payments commence March 31, 2000 and are required to be made quarterly thereafter until May 5, 2002 when the entire unpaid principal and interest becomes due. The partners' obligations with respect to accrued interest on such loans is secured by a fourth mortgage on the El Conquistador in the principal amount of $6,000,000. In addition, the obligations of WKA in respect of its $4,000,000 indebtedness to GDB is secured by land owned by PPRA having an original cost of $2,100,000; land owned by WHGI having an original cost of $1,661,200 and a guaranty by WMS in the amount of $1,000,000. The Company has assumed and agreed to indemnify WMS in respect of such guaranty. The other partners of WKA have provided indemnities and collateral to the Company for their proportionate share of such guaranty.

WHGI

     In connection with additional financing for the El Conquistador in May 1992, WHGI granted a mortgage of $1,500,000 to the GDB on certain land located near the El San Juan. The original purchase price of that land was $1,661,200.

     WHGI has guaranteed certain equipment financing arrangements and other obligations of the El Conquistador of approximately $2,530,000 as of March 31, 1997.

THE COMPANY

     In connection with additional financing for the El Conquistador in May 1992, WMS guaranteed up to $1,000,000 of the principal amount of the $4,000,000 loan made by GDB to WKA. The Other Owners of WKA have agreed with WMS to bear a portion of such obligation equal to their respective ownership interests in WKA and have pledged as collateral for their obligation cash and 20 shares of WHGI Common Stock. The Company has agreed to indemnify WMS in respect of its obligations and associated collateral under the guaranty and receive the benefit of the obligations of the Other Owners with respect to such guaranty.

     In May 1992, WMS and the Other Owners guaranteed severally, in accordance with their respective ownership interests in WKA, for the benefit of the holder of the first mortgage on the El Conquistador, WKA's obligations to make certain additional operating deficiency loans to the El Conquistador Partnership L.P. WMS' obligation with respect to the aforementioned guaranty is limited to $1,396,000. The Company has assumed and agreed to indemnify WMS in respect of its obligations under the guaranty and has executed a similar guaranty in favor of the holder of the first mortgage. The obligation to make such additional operating deficiency loans is subject to the partners of the El Conquistador Partnership L.P. having previously made an aggregate of $14,000,000 of operating deficiency loans. To date an aggregate of $7,600,000 of operating deficiency loans have been made by the partners and the Company does not anticipate that any further operating deficiency loans will be required while the guaranty remains outstanding.

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

     The following unaudited pro forma condensed consolidated financial statements give effect to the distribution of one share of Common Stock for every four shares of WMS Common Stock outstanding on the Distribution Date and reflect the transactions associated with such Distribution.

     The unaudited pro forma condensed consolidated balance sheet as of March 31, 1997 was prepared as if the Distribution was effectuated on March 31, 1997 and using the unaudited consolidated balance sheet of the Company (formerly Williams Hotel Corporation) as of March 31, 1997 modified to include pro forma adjustments to reflect the following transactions effected in connection with the Distribution: (i) the merger of Williams Hotel Corporation into the Company;
(ii) the contribution to capital of the Company by WMS of $10,261,000 including $4,100,000 of Condado Plaza Preferred Stock, an intercompany receivable from WHG El Con Corp. of $94,000, an intercompany receivable from the Company of $4,424,000 and $1,643,000 in cash; (iii) the cash payment by WMS of an intercompany payable to ESJ of $4,357,000 and subsequent loan of this cash to the Company; (iv) the redemption by PPRA of $2,050,000 of Condado Plaza Preferred Stock from the Company; (v) the payment of the accumulated dividend on the Condado Plaza Preferred Stock; (vi) the payment of a $5,500,000 dividend by WHGI; and (vii) the purchase of the 5% minority interest in PPRA from the minority stockholders.

     The unaudited pro forma condensed consolidated statement of operations for the nine months ended March 31, 1997 was prepared as if the Distribution was effectuated as of July 1, 1995 and the change in ownership of certain subsidiaries of the Company occurred on that date and using the unaudited statement of operations of the Company (formerly Williams Hotel Corporation) for the nine months ended March 31, 1997. The unaudited pro forma condensed consolidated statement of operations for the year ended June 30, 1996 was prepared as if the Distribution was effectuated as of July 1, 1995 and the change in ownership of certain subsidiaries of the Company occurred on that date and using the audited statement of operations of the Company (formerly Williams Hotel Corporation) for the year ended June 30, 1996. The pro forma adjustments to the unaudited pro forma condensed consolidated statements of operations for the nine months ended March 31, 1997 and the year ended June 30, 1996 includes adjustments to reflect the operations of the Company as though the Company operated as a publicly traded company separate from WMS and reflects adjustments resulting from changes in ownership of certain subsidiaries of the Company and include (i) an estimate of public company costs which are expected to be incurred; (ii) the elimination of the dividend on Condado Plaza Preferred Stock;
(iii) the purchase of the minority interest in PPRA; (iv) the elimination of income tax benefits; and (v) additional Puerto Rico income taxes on WHGI dividends.

     The unaudited pro forma financial information is presented for informational purposes and does not purport to represent the consolidated financial position and consolidated results of operations of the Company had the Distribution actually occurred on the dates indicated; nor does it purport to be indicative of results that will be attained in the future.

     The unaudited pro forma financial information is based on and should be read in conjunction with the historical consolidated financial statements and notes thereto of the Company (formerly Williams Hotel Corporation) and separate financial statements of nonconsolidated affiliates and 'Management's Discussion and Analysis of Financial Condition and Results of Operations' contained elsewhere in this Prospectus.

                   UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                                 BALANCE SHEET
                                 MARCH 31, 1997

                                            WILLIAMS
                                              HOTEL            PRO FORMA
                                           CORPORATION        ADJUSTMENTS
                                           HISTORICAL     INCREASE/(DECREASE)    PRO FORMA
                                           -----------    -------------------    ---------
                                                           (IN THOUSANDS)
                 ASSETS
Current assets:
    Cash and cash equivalents -- the
      Company...........................    $  --               $ 6,000(b)       $ 10,206
                                                                  2,050(d)
                                                                    246(e)
                                                                  3,410(f)
                                                                 (1,500)(g)
    Cash and cash
      equivalents -- subsidiaries.......       10,870            (2,050)(d)         3,074
                                                                   (246)(e)
                                                                 (5,500)(f)
                                           -----------         --------          ---------
              Total cash and cash
                equivalents.............       10,870             2,410            13,280
    Receivables, net....................        5,248                               5,248
    Receivables from nonconsolidated
      affiliates........................          702                                 702
    Intercompany with WMS:
         WMS El Con Corp. (now known as
           WHG El Con Corp.) and the
           Company payable to WMS.......       (4,518)               94(c)          --
                                                                  4,424(c)
         ESJ receivable from WMS........        4,357            (4,357)(b)         --
                                           -----------         --------          ---------
              Net payable to WMS........         (161)              161             --
    Other current assets................        1,425                               1,425
                                           -----------         --------          ---------
              Total current assets......       18,084             2,571            20,655
Investments in, receivables and advances
  to nonconsolidated affiliates.........       28,099                              28,099
Property and equipment, net.............       43,153               920(g)         44,073
Excess of purchase cost over amount
  assigned to net assets acquired,
  net...................................        8,809                               8,809
Other assets............................       11,540                              11,540
                                           -----------         --------          ---------
                                            $ 109,685           $ 3,491          $113,176
                                           -----------         --------          ---------
                                           -----------         --------          ---------
  LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
    Accounts payable and accruals.......    $   9,879                            $  9,879
    Dividend payable on Condado Plaza
      Preferred Stock...................          246           $  (246)(e)         --
    Notes payable.......................        1,000                               1,000
    Current maturities of long-term
      debt..............................        3,482                               3,482
                                           -----------         --------          ---------
              Total current
                liabilities.............       14,607              (246)           14,361
Long-term debt, less current
  maturities............................       20,310                              20,310
Deferred income taxes...................        2,156                               2,156
Other noncurrent liabilities............        4,926                               4,926
Minority interests......................       21,590            (2,090)(f)        18,920
                                                                   (580)(g)
Condado Plaza Preferred Stock held by
  WMS...................................        4,100            (4,100)(a)         --
Shareholders' equity:
    Preferred stock, 2,000,000 shares
      authorized........................                                            --
    Common stock, Class A, $.01 par
      value, non-voting, 3,000,000
      shares authorized.................                                            --
    Common stock, no par value, 1,000
      shares authorized, 100 shares
      outstanding, historical, and
      12,000,000 shares, $.01 par value,
      authorized, 6,050,200 shares
      outstanding, pro forma............            1                60(h)             61
    Additional paid-in capital..........        3,849             4,100(a)         14,296
                                                                  1,643(b)
                                                                  4,518(c)
                                                                    246(e)
                                                                    (60)(h)
    Retained earnings...................       38,146            (3,410)(f)        38,146
                                                                  3,410(f)
                                           -----------         --------          ---------
              Total shareholders'
                equity..................       41,996            10,507            52,503
                                           -----------         --------          ---------
                                            $ 109,685           $ 3,491          $113,176
                                           -----------         --------          ---------
                                           -----------         --------          ---------

 See notes to unaudited pro forma condensed consolidated financial statements.

                   UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                            STATEMENTS OF OPERATIONS

                                                           NINE MONTHS ENDED
                                                            MARCH 31, 1997
                                                ---------------------------------------
                                                 WILLIAMS
                                                   HOTEL
                                                CORPORATION     PRO FORMA
                                                HISTORICAL     ADJUSTMENTS    PRO FORMA
                                                -----------    -----------    ---------
                                                    (IN THOUSANDS, EXCEPT PER SHARE
                                                               AMOUNTS)
Revenues:
     WHGI management fees from
       nonconsolidated affiliates............     $10,440        $             $10,440
     Condado Plaza hotel and casino
       revenues..............................      41,206                       41,206
                                                -----------    -----------    ---------
          Total revenues.....................      51,646                       51,646
Costs and expenses:
     WHGI operating expenses (excl.
       depreciation).........................       2,828                        2,828
     Condado Plaza operating expenses (excl.
       depreciation).........................      24,438                       24,438
     Selling and administrative..............       6,940            649(i)      7,589
     Depreciation and amortization...........       4,223             48(k)      4,271
                                                -----------    -----------    ---------
          Total costs and expenses...........      38,429            697        39,126
                                                -----------    -----------    ---------
Income from operations.......................      13,217           (697)       12,520
Interest income, primarily from
  nonconsolidated affiliates, and other
  income.....................................       1,643                        1,643
Interest expense.............................      (2,489)                      (2,489)
Equity in loss of nonconsolidated
  affiliates.................................      (2,395)                      (2,395)
                                                -----------    -----------    ---------
Income before tax provision and minority
  interests..................................       9,976           (697)        9,279
Provision for income taxes...................      (2,302)        (1,382)(l)    (3,684)
Minority interests in income.................      (2,932)           110(k)     (2,822)
Dividend on Condado Plaza Preferred Stock....        (246)           246(j)      --
                                                -----------    -----------    ---------
Net income...................................     $ 4,496        $(1,723)      $ 2,773
                                                -----------    -----------    ---------
                                                -----------    -----------    ---------
Pro forma net income per share of common
  stock......................................                                   $.46
                                                                               ------
                                                                               ------
Shares used in calculating per share
  amounts....................................                                   6,050
                                                                               ------
                                                                               ------
                                                      YEAR ENDED JUNE 30, 1996
                                                -------------------------------------
                                                 WILLIAMS
                                                  HOTEL
                                                CORPORATION   PRO FORMA
                                                HISTORICAL   ADJUSTMENTS    PRO FORMA
                                                ----------   -----------    ---------
Revenues:
     WHGI management fees from
       nonconsolidated affiliates............   $  13,372      $             $13,372
     Condado Plaza hotel and casino
       revenues..............................      55,322                     55,322
                                                ----------   -----------    ---------
          Total revenues.....................      68,694                     68,694
Costs and expenses:
     WHGI operating expenses (excl.
       depreciation).........................       3,882                      3,882
     Condado Plaza operating expenses (excl.
       depreciation).........................      36,337                     36,337
     Selling and administrative..............       9,487        1,300(i)     10,787
     Depreciation and amortization...........       5,430           64(k)      5,494
                                                ----------   -----------    ---------
          Total costs and expenses...........      55,136        1,364        56,500
                                                ----------   -----------    ---------
Income from operations.......................      13,558       (1,364)       12,194
Interest income, primarily from
  nonconsolidated affiliates, and other
  income.....................................       1,830                      1,830
Interest expense.............................      (3,689)                    (3,689)
Equity in loss of nonconsolidated
  affiliates.................................      (3,465)                    (3,465)
                                                ----------   -----------    ---------
Income before tax provision and minority
  interests..................................       8,234       (1,364)        6,870
Provision for income taxes...................      (1,645)        (976)(l)    (2,621)
Minority interests in income.................      (3,636)         (48)(k)    (3,684)
Dividend on Condado Plaza Preferred Stock....        (516)         516(j)      --
                                                ----------   -----------    ---------
Net income...................................   $   2,437      $(1,872)      $   565
                                                ----------   -----------    ---------
                                                ----------   -----------    ---------
Pro forma net income per share of common
  stock......................................                                 $0.09
                                                                             -------
                                                                             -------
Shares used in calculating per share
  amounts....................................                                 6,050
                                                                             -------
                                                                             -------

Pro forma net income per share of the Company was calculated using the distribution of one share of Common Stock for every four of the 24,200,800 outstanding shares of WMS Common Stock.

 See notes to unaudited pro forma condensed consolidated financial statements.

              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                              FINANCIAL STATEMENTS

     The following pro forma adjustments, debit (credit), are based on estimates which are subject to change. The Company does not expect that there are any estimates as to which the potential change could result in a material change to the Pro Forma Condensed Consolidated Balance Sheet or the Pro Forma Condensed Consolidated Statements of Operations.

     The Unaudited Pro Forma Condensed Consolidated Balance Sheet as of March 31, 1997 gives effect to the following pro forma adjustments:

          (a) To reflect the contribution to the Company of $4,100,000 of Condado Plaza Preferred Stock held by WMS.

Condado Plaza Preferred Stock..................................................   $ 4,100,000
Additional paid-in capital.....................................................    (4,100,000)

          (b) To reflect the payment of $4,357,000 by WMS to ESJ to pay the intercompany balance in full and the subsequent loan of the $4,357,000 cash to the Company and payment by WMS of $1,643,000 to the Company as a contribution to capital.

Cash and cash equivalents -- the Company.......................................   $ 6,000,000
ESJ receivable from WMS........................................................    (4,357,000)
Additional paid-in capital.....................................................    (1,643,000)

          (c) To reflect the contribution by WMS of the following intercompany accounts to the Company additional paid-in capital.

Intercompany payable from WMS El Con Corp. (now known as WHG El Con Corp.) to
  WMS..........................................................................   $    94,000
Intercompany payable from the Company to WMS...................................     4,424,000
Additional paid-in capital.....................................................    (4,518,000)

          (d) To reflect the redemption by PPRA of $2,050,000 of Condado Plaza Preferred Stock from the Company.

Cash and cash equivalents -- the Company.......................................   $ 2,050,000
Cash and cash equivalents -- subsidiaries......................................    (2,050,000)

          (e) To reflect the payment of the accumulated dividend on the Condado Plaza Preferred Stock.

Cash and cash equivalents -- subsidiaries........................................   $(246,000)
Dividend payable on Condado Plaza Preferred Stock................................     246,000

Cash and cash equivalents -- the Company.........................................   $ 246,000
Additional paid-in capital.......................................................    (246,000)

          (f) To reflect the payment of a dividend by WHGI of $5,500,000 of which $2,090,000 is shown as a reduction in minority interests for the 38% minority ownership and $3,410,000 is received by the Company.

Cash and cash equivalents -- subsidiaries......................................   $(5,500,000)
Minority interests.............................................................     2,090,000
Retained earnings..............................................................     3,410,000

Cash and cash equivalents -- the Company.......................................   $ 3,410,000
Retained earnings..............................................................    (3,410,000)

          (g) To reflect the purchase of the 5% minority interest in PPRA for $1,500,000 and the allocation of purchase cost in excess of minority interest to property and equipment.

Cash and cash equivalents -- the Company.......................................   $(1,500,000)
Minority interests.............................................................       580,000
Property and equipment, net....................................................       920,000

              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                      FINANCIAL STATEMENTS -- (CONTINUED)

          (h) To reflect the issuance of 6,050,200 shares of Common Stock in the Distribution and transfer of par value from additional paid-in capital to common stock.

Additional paid-in capital........................................................   $ 60,000
Common stock......................................................................    (60,000)

     The Unaudited Pro Forma Condensed Consolidated Statements of Operations for the Nine Months Ended March 31, 1997 and the Year Ended June 30, 1996 gives effect to the following pro forma adjustments:

          (i) To reflect the estimated additional costs which will be incurred as a result of operating as a public company.

                                                                 MARCH 31, 1997    JUNE 30, 1996
                                                                 --------------    -------------

Administrative expenses.......................................      $649,000        $ 1,300,000

     The estimated additional annual public company costs include: executive compensation $735,000; legal, audit and directors fees $140,000; travel, entertainment and communications $135,000; New York Stock Exchange fees and stock transfers, public reporting and annual meeting expenses $167,000; franchise tax and other expenses $123,000. The historical results of operations of the Company for the nine months ended March 31, 1997 include approximately $326,000 of these costs, therefore, the pro forma amount of $649,000 is required to result in $975,000 of estimated public company costs.

          (j) To eliminate the dividend on Condado Plaza Preferred Stock as a result of the contribution of the Condado Plaza Preferred Stock from WMS to the Company.

                                                                 MARCH 31, 1997    JUNE 30, 1996
                                                                 --------------    -------------

Dividend on Condado Plaza Preferred Stock.....................     $ (246,000)       $(516,000)

          (k) To eliminate the 5% minority interest in the earnings (loss) of PPRA because of the purchase of the 5% minority interest in PPRA and to record additional depreciation resulting from the allocation of purchase price on the remaining 16 year useful life of the building.

                                                                 MARCH 31, 1997    JUNE 30, 1996
                                                                 --------------    -------------

Minority interest in PPRA.....................................     $ (110,000)        $48,000
Depreciation and amortization.................................         48,000          64,000

          (l) To eliminate Federal income tax benefits allocated to the Company by WMS primarily from the utilization of equity in loss of nonconsolidated affiliates in the WMS consolidated income tax return. The Company is not presently expected to be able to utilize these losses on a separate return basis and receive a tax benefit. Also, to reflect the Puerto Rico income taxes on WHGI dividends which would have been incurred under the ownership structure resulting from the Distribution.

                                                                 MARCH 31, 1997    JUNE 30, 1996
                                                                 --------------    -------------

Eliminate Federal income tax credit for equity in loss of
  nonconsolidated affiliates..................................     $1,239,000        $ 900,000
Add Puerto Rico income tax provision on WHGI dividend.........        143,000           76,000
                                                                 --------------    -------------
                                                                   $1,382,000        $ 976,000
                                                                 --------------    -------------
                                                                 --------------    -------------

                            SELECTED FINANCIAL DATA

     The selected financial data set forth below for the fiscal years ended June 30, 1996, 1995, 1994, 1993 and 1992 have been derived from the audited consolidated financial statements of the Company (formerly Williams Hotel Corporation) for such periods. The selected financial data set forth below for the nine months ended March 31, 1997 and 1996 have been derived from the unaudited consolidated financial statements of the Company (formerly Williams Hotel Corporation), but, in the opinion of management, reflect all adjustments, consisting only of normal recurring accruals, considered necessary for a fair presentation of the results for such periods. The data should be read in conjunction with 'Management's Discussion and Analysis of Financial Condition and Results of Operations,' the Consolidated Financial Statements of the Company (formerly Williams Hotel Corporation) and related notes thereto, separate statements of nonconsolidated affiliates and other financial information included elsewhere herein.

                                           NINE MONTHS ENDED
                                               MARCH 31,
                                          --------------------
                                            1997        1996
                                          ---------   --------
                                              (UNAUDITED)
                                             (IN THOUSANDS)
Selected Statement of Income Data:
     Revenues...........................  $ 51,646    $ 52,306
                                          ---------   --------
                                          ---------   --------
     Operating income...................  $ 13,217    $ 11,091
     Interest expense, net..............      (846)     (1,448)
     Equity in income (loss) of
       nonconsolidated affiliates.......    (2,395)     (3,915)
                                          ---------   --------
     Income (loss) before tax provision
       and minority interests...........     9,976       5,728
     Credit (provision) for income
       taxes............................    (2,302)       (710)
     Minority interests in (income)
       loss.............................    (2,932)     (2,779)
     Dividend on preferred stock of
       Condado Plaza....................      (246)       (422)
                                          ---------   --------
     Net income (loss)..................  $  4,496    $  1,817
                                          ---------   --------
                                          ---------   --------
     Pro forma net income (loss)
       reflecting income taxes on a
       separate return basis
       (unaudited)(2)...................  $  3,881    $    451
                                          ---------   --------
                                          ---------   --------
Selected Balance Sheet Data:
     Investments in, receivables and
       advances to nonconsolidated
       affiliates.......................  $ 28,801    $ 27,613
     Property and equipment, net........    43,153      45,820
     Total assets.......................   109,846     106,640
     Long-term debt, including current
       maturities.......................    23,792      27,071
     Minority interests.................    21,590      18,457
     Shareholder's equity...............    41,996      36,880


                                                       YEARS ENDED JUNE 30,
                                        --------------------------------------------------
                                         1996      1995       1994       1993     1992(1)
                                        -------  --------   --------   --------   --------

Selected Statement of Income Data:
     Revenues...........................$68,694  $ 70,878   $ 75,480   $ 70,680   $ 62,352
                                        -------  --------   --------   --------   --------
                                        -------  --------   --------   --------   --------
     Operating income...................$13,558  $  7,624   $ 13,892   $ 14,162   $  6,909
     Interest expense, net.............. (1,859)   (1,752)    (3,551)    (3,873)    (4,074)
     Equity in income (loss) of
       nonconsolidated affiliates....... (3,465)   (7,003)    (3,534)      (135)     2,992
                                        -------  --------   --------   --------   --------
     Income (loss) before tax provision
       and minority interests...........  8,234    (1,131)     6,807     10,154      5,827
     Credit (provision) for income
       taxes............................ (1,645)      234          7     (1,050)    (1,881)
     Minority interests in (income)
       loss............................. (3,636)   (2,910)    (4,597)    (3,332)     1,383
     Dividend on preferred stock of
       Condado Plaza....................   (516)     (557)     --         --         --
                                        -------  --------   --------   --------   --------
     Net income (loss)..................$ 2,437  $ (4,364)  $  2,217   $  5,772   $  5,329
                                        -------  --------   --------   --------   --------
                                        -------  --------   --------   --------   --------
     Pro forma net income (loss)
       reflecting income taxes on a
       separate return basis
       (unaudited)(2)...................$ 1,537  $ (6,500)  $  1,257   $  5,579   $  2,407
                                        -------  --------   --------   --------   --------
                                        -------  --------   --------   --------   --------
Selected Balance Sheet Data:
     Investments in, receivables and
       advances to nonconsolidated
       affiliates.......................$27,734  $ 29,696   $ 31,367   $ 28,018   $ 37,813
     Property and equipment, net........ 44,919    48,660     51,627     45,454     44,204
     Total assets.......................104,734   111,306    116,144    103,276    108,070
     Long-term debt, including current
       maturities....................... 26,854    30,741     30,309     36,069     45,191
     Minority interests................. 18,810    16,363     16,387     14,229     15,032
     Shareholder's equity............... 37,500    35,063     39,427     37,210     31,438

------------

(1) 1992 includes the operations of WHGI on a consolidated basis for the period subsequent to the Company's April 30, 1992 purchase of an additional 5% interest in WHGI which increased the Company's ownership to 55%. Prior to April 30, 1992, the operations of WHGI were included in the consolidated financial statements by the equity method.

(2) Pro forma net income (loss) reflecting income taxes on a separate return basis (unaudited) reflects the provision for income taxes without the tax benefits allocated to the Company from WMS primarily for utilization of partnership losses in the WMS consolidated Federal income tax return.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

     The following analysis relates to the consolidated financial statements of the Company (formerly Williams Hotel Corporation) -- see basis of presentation in Note 1 to the Consolidated Financial Statements included elsewhere herein.

GENERAL

     The Company through its subsidiaries owns interests in and manages three of the leading hotels and casinos located in Puerto Rico: the Condado Plaza, the El San Juan and the El Conquistador. The Condado Plaza and El San Juan hotels are located in San Juan and include 957 suites and rooms, 10 restaurants, 19 cocktail and entertainment lounges and bars, 16 shops, and 56,000 square feet of convention and meeting space with a seating capacity of 4,000. The casinos occupy 26,300 square feet, have 87 gaming tables, 667 slot machines, and account for over 50% of all table and slot play in Puerto Rico where there are currently 16 casinos operating. The El Conquistador opened for business in November 1993 and includes 751 guest rooms, 90,000 square feet of meeting space, 12 restaurants, six lounges and nightclubs, 25 retail shops, a 13,000 square foot casino, a fitness center, five pool areas, a marina, seven tennis courts and an 18-hole championship golf course. The El Conquistador also has available 90 adjacent condominium units that provide another 167 luxury rooms to the resort.

     The Company's results of operations are divided into two industry segments: the Condado Plaza, 95% of which was owned by the Company as of March 31, 1997, and WHGI, 62% of which is owned by the Company. Also included in the Company's results is the Company's equity in two nonconsolidated affiliates: the El San Juan, 50% of which is owned by the Company and the El Conquistador, approximately 23.3% of which is effectively owned by the Company.

     The Company's results of operations are highly seasonal with the highest revenues occurring from December through April. During the months of May through November efforts are made by the Company to actively market its hotels and casinos in order to minimize the adverse effects of seasonality. See ' -- Seasonality' and 'Risk Factors -- Seasonality.' The Company's cash needs during this period are provided from cash generated at each of the hotels and casinos and WHGI and from short-term borrowings by the individual hotels. Accordingly, results for any single quarter are not necessarily indicative of the results for any other quarter or for the full fiscal year. Results can also be affected by circumstances beyond the Company's control such as hurricanes, airlines strikes, droughts and the like, the impact of which will depend, in part, upon the time of year when such events occur. See 'Risk Factors -- Reliance on a Single Market.'

     The Company began experiencing a decline in casino net revenues during fiscal 1994 as a result, among other things, of increased competition from other gaming jurisdictions. Since the beginning of fiscal 1996, in an effort to improve casino results, the Company has revised its casino credit and promotional allowance policies and implemented programs to increase casino revenues. The Company has also taken steps to improve the operating performance of the hotels and casinos in which it has an interest by strengthening its hotel and casino managers and reducing operating costs, primarily through implementation of better cost controls and more efficient staffing.

RESULTS OF OPERATIONS

NINE MONTHS ENDED MARCH 31, 1997 COMPARED TO NINE MONTHS ENDED MARCH 31, 1996

     The following summarizes the unaudited condensed consolidated statements of operations of the Company included elsewhere herein for the periods shown in the format presented as segment information in the notes to the year-end audited consolidated financial statements included elsewhere herein:

                                                                                      NINE MONTHS ENDED
                                                                                          MARCH 31,
                                                                                     --------------------
                                                                                       1997        1996
                                                                                     --------    --------
                                                                                        (IN THOUSANDS)

Revenues:
     Condado Plaza................................................................   $41,206     $42,129
     WHGI.........................................................................    13,575      12,944
     Intersegment revenue elimination-WHGI fees charged to Condado Plaza..........    (3,135)     (2,767)
                                                                                     --------    --------
          Total revenues..........................................................   $51,646     $52,306
                                                                                     --------    --------
                                                                                     --------    --------
Segment operating income:
     Condado Plaza................................................................   $ 4,624     $ 2,800
     WHGI.........................................................................     9,003       8,371
     General corporate administrative expenses....................................      (410)        (80)
                                                                                     --------    --------
          Total operating income..................................................   $13,217     $11,091
                                                                                     --------    --------
                                                                                     --------    --------

     Consolidated revenues decreased by $660,000 or 1.3% in the nine months ended March 31, 1997 to $51,646,000 from $52,306,000 in the nine months ended March 31, 1996. The decrease was primarily attributable to the Condado Plaza.

     Operating income in the Condado Plaza segment increased by $1,824,000 to $4,624,000 in the nine months ended March 31, 1997 from $2,800,000 in the nine months ended March 31, 1996. The increase was primarily due to reductions in costs and expenses in all departments resulting from cost reduction efforts of management and reduced provision for doubtful accounts receivable.

     Operating income in the WHGI segment increased by $632,000 to $9,003,000 in the nine months ended March 31, 1997 from $8,371,000 in the nine months ended March 31, 1996 primarily due to increased El San Juan and Condado Plaza management fees because of their improved results.

     The equity in loss of nonconsolidated affiliates was ($2,395,000) for the nine months ended March 31, 1997 compared with ($3,915,000) for the nine months ended March 31, 1996. The decrease in the loss was from the El San Juan primarily due to higher casino revenues resulting from a higher win percentage and lower costs and expenses resulting from cost reduction efforts by management and reduced provision for doubtful accounts receivable. The 50% equity in income in the El San Juan was $1,052,000 in the nine months ended March 31, 1997 compared with equity in loss of ($282,000) in the nine months ended March 31, 1996. The 23.3% equity in loss of the El Conquistador was ($3,447,000) in the nine months ended March 31, 1997 compared with ($3,633,000) in the nine months ended March 31, 1996.

     The income tax provision of $2,302,000 in the nine months ended March 31, 1997 and the income tax provision of $710,000 in the nine months ended March 31, 1996 results from Puerto Rico and Federal income tax provisions for WHGI exceeding the tax benefit allocated from WMS on the equity in the loss of nonconsolidated affiliates.

     Net income in the nine months ended March 31, 1997 was $4,496,000 compared with $1,817,000 in the nine months March 31, 1996. The net income increased by approximately 147% due primarily to higher casino revenues at the El San Juan and cost reductions and reduced provision for doubtful accounts receivable at all the hotels and casinos in which the Company owns interests notwithstanding the higher income taxes.

FISCAL 1996 COMPARED TO FISCAL 1995

     Segment data discussed below is taken or derived from segment disclosure in
Note 15 to the Consolidated Financial Statements of the Company (formerly Williams Hotel Corporation) included elsewhere herein.

     Consolidated revenues were $68,694,000 in fiscal 1996 representing a 3.1% decrease from fiscal 1995 consolidated revenues of $70,878,000. The decrease was due primarily to a reduction in net casino revenues (casino revenues minus casino promotional allowances) at Condado Plaza from $17,712,000 in fiscal 1995 to $15,452,000 in fiscal 1996. The decrease in Condado Plaza net casino revenues was due primarily to a lower win percentage resulting in reduced revenues when casino promotional allowances remained constant.

     Consolidated operating income increased by 78% in fiscal 1996 to $13,558,000 from $7,624,000 in fiscal 1995 due primarily to cost reductions and lower expenses at the Condado Plaza and increased management fee revenues at WHGI primarily from the El Conquistador.

     Operating income of the Condado Plaza segment was $2,830,000 in fiscal 1996 compared with an operating loss of ($1,465,000) in fiscal 1995. This improvement in operating results was achieved by cost reductions initiated by management and reduced provision for doubtful accounts receivable and insurance expense and the incurrence in fiscal 1995 of approximately $450,000 of additional expenses related to emergency water costs associated with the drought experienced in Puerto Rico during that fiscal year.

     Operating income of the WHGI segment increased to $10,837,000 or 18% in fiscal 1996 compared with $9,174,000 in fiscal 1995. In fiscal 1996 revenues from central services declined by $2,151,000, and management fee revenues increased by $1,739,000 in comparison to fiscal 1995. Operating income resulting from lower revenue from central services is negligible in comparison to increased operating income from incremental management fees.

     Consolidated selling and administrative expenses decreased to $9,487,000 in fiscal 1996 from $12,301,000 in fiscal 1995 primarily at the Condado Plaza due to cost reductions initiated by management and reduced provision for doubtful accounts receivable and insurance expense.

     The equity in loss of nonconsolidated affiliates was ($3,465,000) in fiscal 1996 compared with ($7,003,000) in fiscal 1995, representing a 50.5% improvement in 1996 over 1995. The decrease in equity in loss was primarily due to lower costs and expenses at the El Conquistador resulting from cost reduction activities during the second full year of operation after opening in November 1993 and from increased revenues from hotel operations at the El San Juan with only minor increases in hotel operating expenses. The 50% equity in loss of the El San Juan was ($679,000) in fiscal 1996 compared with ($1,200,000) in fiscal 1995. The 23.3% equity in loss of the El Conquistador was ($2,786,000) in fiscal 1996 compared with ($5,803,000) in fiscal 1995.

     The provision for income taxes in fiscal 1996 of $1,645,000 represents Federal and Puerto Rico income taxes on WHGI reduced by the tax benefit allocated from WMS on the equity in loss of nonconsolidated affiliates. A net income tax credit of $234,000 occurred in fiscal 1995 because the allocated tax benefit from WMS, due to the size of the equity in loss, exceeded the tax provision for WHGI.

     Consolidated net income was $2,437,000 in fiscal 1996 compared with the net loss of ($4,364,000) in fiscal 1995. The improved results were attributable primarily to cost reductions at the Condado Plaza increasing operating income and decreased equity in loss of nonconsolidated affiliates partially offset by the change in the provision for income taxes, as described above.

FISCAL 1995 COMPARED TO FISCAL 1994

     Consolidated revenues were $70,878,000 in fiscal 1995, representing a 6.1% decrease from consolidated revenues in fiscal 1995 of $75,480,000.

     Condado Plaza segment revenues were $57,530,000 in fiscal 1995 compared to $62,600,000 in fiscal 1994. Net casino revenue (casino revenues minus casino promotional allowances) decreased by $3,469,000 or 16.4% due to a reduced casino handle and a lower win percentage. Hotel revenues were slightly below fiscal 1994 due primarily to a $973,000 decrease in room revenues because of a lower average room rate.

     The Condado Plaza segment had an operating loss of ($1,465,000) in fiscal 1995 compared with operating income of $4,473,000 in fiscal 1994. The change resulted primarily from lower net casino revenues and lower hotel revenues; and increased expenses, including higher insurance expense, increased provision for doubtful accounts receivable and emergency water costs of approximately $450,000 attributable to the drought experienced by Puerto Rico during that fiscal year.

     WHGI segment operating income decreased to $9,174,000 in fiscal 1995 from $9,472,000 in fiscal 1994. The decrease was primarily due to increased administrative and amortization expense more than offsetting $468,000 of increased revenues in fiscal 1995 resulting from primarily the inclusion of a full year of management fees from El Conquistador.

     Consolidated selling and administrative expense increased 13.1% to $12,301,000 in fiscal 1995 from $10,877,000 in fiscal 1994, attributable primarily to increased provision for doubtful accounts receivable and insurance expense at the Condado Plaza.

     Consolidated interest and other income in fiscal 1995 includes approximately $900,000 received as a result of a claim made by PPRA for damages sustained from oil released in the harbor near the hotel from a barge, which ran aground in the harbor in the vicinity of the hotel.

     Consolidated income from operations was $7,624,000 in fiscal 1995 compared with $13,892,000 in fiscal 1994. The decrease was primarily due to an operating loss at the Condado Plaza in fiscal 1995 compared with operating income in fiscal 1994 as discussed above.

     The equity in loss of nonconsolidated affiliates was ($7,003,000) in fiscal 1995 as compared with ($3,534,000) in fiscal 1994. The increased loss was primarily due to an increase in the Company's equity in net loss from the newly opened El Conquistador that was ($5,803,000) in fiscal 1995 compared with ($2,311,000) in fiscal 1994, representing only five months of operations. Like most newly opened resort properties, El Conquistador is expected to report losses in its early years, but the Company's 23.3% equity in the losses are expected to be partially offset by the Company's 62% interest in the management fees earned during the year by WHGI from El Conquistador. The 50% equity in the loss of the El San Juan was ($1,200,000) in fiscal 1995 compared to equity in the loss of ($1,223,000) in fiscal 1994. The El San Juan's results were relatively flat, notwithstanding a 21.6% decline in casino net revenues and a small decline in hotel revenues, due to decreased operating expenses resulting from cost reduction activities.

     The credit for income taxes in fiscal 1995 and 1994 represents Puerto Rico income taxes (fiscal 1995 includes Federal income taxes) incurred on WHGI more than offset by the tax benefit allocated from WMS on the equity in loss of nonconsolidated affiliates.

     Minority interests decreased primarily due to lower net income of WHGI and the increase in the Company's ownership percentage in WHGI from 57% to 62% in July 1994.

     Consolidated net loss was ($4,364,000) in fiscal 1995 compared with net income of $2,217,000 in fiscal 1994. The change was primarily due to the operating loss at the Condado Plaza, the preferred stock dividend of $557,000 paid by PPRA to WMS, and the increased loss of nonconsolidated affiliates, all as described above.

FINANCIAL CONDITION

     Cash flows from the consolidated operating, investing and financing activities of the Company during fiscal 1996 resulted in net cash provided of $2,989,000 compared with net cash used of $218,000 during fiscal 1995.

     Cash provided by operating activities before changes in operating assets and liabilities was $19,664,000 in fiscal 1996 compared with $11,759,000 in fiscal 1995. The increase was primarily due to the change from a net loss of $4,364,000 in fiscal 1995 to net income of $2,437,000 in fiscal 1996.

     The changes in operating assets and liabilities, as shown in the consolidated statements of cash flows, resulted in $1,760,000 of cash outflow during fiscal 1996 and $6,910,000 during fiscal 1995, due in both cases to the increase in net amounts due from nonconsolidated affiliates.

     Cash used by investing activities was $164,000 in fiscal 1996 and $5,341,000 in fiscal 1995. Cash used for the purchase of property and equipment was $1,149,000 in fiscal 1996 and $2,066,000 in fiscal 1995. Cash of $3,925,000 was used in fiscal 1995 to purchase additional shares of WHGI and PPRA.

     Cash used by financing activities during fiscal 1996 was $14,751,000 compared with cash provided of $274,000 during fiscal 1995. Payment of long-term debt was $3,887,000 in fiscal 1996 and $4,568,000 in fiscal 1995. Net intercompany transactions with WMS in fiscal 1996 resulted in cash used of $6,275,000 to repay advances. Net intercompany transactions with WMS in fiscal 1995 resulted in cash advances received of $3,125,000. During fiscal 1996 PPRA redeemed $3,400,000 of Condado Plaza Preferred Stock owned by WMS. During fiscal 1995 PPRA sold $2,500,000 of Condado Plaza Preferred Stock to WMS.

     See the consolidated statements of cash flows of the Company (formerly Williams Hotel Corporation) on page F-5 for further details on cash flow items. Also see the statements of cash flows of the nonconsolidated affiliates on pages F-22, F-31, and F-38.

     The three hotels and casinos and WHGI provide for their off-season cash needs through their own cash and from individual short-term note arrangements. Annual capital expenditures are provided for each year as part of the annual budgeting process. Capital expenditures are approved taking into account available cash and available financing, if necessary. For further discussion with respect to the Company's capital expenditure requirements, see 'Risk Factors -- Capital Requirements' and 'Business -- The Condado Plaza,' ' -- El San Juan' and ' -- El Conquistador.' Cash advances from WMS have been made to the Company and are primarily related to additional investments and advances to WKA, purchase of additional shares of subsidiaries and the 1994 purchase of the approximately 150 acres of land held as an investment.

     The Condado Plaza has a $2,000,000 bank line of credit available of which $1,000,000 was utilized at March 31, 1997. The El San Juan has a $1,000,000 bank line of credit available of which $700,000 was used at March 31, 1997. The El Conquistador has a $6,000,000 bank revolving credit facility of which $1,500,000 was utilized at March 31, 1997. El San Juan and El Conquistador long-term debt agreements provide that advances and other payments to the owners are to be based on defined levels of cash flow from the respective hotels and casinos which based on historical results limits and prohibits, respectively, such transactions. The long-term debt agreements and other agreements permit the payment to WHGI of certain management fees and intercompany charges from the three hotels and casinos. There are no agreements restricting WHGI from paying dividends or otherwise making advances and the Company expects to receive dividends from WHGI cash flow to provide for its operating expenses. Management believes that cash flow from the operations of Condado Plaza and El San Juan will be adequate to pay or refinance its long-term debt as it becomes due and provide for its normal planned capital additions for the ensuing year. See 'Hotel Financings and Certain Contingent Obligations -- The El Conquistador' for a discussion of its long-term debt. The Company is also subject to certain contingent obligations which the Company believes would not, if they occur, have a material adverse effect on the Company as a whole. For a discussion on such contingent obligations, see 'Risk Factors -- Financial Leverage of El Conquistador; Ownership Interest in El Conquistador' and 'Hotel Financings and Certain Contingent Obligations.'

INFLATION

     During the past three years, the level of inflation affecting the Company has been relatively low. The ability of the Company to pass on future cost increases in the form of higher room rates and other price increases will continue to be dependent on the prevailing competitive environment and the acceptance of the Company's services in the market place.

SEASONALITY

     The hotel and casino business in Puerto Rico is highly seasonal. From December through April the occupancies of the hotels are greater than other months and the average room rates are higher than other months resulting in higher revenues and net income primarily in the third quarter of the June 30 fiscal year. The first quarter of the June 30 fiscal year normally has a net loss. See 'Risk Factors -- Seasonality.'

                               INDUSTRY OVERVIEW

     Globally, tourism and travel is the world's largest industry producing $3.6 trillion of gross output in 1996, accounting for more than 10.7% of global gross domestic product. The tourism industry includes 15 interrelated segments, including lodging, restaurants, airlines, cruise lines, car rental firms, travel agents and tour operators. More than one billion people are expected to be traveling worldwide and international tourism receipts are expected to increase to $7.1 trillion by 2006. In the United States, the tourism industry is currently third behind only auto sales and food retail sales. The tourism industry in Puerto Rico directly and indirectly accounts for approximately 55,000 jobs and generates approximately 7% of the island's gross national product. According to government statistics, approximately 3,130,000 tourists (not including cruise ship visitors) visited the island in fiscal 1996 (July 1, 1995 to June 30, 1996) an increase of 2.9% from the previous fiscal year. Such tourists spent an estimated $1.76 billion in fiscal 1996, up 5.6% from $1.67 billion in fiscal 1995. Total visitor expenditures in fiscal 1996 reached $1.83 billion, representing a 5.8% increase over 1995.

     Segments within the lodging industry are principally based on levels of price, value, service, guest amenities, room size, room configuration and accessibility. Segments include, among others, full service, limited service and extended stay. Within each segment are large and small chains as well as independent operators. All of the hotels and casinos in which the Company has an interest are considered full-service hotels. Full service hotels typically include swimming pools, meeting and banquet facilities, gift shops, restaurants, cocktail lounges, room service, parking facilities and numerous other services.

     The casino gaming industry is highly fragmented and characterized by a high degree of competition among a large number of participants, including land-based casinos, cruise ships, riverboats, dockside, Indian gaming, video lottery terminals and other forms of gaming. The Company believes that the expansion of gaming during the last several years reflects the increasing popularity and acceptability of gaming activities in the United States. Generally, land-based casinos compete based on the type of games available, level of stakes, location, accessibility and guest amenities.

     The Commonwealth of Puerto Rico offers some competitive advantages over other destinations including Caribbean destinations due to its central location within the Caribbean Basin, surrounded to the north by the Atlantic Ocean and to the south by the Caribbean Sea. The 3,434 square mile island has 272 miles of coastline, and is located approximately 1,000 miles southeast of the southern tip of Florida. Frequent, scheduled passenger air services connects Puerto Rico to the mainland U.S., Europe and South America. Flying time is 3 1/4 hours to New York, 2 1/4 hours to Miami, 1 1/2 hours to Caracas and 8 hours to Europe. The Luis Munoz Marin International Airport is the island's principal airport and it is generally acknowledged to be the largest and most advanced aviation facility in the Caribbean. The airport serves 50 commercial airlines and can accommodate all types of aircraft. San Juan, with a metropolitan area population of approximately 1,300,000, is the capital city as well as the political, economic and social center of the Commonwealth. Other major cities are Ponce, Bayamon, Mayaguez and Arecibo. Puerto Rico is an attractive destination for incentive groups and is cited by multinational companies as an efficient meeting location for executives arriving from several locations. It is also an attractive warm weather vacation spot within easy flying distance of many cold weather cities and offers legalized gambling which many other warm weather destinations do not. Due to the size of the island and its extensive business economy, it also draws many business travelers which many other Caribbean islands do not.

     Puerto Rico ranks as the number one cruise ship port in the Caribbean. Currently 20 cruise ships include San Juan as a port of call while 17 ships have made San Juan their home base, thus creating a new market, that of Land/Sea packaging (attracting cruise passengers to stay in San Juan a few days before and/or after their cruise).

                                    BUSINESS

     The Company owns interests in three of the leading hotels and casinos in Puerto Rico -- the Condado Plaza, the El San Juan and the El Conquistador. These three hotels are managed by WHGI, which is 62% owned by the Company. In all, the Company owns interests in and manages 1,875 suites and hotel rooms, 39,300 square feet of casino floor space containing 120 gaming tables and 940 slot machines and approximately 146,000 square feet of convention and meeting space. These properties also include a total of 22 restaurants, 41 shops, one showroom, three health and fitness centers, 12 tennis courts, an 18-hole championship golf course, a marina and 25 cocktail and entertainment lounges.

     The Company's hotels are each focused on different market segments: the Condado Plaza primarily services the business traveler, the El San Juan caters to individual vacation travelers, as well as to small groups and conferences and corporate executives and the El Conquistador offers extensive group and conference facilities and also attracts the individual leisure traveler.

     In April 1993, WKA became a limited partner in Las Casitas Development Company I, S en C (S.E.) which acquired certain land from El Conquistador for the purpose of developing and selling approximately 90 condominiums known as Las Casitas. The project was substantially completed in or about January 1997. Most of the owners of the condominiums have entered into rental arrangements with the El Conquistador which now provide the El Conquistador with 163 additional luxury rooms.

     Each of the three hotel properties in which the Company has an ownership interest was substantially renovated after its acquisition and, in the case of the El Conquistador, was substantially expanded. The Company continues to improve such properties on an on-going basis.

     In a survey of its readers conducted in 1996 by Conde Nast Traveler magazine, the El Conquistador was rated among the top 100 resorts in the world and both the El Conquistador and El San Juan were rated among the top 50 tropical resorts. The Company's casinos are among the largest and most successful in Puerto Rico. In fiscal 1996 the Condado Plaza casino achieved the highest table game play and the highest slot machine play in Puerto Rico while the El San Juan casino achieved the second highest table game play and the third highest slot machine play. The Company is a market share leader in Puerto Rico maintaining average occupancy at the same or higher levels than reported by its competitors.

     The Company's business strategy is to maximize the economic potential of its existing properties while building on its hotel and casino expertise by seeking other opportunities to manage and own hotels and casinos in Puerto Rico, the Caribbean and elsewhere. The Company believes that its strengths make it an attractive candidate to other hotel and casino owners seeking third-party managers as well as an attractive joint venture partner for other hotel and casino developers and owners. The Company continues to explore potential opportunities but is not currently engaged in any negotiations, agreements or understandings with respect to any acquisition, management agreement or joint venture.

     The Company is constantly seeking new ways to reduce operating costs as well as upgrade or add amenities to its hotel and casino properties to enhance the overall experience of its guests. The lobby of the Condado Plaza was fully renovated during the current fiscal year and restaurants, a nightclub and shops were added. The El San Juan recently completed a major renovation and refurbishment which included all of its guest rooms, guest room corridors, an additional restaurant and public areas. The El Conquistador recently opened three new restaurants, a nightclub and nine new retail shops.

     The Company's key strengths which have contributed to its success include:

      Marketing -- The Company has extensive experience in marketing to three distinct hotel guest types -- the corporate-executive traveler, the individual leisure traveler and the group and convention traveler. Through its 40 person U.S. mainland exclusive marketing service, numerous sales professionals at each property, general sales agents in South America and Europe as well as excellent strategic relationships with major airlines, cruise ship operators and travel industry partners, the Company is able to maintain its market share leadership in Puerto Rico. With this structure in place, the Company is equipped to market additional properties.

      Management -- The Company employs approximately 400 managers in its three hotels and casinos. These managers provide a pool of experienced talent to the Company for purposes of

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      operating its  existing properties  as  well as  for future  training  and expansion. The Company has a proven track record of successful management of hotels and casinos due to its long-term management philosophy and commitment to excellence and service.

      Centralized Reservations System -- The Company maintains a centralized reservation system staffed by trained personnel who handle over 500,000 telephone inquiries per year. This centralized system provides the Company the opportunity to cross-sell its properties depending on supply and demand, guest type and various other factors.

      Centralized Purchasing -- Through the centralized purchasing system established during fiscal 1996 for the three hotels and casinos it owns and manages, the Company is able to reduce operating costs and achieve certain economies of scale so that it can more effectively compete with larger hotel chains as well as provide its guests first-class amenities at lower incremental costs.

     The Company is the sole owner of the Condado Plaza. The El San Juan and WHGI are owned in part by the Company and in part by the Other Owners. The Company was formed in 1983 and in that same year, together with the Other Owners, formed PPRA and WHGI for the purpose of acquiring and managing the hotel and casino property now known as the Condado Plaza. A year later, the Company, together with the Other Owners, caused the formation of Posadas de San Juan Associates for the purpose of acquiring and managing, through WHGI, the hotel and casino property now known as the El San Juan. Since 1993, the Company has increased its ownership interests in PPRA and WHGI so that the Company currently owns 100% of PPRA, a 50% interest in the El San Juan and 62% of WHGI. In 1990 the Company, together with the Other Owners, caused the formation of WKA for the purpose of becoming a general and limited partner of El Conquistador Partnership L.P. El Conquistador Partnership L.P. was formed by WKA and Kumagai, a subsidiary of Kumagai Gumi Co., Ltd., a large Japanese construction company, for the purpose of acquiring and renovating the hotel and casino property now known as the El Conquistador. The Company's interest in WKA represents a 23.3% effective ownership interest in the El Conquistador. The El Conquistador is also managed by WHGI. See 'Relationship Between the Company and Its Subsidiaries and Affiliates.'

     The Company directs its marketing to three distinct hotel guest customers -- the corporate-executive traveler, the individual vacation and leisure traveler and the group and convention traveler. The Company has also directed its efforts toward local business people and residents of Puerto Rico for its casino, convention, restaurant, nightclub and bar facilities.

     The Company believes the Condado Plaza and the El San Juan are attractive to the corporate-executive traveler because they are easily accessible from the Luis Munoz Marin International Airport and from Hato Rey, San Juan's business and commercial center and include an aggregate of 56,000 square feet of convention and meeting space. The individual vacation traveler is attracted to all facilities by the Caribbean climate and resort amenities including casinos, swimming pools, whirlpools and spas, tennis, golf and water sports facilities, health clubs and entertainment lounges. The group and convention traveler is attracted by the combination of business and resort amenities at all facilities. Because of its emphasis on business-related services and facilities, the Condado Plaza attracts groups and conventions meeting to conduct business in Puerto Rico. The El San Juan, a luxury resort hotel, attracts small groups and conferences interested in a combination of business, recreational and social activities while in Puerto Rico. 'Blue Chip' corporate and incentive groups comprise a significant portion of the El Conquistador's clientele in addition to appealing to the upscale leisure traveler.

     The Company's marketing strategy includes attracting to its hotel and casino facilities members of the local business community, residents of Puerto Rico and vacation travelers who are staying at other hotel and lodging accommodations. The Company believes a substantial percentage of the casino, restaurant, nightclub and bar revenues at all facilities are from local clientele. Local business people entertain in the hotels' restaurants and lounges on a regular basis. Residents of Puerto Rico frequently utilize the casinos, shops and recreational facilities. Many local social events and receptions are held in the ballrooms and banquet facilities of the Company's properties.

     The Company's hotel and casino facilities are marketed primarily in the United States, as well as in Canada, Mexico, Europe and South America. In addition to its in-house marketing staff of 35

                                       34


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employees,  the Company has a U.S.  mainland exclusive marketing service with 40 employees located primarily in Miami and New York which promotes sales for the Company's hotels and casinos. This combined marketing effort promotes the hotels and casinos to tour operators, meeting planners, corporate incentive groups, wholesale and retail travel agencies and airlines, as well as to individuals. In addition, the marketing staff solicits casino business by identifying and contacting individual players and through the efforts of commissioned sales representatives. The activities of the sales force include direct sales promotions, telephone and direct mail solicitations, participation in trade shows and public relations.

     The Company's operations are divided into two industry segments: the Condado Plaza and WHGI. The Company's investments in the El San Juan and El Conquistador are accounted for in the Consolidated Financial Statements on the equity method. See Note 15 to the Consolidated Financial Statements of the Company (formerly Williams Hotel Corporation) included elsewhere in this Prospectus for information concerning revenues and operating income attributable to the Company's two industry segments which is incorporated herein by reference.

THE CONDADO PLAZA

     The Condado Plaza is owned by PPRA, which is owned 100% by the Company. Such ownership interest was increased from 92.5% to 95% effective July 13, 1994 and was increased to 100% effective April 21, 1997. The main building of the Condado Plaza fronting the ocean was originally constructed in 1962. The Laguna Wing was built in 1959. Acquired by the Company in 1983, the Condado Plaza has since become one of the leading hotels in the Caribbean. Located on the Atlantic Ocean in the Condado area of San Juan, the Condado Plaza is a ten-minute drive from Hato Rey, the city's business and commercial center. The Condado Plaza has 569 rooms and consists of two separate structures on a five-acre site -- the 13-story main building, which is owned by PPRA, and the 11-story Laguna Wing, which is leased from the prior owners of the minority interest in the hotel. The Laguna Wing lease expires March 31, 2004 and is renewable through September 30, 2008. See ' -- Properties.' In fiscal 1996, the American Automobile Association awarded the Condado Plaza a 'Four Diamond' rating for the ninth consecutive year.

     During the fiscal years ended June 30, 1996, 1995 and 1994, the Condado Plaza's capital expenditures for the purchase of property, plant and equipment were $1,285,000, $2,487,000 and $7,745,000, respectively. The Condado Plaza expects to spend approximately $4,700,000 in capital expenditures during fiscal 1997 primarily to refurbish the hotel lobby, casino, restaurants and nightclub. Upon completion of this major refurbishment, the Company expects capital expenditures to return to annual levels more consistent with those of fiscal 1995.

     The Condado Plaza guest accommodations are geared to the needs of traveling executives and include 'The Plaza Club,' a hotel-within-a-hotel with 72 deluxe guest rooms and suites, private lounges and a specially-trained staff providing concierge services. The Condado Plaza has an executive service center which offers all necessary business-related services and facilities, conference facilities which can accommodate groups of up to 1,000, five restaurants, three retail shops, a health and fitness center, three tennis courts and dual pools with spas.

     Most restaurants and all of the shops located in the Condado Plaza are owned and operated by unaffiliated concessionaires which pay the Company rentals based primarily on a percentage of their revenues. In addition, the water sports and valet parking are operated as concessions.

     The Condado Plaza maintained an average occupancy during the fiscal year ended June 30, 1996 of 87.4% compared with 84.5% for the fiscal year ended June 30, 1995 and 85.4% for the fiscal year ended June 30, 1994. The 87.4% occupancy was achieved notwithstanding the opening of several new hotels in the greater San Juan area during recent years. Occupancy is based upon available rooms excluding immaterial numbers of rooms under renovation or otherwise unavailable for occupancy from time to time. Average daily room rates at the Condado Plaza were $138.68, $143.73 and $148.26, during the fiscal years ended June 30, 1996, 1995 and 1994, respectively.

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THE EL SAN JUAN

     The El San Juan is owned by Posadas de San Juan Associates, a partnership which is 50% owned by a subsidiary of the Company and the balance owned by the Other Owners. The El San Juan was originally constructed in 1958 and acquired and substantially renovated by the Company in 1984. The El San Juan is located in the Isla Verde area of metropolitan San Juan on a 13-acre oceanfront site twenty-five minutes from the shopping and historic sights of Old San Juan. The hotel now consists of four structures of from one to nine stories and contains 388 guest rooms and suites and conference and meeting space of 36,000 square feet with a seating capacity of 3,000. With its marble floors, elaborate chandeliers and carved mahogany ceilings and walls, the El San Juan was awarded a 'Four Diamond' rating by the American Automobile Association for the tenth year in a row.

     During the fiscal years ended June 30, 1996, 1995 and 1994, the El San Juan's capital expenditures for the purchase of property, plant and equipment were $3,105,000, $3,310,000 and $2,737,000, respectively. For the year ending June 30, 1997, the Company has budgeted $4,300,000 for capital expenditures at the El San Juan.

     The El San Juan caters to individual vacation travelers, as well as to small groups and conferences and corporate-executive travelers. El San Juan guest rooms and suites have luxury appointments and amenities and, in many of the guest rooms, private balconies, whirlpools and spas. The Roof Top Health Spa, two swimming pools, three tennis courts and beach area contribute to the attractiveness of this property.

     The El San Juan maintained an average occupancy during the fiscal year ended June 30, 1996 of 82.3% compared with 82.4% for the fiscal year ended June 30, 1995 and 84.6% for the fiscal year ended June 30, 1994. Average daily room rates at the El San Juan during the fiscal years ended June 30, 1996, 1995 and 1994 were $185.30, $184.41 and $179.98, respectively.

     The El San Juan also features an indoor shopping arcade designed to resemble a European village, which features 12 fashionable stores serving resort guests and community residents. All of the stores in the El San Juan and all of the restaurants except 'La Veranda' and 'Tequila Bar & Grill' are owned and operated by unaffiliated concessionaires which pay the El San Juan rentals based primarily on a percentage of their revenues. In addition, the watersports and valet parking are operated as concessions.

THE EL CONQUISTADOR

     On January 12, 1990, WHGI entered into an agreement with the El Conquistador Partnership L.P. for the management of the El Conquistador. The El Conquistador is approximately 23.3% owned by the Company, approximately 26.7% owned by certain of the Other Owners and 50% owned by Kumagai. The hotel was originally built as a 388 room hotel in 1962. The El Conquistador was substantially renovated and expanded during 1991 and 1992 with Kumagai acting as construction manager and WHGI rendering technical development services during the construction phase. The completed resort opened for business in November 1993.

     The El Conquistador, a world class destination resort complex, is located at the old El Conquistador site in Las Croabas. The resort has 751 guest rooms, an 18-hole championship golf course, a marina, seven tennis courts, 90,000 square feet of convention and meeting facilities, six lounges and nightclubs, 12 restaurants, a 13,000 square foot casino, 25 retail shops, a fitness center and five pool areas, all situated on a bluff overlooking the convergence of the Atlantic Ocean and the Caribbean Sea. The El Conquistador also features a secluded beach located on a private island three miles offshore. In addition, the El Conquistador has available 90 condominium units known as the Las Casitas. The Las Casitas provide another 167 rooms to the inventory of luxury rooms available to the El Conquistador bringing the total available rooms at the resort to 918. In less than two years the resort has received the prestigious Gold Key Award by Meetings and Conventions Magazine and the Paragon Award by
Corporate Meetings and Incentives Magazine for excellence in meeting and conventions. For the third consecutive year, the American Automobile Association awarded the resort a 'Four Diamond' rating and it has recently awarded its prestigious 'Five Diamond' rating to Las Casitas.

     During the fiscal years ended March 31, 1997, 1996 and 1995, the El Conquistador's capital expenditures for the purchase of property and equipment were $1,306,000, $864,000 and $3,002,000,

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respectively. Capital expenditures for  1996 and 1997  have been relatively  low due to the age of the resort. Capital expenditures for fiscal 1998 are expected to be approximately $2,800,000.

     The El Conquistador finished its third full fiscal year ended March 31, 1997 with an average occupancy of 71.9% and gross revenues of $94,224,000. This compares to an average occupancy of 70.9% and 73.3% and gross revenues of $90,351,000 and $85,948,000 for the fiscal years ended March 31, 1996 and 1995, respectively. The average daily room rate at the El Conquistador for the fiscal years ended March 31, 1997, 1996 and 1995 were $202.86, $198.99 and $188.87, respectively.

WHGI

     WHGI is owned 62% by the Company and 38% by the Other Owners. The Company increased its interest in WHGI from 57% to 62% effective July 13, 1994. WHGI, the Company's subsidiary which provides hotel and casino management services, has managed the Condado Plaza since 1983, the El San Juan since 1985 and the El Conquistador since its opening in 1993. WHGI has management contracts with all such facilities expiring in 2003 (Condado Plaza), 2005 (El San Juan) and 2013 (El Conquistador). It earns basic management fees based on gross revenues and incentive management fees based on gross operating profits. In fiscal 1996, WHGI earned $7,150,000 in basic management fees and $4,354,000 in incentive management fees from the three properties. WHGI is reimbursed for certain administrative expenses incurred in connection with its management of such properties and receives fees with respect to certain centralized services being rendered for all hotel and casino properties. In addition to supervising the daily operations of each of the properties it manages, WHGI supervises marketing, sales and promotions and recommends long-term policies for the three hotels and casinos.

CASINO CREDIT POLICY

     All of the Company's casinos extend credit to qualified players who satisfy
its  credit   review  procedures.   The  procedures   include  external   credit
verification and internal management level approvals.

     Credit play at the Condado Plaza for the fiscal years ended June 30, 1996, 1995 and 1994 represented 36%, 32% and 46%, respectively, of total play at the casino. Casino credit receivables, net of allowance for doubtful accounts, at the Condado Plaza at each of the fiscal years ended June 30, 1996, 1995 and 1994 were $464,000, $1,330,000 and $1,956,000, respectively, representing 1.2%, 3.9%
and 3.4% of annual credit play.

     Credit play at the El San Juan for the fiscal years ended June 30, 1996, 1995 and 1994 represented 55%, 60% and 72%, respectively, of total play at the casino. Casino credit receivables, net of allowance for doubtful accounts, at the El San Juan at each of the fiscal years ended June 30, 1996, 1995 and 1994 were $473,000, $2,265,000 and $5,859,000, respectively, representing 0.8%, 2.9%
and 4.5% of annual credit play.

     Credit play at the El Conquistador has not been significant since its opening in November 1993.

     The credit players represent a significant portion of total play at the El San Juan and Condado Plaza casinos and the Company believes that collection losses have not been unusual or material to the results of operations, except for the El San Juan casino, where the losses for fiscal 1995 were $3.7 million compared with $4.2 million in fiscal 1994 and $2.6 million in fiscal 1993. Gaming debts are enforceable in Puerto Rico and the majority of States in the United States. Those States that do not enforce gaming debts will nonetheless generally allow enforcement of a judgment obtained in a jurisdiction such as Puerto Rico. Due to the unenforceability generally of gaming debts in Latin America, where a significant number of the Company's players reside, procedures have been established to obtain promissory notes from most Latin American credit casino clients.

GOVERNMENT REGULATION AND LICENSING

     In 1948, Puerto Rico legalized gambling. The Office of the Commissioner of Banks and Financial Institutions of the Commonwealth of Puerto Rico is responsible for investigating and licensing casino owners. The Gaming Division of the Tourism Development Company of Puerto Rico (the 'Gaming

                                       37


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Division')  regulates and  supervises casino operations.  A government inspector must be on-site whenever a casino is open. Among its responsibilities, the Gaming Division licenses all casino employees and enforces regulations relating to method of play and hours of operation (a maximum of 16 hours per day).

     The casinos at the Condado Plaza, the El San Juan and the El Conquistador are subject to strict internal controls imposed by the Company over all facets of their operations, including the handling of cash and security measures. All slot machines at these and all other casinos on the island are owned and maintained by the Commonwealth of Puerto Rico. Of the profits from the slot machines, 34% is received by the casino and the remaining 66% is allocated to Puerto Rico government agencies and educational institutions. Each casino pays the Government a franchise fee depending on total play or drop in the casino, which ranges from $50,000 to $200,000. The Condado Plaza and the El San Juan each pay an annual franchise fee of $200,000 and the El Conquistador pays an annual franchise fee of $150,000 in quarterly installments. Each casino is required to renew its franchise quarterly; and, unless a change of ownership of the franchisee has occurred or the gaming authorities have reason to believe that reinvestigation of the franchisee is necessary, renewal is generally automatic.

     The hotels and casinos are also subject to various local laws and regulations affecting their business, including provisions relating to fire safety, sanitation, health and the sale of alcoholic beverages.

     The Gaming Reform Bill of 1996 was approved by the Legislature in Puerto Rico and enacted into law on September 3, 1996. The Bill provides the following improvements to existing casino operations in Puerto Rico:

          1. New permitted table games: Caribbean Stud Poker, Let It Ride (poker), Pai Gow Poker and Big Six (Wheel).

          2. New permitted table maximum bets: Blackjack - $10,000, previously $2,000; Craps - $10,000, previously $2,000; Mini-Baccarat - $10,000, previously $2,000; Roulette - $1,000, previously $100 (Straight); and Baccarat - $25,000, previously $4,000.

          3. Flexibility to acquire other new table games.

          4. Flexibility to change procedures and regulations on existing table games (e.g., 'odds' in Craps and 'hole card' in Blackjack).

          5. New Slot Machines: approximately 1,600 new slot machines to replace all slot machines that were manufactured prior to 1992 and those slot machines that subsequently reach five years of age will be replaced on an annual basis.

          6. Slot Machine Ratio to Table Game positions changed from 1:1 up to 1.5:1, permitting more slot machines in each casino.

     The Company's casinos expect to take full advantage of these changes, which will enable it to be much more competitive with other gaming jurisdictions in the Caribbean as well as the new casinos opening in Puerto Rico.

     The Commonwealth of Puerto Rico is scheduled to add 44 new slot machines and replace 270 of the existing slot machines in the casinos in which the Company has an interest with new machines. The Condado Plaza and El San Juan have increased their table maximums in order to entice higher stakes gamblers who previously were not attracted to Puerto Rico. Caribbean Stud Poker, Let It Ride and Big Six (Wheel) games have also been added at the casinos.

SEASONALITY

     Tourism in Puerto Rico is at its peak during the months of December through April. Most hotels, in spite of reducing their room rates during the off-season months, experience decreased occupancy and lower revenues. By attracting business travelers and residents of Puerto Rico on a year-round basis, the Condado Plaza has reduced, to some extent, the seasonality of its operations. The El San Juan and the El Conquistador expect that group business developed during the off- and shoulder-seasons will reduce the effect of seasonality.

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     Seasonal  fluctuations in the  tourism industry do  not have as  much of an effect on the Condado Plaza as they have on other Caribbean hotels since approximately 40% of the Condado Plaza's accommodations are booked by business travelers. As a result, the Condado Plaza's monthly occupancy for the fiscal year ended June 30, 1996 ranged from 78.9% to 96.0%, with an average occupancy of 87.4%. The in-season average occupancy figure for December 1995 to April 1996 was 88.6% compared to 87.6% and 87.2% for such period in the fiscal years 1995 and 1994, respectively. The Condado Plaza, like other Caribbean hotels, reduces its rates during the off-season months but, unlike many other Caribbean hotels, occupancy remains at relatively high levels.

     During the fiscal year ended June 30, 1996, the El San Juan's monthly occupancy ranged from 62.2% to 94.9%, with an average occupancy of 82.3%. The in-season average occupancy figure for December 1995 to April 1996 was 85.8% compared to 88.3% and 87.7% for such period in the fiscal years 1995 and 1994, respectively.

     The El Conquistador's monthly occupancy during its fiscal year ended March 31, 1997 ranged from 47.1% to 88.2%, with an average occupancy of 71.9%. The monthly occupancy during its fiscal year ended March 31, 1996 ranged from 50.1% to 88.8%, with an average occupancy of 70.9%.

COMPETITION

     The hotel and casino business in the Caribbean region is highly competitive. The Company's facilities compete with each other and with numerous hotels and resorts on the island of Puerto Rico (including 16 other hotels and resorts with casinos) and on other Caribbean islands and in the southeastern United States and Mexico. The Company competes with such chains as Hyatt, Marriott, Hilton, Holiday Inn and Westin as well as numerous other hotel and resort chains and local hotel and motel operators. The Company also competes for hotel and casino customers to a lesser extent with the Nevada and New Jersey hotels and casinos as well as other casinos now operating in the United States. The principal methods of competition for casino players include maintaining promotional allowance packages that are comparable to other casinos and providing outstanding service to players in the hotel and casino. The promotional allowance package will vary depending upon the size of the play and may include reduced or complimentary hotel and restaurant charges and air fares. Some of these competing properties are owned or managed by hotel chains possessing substantially greater financial and marketing resources than those of the Company. See 'Risk Factors -- Competition.'

     At December 31, 1996, there were 25 hotels in the San Juan area designated as 'tourist hotels' by the Tourism Company of Puerto Rico offering a total of approximately 5,205 rooms, of which only 10 hotels offered more than 200 rooms; approximately 3,210 additional rooms were offered in 21 tourist hotels elsewhere on the island of Puerto Rico. The island also has numerous commercial hotels and guest houses. Approximately 31 cruise ships operate out of Puerto Rico in the winter. Currently, 20 ships include San Juan as a port of call while 17 ships have made San Juan their home base.

     The Company believes that Puerto Rico offers many advantages over geographical areas in which competing properties are located. Unlike most other Caribbean islands, Puerto Rico is served by many direct air flights from the continental United States and has a highly developed economy and a well-educated population. Moreover, Puerto Rico is a Commonwealth of the United States, freeing mainland visitors from concerns about foreign currencies or customs and immigration laws. Unlike resort areas in the southeastern United States, Puerto Rico enjoys a mild subtropical climate throughout the year and offers legalized gambling.

EMPLOYEES

     At March 31, 1997, the Condado Plaza employed approximately 989 persons, 600 of whom are represented by two labor unions (450 employees belong to the hotel union and 150 employees belong to the casino union). The Condado Plaza's contract with the Hotel and Restaurant Employees International Union expires August 31, 1997. The Condado Plaza's contract with the Puerto Rico Association of Casino Employees expires May 31, 1999.

     The El San Juan employs approximately 860 persons of which 237 are casino employees. The Teamsters Union was certified by the National Labor Relations Board on May 12, 1995 to represent the

115 non-managerial casino employees and a contract was signed on February 26, 1996 and expires May 31, 1999.

     The El Conquistador employs approximately 1,574 persons of which 115 are casino employees. WHGI employs approximately 62 persons, including the executive office staff and the reservation staffs for all operations. None of the Company's employees at the El Conquistador or WHGI are represented by a labor union.

     The number of persons employed by the Company varies from season to season and is at its highest during the high season when occupancy is at its highest. The Company considers its current relationships with all employees, union and non-union, to be satisfactory.

PROPERTIES

     The Company owns interests in and manages 1,875 suites and hotel rooms, 39,300 square feet of casino floor space containing 120 gaming tables and 940 slot machines and approximately 146,000 square feet of convention and meeting space. These properties also include a total of 22 restaurants, 41 shops, one showroom, three health and fitness centers, 12 tennis courts, 25 cocktail and entertainment lounges, an 18-hole championship golf course and a marina.

     The following table sets forth, with respect to the Company's principal properties, the location, principal use, approximate floor space, the annual rental and lease expiration date, where leased, and encumbrances at March 31, 1997.

     Management believes that all of the facilities listed in the following table are in good repair and are adequate for their respective purposes. The Company owns substantially all of the machinery, equipment, furnishings, goods and fixtures used in its businesses, all of which are well maintained and satisfactory for the purposes intended. The Company's personal property utilized in the Condado Plaza, the El San Juan and the El Conquistador operations is subject to security interests.

                                            APPROXIMATE                             LEASE
     LOCATION           PRINCIPAL USE       SQUARE FEET        ANNUAL RENT        EXP. DATE    ENCUMBRANCES
------------------    ------------------    ------------   --------------------   ----------   ------------

Las Croabas, PR       El Conquistador          854,000     23.3% Owned by             --           (1)
                      Resort                               Company
San Juan, PR          Condado Plaza            136,081     Owned by Company           --           (2)
                      Hotel/Casino
San Juan, PR          Condado Plaza             60,500     $684,000(3)             03/31/04        (2)
                      Laguna Wing
San Juan, PR          Condado Plaza             28,611     Owned by Company           --           (4)
                      Parking Lots
San Juan, PR          Condado Plaza              8,343     Owned by Company           --           (4)
                      Parking Lot
San Juan, PR          El San Juan              162,500     50% Owned by Company       --           (5)
                      Hotel/Casino
San Juan, PR          El San Juan               10,663     62% Owned by Company       --           (4)
                      Parking Lot
San Juan, PR          El San Juan              210,000     $150,000                11/16/97         --
                      Parking Lot
San Juan, PR          WHGI Admin.               10,000     62% Owned by Company       --           (6)
                      Offices

------------

(1) Subject to a first mortgage lien in the amount of $146,612,000 securing: (i) a $120,000,000 loan from the Puerto Rico Industrial, Medical Educational and Environmental Pollution Control Facilities Financing Authority; (ii) a $120,000,000 letter of credit issued by The Mitsubishi Bank, Limited, now known as The Bank of Tokyo-Mitsubishi, Ltd., which serves as collateral for the loan referred to in (i) above; and (iii) termination liability up to $20,000,000 under an Interest Rate Swap Agreement with respect to interest due on the loan referred to in (i) above; subject to a second mortgage lien securing a $25,000,000 loan from the GDB; subject to a third mortgage lien securing a $6,000,000 revolving credit facility from the GDB; and subject to a fourth mortgage lien in the amount of

                                              (footnotes continued on next page)

(footnotes continued from previous page)

    $6,000,000 securing interest due under an $8,000,000 loan from the GDB to the partners of the El Conquistador, the proceeds of which were loaned to the El Conquistador.

(2) Subject to mortgage liens to secure a loan in the original principal amount of $35,500,000 from Scotiabank de Puerto Rico under the terms of an Operating Credit and Term Loan Agreement dated August 30, 1988, as amended.

(3) Annual rent of $684,000 is fixed through September 30, 1998; thereafter, $752,000 to September 30, 2003 and $827,000 to March 31, 2004. The Company has an option to renew the lease for an additional four and one half years, expiring on September 30, 2008. See 'Business -- The Condado Plaza.'

(4) Subject to a mortgage in favor of the GDB to secure a $4,000,000 loan to WKA, the proceeds of which were loaned to the El Conquistador.

(5) Subject to a first mortgage lien to secure a loan in the original principal amount of $34,000,000 from The Bank of Nova Scotia under the terms of a Credit Agreement dated as of January 20, 1993.

(6) Subject to a first mortgage lien to secure a loan in the original principal amount of $800,000 from Scotiabank de Puerto Rico.

                            ------------------------

     The El Conquistador is situated on approximately 220 acres in Las Croabas, Puerto Rico. The Company owns approximately 42 additional acres of land in the vicinity of the El Conquistador which have various uses including employee parking facilities for the El Conquistador. The Company, through ESJ, also owns approximately 150 acres of vacant land adjacent to the El Conquistador. Currently, the Company has no specific plans with respect to the development of the vacant land.

LEGAL PROCEEDINGS

     In July 1993, Chung Lung, Inc. ('Chung Lung'), which operated the Lotus Flower Restaurant at the Condado Plaza, instituted a declaratory judgment action against PPRA and WHGI before the Puerto Rico Superior Court, San Juan Part. The action sought a declaration as to the rights and obligations of the parties under the concession agreement pursuant to which the restaurant was operating. In a related case, Chung Lung claimed damages in the amount of $87,858.50, plus interest, costs and attorney's fees. WHGI and PPRA have filed a counterclaim in this case seeking damages of $1,000 per day from October 1, 1993. All parties base their claims for damages on alleged breaches of the concession agreement. Both cases were consolidated with PPRA's case for eviction of Chung Lung from the Condado Plaza premises. On May 15, 1995, the parties agreed to a temporary settlement, endorsed by the Court, in which they would maintain the prevailing working conditions until January 15, 1996, at which time Chung Lung would either continue the relationship with the Condado Plaza for a new term of 10 years, or proceed with the litigation. On January 10, 1996, Chung Lung informed the Court that it had decided to continue with the litigation and was ceasing operations at the Condado Plaza. Both parties amended their respective pleadings in the case to increase their claims for damages. Chung Lung is now claiming $3,250,000, and PPRA is claiming in excess of $1,000,000. The Court divided the case into two parts. The first involves the issue of whether Chung Lung had the right to remain in the premises after the contract term had expired. If the Court decides that Chung Lung had such right, the case will enter a second phase for the determination of damages in favor of Chung Lung. The parties are presently awaiting the Court's decision with respect to the first phase.

     On November 8, 1996, Gaucho Tourism Adventure S.E. ('Gaucho'), a restaurant concessionaire at the El Conquistador, instituted an action before the Fajardo Superior Court in Humacao, Puerto Rico against El Conquistador Partnership L.P. and WHGI, alleging that defendants deceived Gaucho prior to entering into the concession agreement by making representations which were not later honored. Gaucho also alleges that the El Conquistador sought to eliminate Gaucho's competition with restaurants operated by the El Conquistador in violation of Federal and local antitrust laws. Gaucho claims damages of $3,000,000, as well as injunctive relief. The defendants have answered the complaint and filed an opposition to Gaucho's request for equitable relief and has commenced eviction proceedings against Gaucho. The Court has denied Gaucho's request for preliminary injunction.

     In May 1997, Homero San Antonio Mendoza, Magda Rosario Diaz and Eduardo Bidot Gonzalez filed an action in the United States District Court for the District of Puerto Rico against WMS Industries, WHGI, PPRA, Stuart C. Levene, Louis Nicastro and Brian Gamache. The plaintiffs, former employees at the Condado Plaza, allege age discrimination, infringement of Puerto Rico's Minimum Wage Act and defamation and libel and seek actual damages of $6,000,000; their back pay and benefits in excess of $341,737; loss of income of not less than $3,696,645; emotional and mental suffering of $200,000 arising from the alleged libel and defamation of plaintiffs and reinstatement. Plaintiffs claim they are entitled to double the foregoing damages under Puerto Rico's Antidiscrimination Statute. None of the defendants have as yet been served with the Complaint.

     Other than set forth above, the Company currently and from time to time is involved in litigation incidental to the conduct of its business. The Company is not currently a party to any lawsuit or proceeding which, in the opinion of the Company, is likely to have a material adverse effect on the Company including those described above.

                                   MANAGEMENT

BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

     The Board is comprised of six directors. The members serve for terms expiring at the Company's 1998, 1999 and 2000 Annual Meetings. Set forth below is certain information concerning the individual Directors of the Company:

          CLASS I DIRECTORS: Initial term expiring at the Company's 2000 Annual Meeting.

          Louis J. Nicastro, 68, has been Chairman of the Board and Chief Executive Officer of the Company since 1983. Mr. Nicastro has also been a Director and has held various executive positions at the Company's subsidiaries since their respective formations. Mr. Nicastro serves as Chairman of the Board of Directors of WMS and has done so since its incorporation in 1974. He served as Co-Chief Executive Officer of WMS from 1994 until as of July 1, 1996, having served as Chief Executive Officer (1974-1994), President (1985-1988 and 1990-1991) and Chief Operating
     Officer (1985-1986) of WMS. Mr. Nicastro also serves as a Director of Midway Games Inc., approximately 87% of which is owned by WMS.

          George R. Baker, 67, has been the Vice Chairman of the Board of the Company since April 1997. Mr. Baker served as Secretary of the Company from April 1997 until June 16, 1997. Mr. Baker has also been a Director of WHGI since 1983. He has served as a private consultant and director of WMS since 1983 but resigned as a director of WMS on April 21, 1997. He was a general partner of Barrington Limited Partners (private investment partnership) (1985-1986), as a special limited partner of Bear, Stearns & Co., Inc. (investment banking) (1983-1985) and an Executive Vice President of Continental Bank N.A. (1951-1982). Mr. Baker is also a director of the Midland Co., Reliance Group Holdings, Inc., Reliance Insurance Co. and W.W. Grainger, Inc.

          CLASS II DIRECTORS: Initial term expiring at the Company's 1999 Annual Meeting.

          Brian R.  Gamache, 40,  has  been the  President and  Chief  Operating
     Officer of the Company since April 1997. Mr. Gamache has also been President and Chief Operating Officer of WHGI since March 1996 and
     President of the El Conquistador since May 1995. He has also served the Company as Vice President Sales and Marketing of WHGI (September 1990-May
     1995). Prior to joining the Company, Mr. Gamache held various positions for Hyatt Hotels Corp. (1983-1990), including Corporate Director of Sales and Marketing -- Resorts (1987-1990) and he held various positions for Marriott Hotels Corporation (1980-1983), including Director of Sales at the Marriott Camelback Resort and Country Club in Scottsdale, Arizona.

          David M. Satz, Jr., 71, has been a Director of the Company since April 1997 and has been a member of the law firm of Saiber Schlesinger Satz & Goldstein, Newark, New Jersey, for in excess of five years. Mr. Satz is also a director of the Atlantic City Racing Association.

          CLASS III DIRECTORS: Initial term expiring at the Company's 1998 Annual Meeting.

          Joseph A. Lamendella, 60, has been a Director of the Company since April 1997 and has been a member of the law firm of Lamendella & Daniel, P.C., Chicago, Illinois, for in excess of five years.

          Barbara M. Norman, 59, has been a Director, Vice President, Secretary and General Counsel of the Company since June 16, 1997. Ms. Norman had served as Vice President, Secretary and General Counsel of WMS and Midway Games Inc. since June 1992, but resigned from her positions at WMS and Midway Games Inc. and their various subsidiaries as of June 16, 1997. Prior to June 1992, Ms. Norman was associated with the law firm Whitman & Ransom, New York, New York (1990-1992) and served WMS and Midway Games Inc. as Vice President, Secretary and General Counsel during the period 1986-1990 and 1988-1990, respectively. During the years she had been associated with WMS and its subsidiaries, Ms. Norman also served as Vice President and Secretary of the Company and many of WMS' other subsidiaries, including the Company's subsidiaries.


     The business of the Company is managed under the direction of its Board. The Board has two standing committees: an audit committee and a compensation committee.


     The Audit Committee is comprised of certain directors who are not employees of the Company or any of its subsidiaries. The Audit Committee will meet at least twice a year with the Company's independent auditors, management representatives and internal auditors. The Audit Committee will recommend to the Board the appointment of independent auditors, approve the scope of audits and other services to be performed by the independent and internal auditors, consider whether the performance of any professional services by the independent auditors other than services provided in connection with the audit function could impair the independence of the independent auditors and review the results of internal and external audits and the accounting principles applied in financial reporting and financial and operational controls. The independent auditors and internal auditors will have unrestricted access to the Audit Committee and vice versa. The members of the Audit Committee are Messrs. Satz (Chairman) and Lamendella.

     The Compensation Committee is comprised of certain directors who are not employees of the Company or any of its subsidiaries. The Compensation Committee's functions include recommendations on policies and procedures relating to senior executive officers' compensation and various employee stock option and other benefit plans as well as approval of individual salary adjustments and stock awards in those areas. The members of the Compensation Committee are Messrs. Lamendella (Chairman) and Satz.

     The Company's designees on the Board of Directors of WHGI are Messrs. Nicastro, Baker, Gamache, Satz and Lamendella. The Company's designees on the Venturers Committee of the El San Juan are Messrs. Nicastro, Baker and Satz. The Company's designees on the Venturers Committee of WKA are Messrs. Nicastro, Baker and Lamendella.

EXECUTIVE OFFICERS

     The following table sets forth certain information concerning the executive officers of the Company. Each such person was elected to the indicated office in April 1997, except for Ms. Norman, who was elected in June 1997, and serves at the pleasure of the Board.

         NAME                               POSITION WITH THE COMPANY
----------------------  ------------------------------------------------------------------

Louis J. Nicastro.....  Chairman of the Board and Chief Executive Officer
George R. Baker.......  Vice Chairman of the Board
Brian R. Gamache......  President and Chief Operating Officer
Richard F. Johnson....  Chief Financial Officer and Treasurer
Barbara M. Norman.....  Vice President, Secretary and General Counsel

     Louis J. Nicastro, 68, See ' -- Board of Directors and Committees of the Board' for a description of Mr. Nicastro's business experience.

     George R. Baker, 66, See ' -- Board of Directors and Committees of the Board' for a description of Mr. Baker's business experience.

     Brian R. Gamache, 40, See ' -- Board of Directors and Committees of the Board' for a description of Mr. Gamache's business experience.

     Richard F. Johnson, 51, has been Senior Vice President and Chief Financial Officer of WHGI since March 1, 1997 and has been Chief Financial Officer and Treasurer of the Company since April 21, 1997. Prior to joining the Company, Mr. Johnson was Chief Financial Officer of Millamax, Inc. (October 1995-February
1997), Chief Financial Officer of Sun International Bahamas Limited (March 1994-September 1995), Vice President-Finance of Great Bay Hotel & Casino Corporation (June 1993-March 1994), Vice President-Finance of Loews Hotels, Inc. (February 1983-May 1992) and he held various positions for Caesars World, Inc. (February 1975-February 1983), including Vice President-Finance for Caesars Tahoe, Inc. (February 1980-February 1983). From May 1992 until June 1993 Mr. Johnson was a private hotel consultant. He also was associated with KPMG Peat Marwick for approximately seven years and is a certified public accountant.

     Barbara M. Norman, 59, See ' -- Board of Directors and Committees of the Board' for a description of Ms. Norman's business experience.

OTHER SIGNIFICANT EMPLOYEES

     Set forth below is a listing of the general managers of the Condado Plaza, the El San Juan and the El Conquistador and a description of their business experience for the past five years.

     Ronald DiNola, 45, has been Vice President and General Manager of the Condado Plaza since January 29, 1996. Prior to joining the Company, Mr. DiNola was employed by Carnival Hotels & Casinos as the General Manager of the Omni International Hotel in Miami, Florida (June 1993-January 1996) and the General Manager of the Sheraton Grand in Tampa, Florida. (September 1988-June 1993).

     David Kurland, 44, has been Vice President and General Manager of the El San Juan since April 1, 1994. From 1990 until joining the Company, Mr. Kurland was General Manager of the Grand Bay Hotel in Miami, Florida.

     Olivier Masson, 42, has  been Vice President of  the El Conquistador  since
April 1996. From April 1993 until his promotion to Vice President, Mr. Masson was the General Manager of the El Conquistador. Prior to joining the Company, Mr. Masson was Food & Beverage Director of the Ritz Carlton Buckhead in Atlanta, Georgia (August 1992-April 1993), Food & Beverage Director of the Grand Hyatt in Waileh, Hawaii (1989-1992) and Regional Food & Beverage Director for Hyatt Hotel Corp. (1985-1989).

EXECUTIVE OFFICER COMPENSATION

     Prior to the Distribution, the Company's business functioned as separate subsidiaries of WMS and, with the exception of the advice and guidance of the Board of Directors of WMS and in particular Mr. Louis J. Nicastro, its management had been employed by the separate entities comprising the business. The following Summary Compensation Table sets forth a summary of the compensation paid during the past three fiscal years by WMS and/or its subsidiaries to the individuals who serve as the Company's Chief Executive Officer and three of the four next most highly-compensated executive officers of the Company. Mr. Richard F. Johnson, Chief Financial Officer and Treasurer of the Company, commenced his employment with the Company as of March 1, 1997 and, therefore, is not included in the Summary Compensation Table set forth below. The compensation in the following table represents all compensation paid to each such individual in connection with his or her position at WMS and/or its subsidiaries. For a description of the compensation arrangements of certain of these individuals by the Company, see ' -- Employment Agreements.'

                           SUMMARY COMPENSATION TABLE


                                                                              LONG TERM
                                                                             COMPENSATION
                                                                                AWARDS
                                                                             ------------
                                        ANNUAL COMPENSATION                     (WMS)
   NAME AND PRINCIPAL      ----------------------------------------------     SECURITIES
     POSITION WITH THE                                      OTHER ANNUAL      UNDERLYING     ALL OTHER
         COMPANY           YEAR   SALARY($)     BONUS($)   COMPENSATION($)    OPTIONS(#)   COMPENSATION($)
-------------------------  ----   ---------     --------   --------------    ------------  ---------------

Louis J. Nicastro, ......  1996     832,500        --           6,127(1)           --         629,971(2)
  Chairman of the Board    1995     682,500      300,000        4,775(1)           --         409,784(2)
  and Chief Executive      1994     682,500      600,000        4,173(1)        500,000       327,252(2)
  Officer
George R. Baker, ........  1996      67,500(3)     --             --               --            --
  Vice Chairman of the     1995      67,500(3)     --             --               --            --
  Board                    1994      83,500(4)     --             --             50,000          --
Brian R. Gamache, .......  1996     290,000       75,000          --               --            --
  President and Chief      1995     280,000       50,000          --               --            --
  Operating Officer        1994     280,000       50,000          --               --            --
Barbara M. Norman .......  1996     157,500       27,200          --               --            --
  Vice President,          1995     150,000       27,200          --               --            --
  Secretary & General      1994     150,000       40,000          --             75,000          --
  Counsel

                                                   (footnotes on following page)

(footnotes from previous page)

(1) Amounts shown for tax gross up payments.

(2) Amounts shown include accrual for contractual retirement for Mr. Nicastro.

(3) Includes Directors fees for services as a Director of WMS and WHGI.

(4) Includes Directors fees for services as a Director of WMS and WHGI and fees for special consulting services.

OPTION GRANTS

     Neither the Company nor WMS granted stock options to the persons listed on the Summary Compensation Table during fiscal year 1996. Since the Distribution Date, options to purchase an aggregate of 897,000 shares of Common Stock have been granted under the Company's stock option plan of which options to purchase an aggregate of 412,000 shares were granted to persons listed in the Summary Compensation Table. 857,000 of such options have an exercise price of $8.375 per share and 40,000 of such opitons have an exercise price of $11.00 per share, representing the closing price of the Common Stock on the NYSE on the date of grant.

AGGREGATED STOCK OPTION EXERCISES AND YEAR-END VALUES

     The table below sets forth, on an aggregated basis, information regarding the exercise during the 1996 fiscal year of options to purchase WMS Common Stock by each of the persons listed on the Summary Compensation Table above and the value on June 30, 1996 of all unexercised options held by such individuals.

                      AGGREGATED STOCK OPTION EXERCISES IN
               LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

                                                                      NUMBER OF SECURITIES         VALUE OF UNEXERCISED
                                                                     UNDERLYING UNEXERCISED            IN-THE-MONEY
                                                                     OPTIONS AT FISCAL YEAR          OPTIONS AT FISCAL
                                       SHARES                             YEAR-END (#)                 YEAR-END ($)
                                     ACQUIRED ON       VALUE        -------------------------    -------------------------
               NAME                  EXERCISE(S)    ESTIMATED($)    EXERCISABLE/UNEXERCISABLE    EXERCISABLE/UNEXERCISABLE
----------------------------------   -----------    ------------    -------------------------    -------------------------

Louis J. Nicastro.................      --              --                   500,000(U)                 --
George R. Baker...................      --              --                    50,000(U)                 --
Brian R. Gamache..................      --              --                      --                      --
Barbara M. Norman.................      --              --                    75,000(U)                 --

COMPENSATION OF DIRECTORS

     The Company will pay a fee of $25,000 per annum to each Director who is not an employee of the Company or any of its subsidiaries. Each such Director who serves as the Chairman of any committee of the Board will receive a further fee of $5,000 per annum for his services in such capacity. Individuals who serve as Directors of WHGI and who are not employees of WHGI are paid an annual fee of $22,500.

EMPLOYMENT AGREEMENTS

     Louis J. Nicastro. Mr. Nicastro has entered into an employment agreement with the Company pursuant to which he serves as Chairman of the Board and Chief Executive Officer of the Company for a term of five years with an annual base salary of not less than $400,000 per annum, plus bonus compensation in an amount equal to two percent of the pre-tax income of the Company. Mr. Nicastro is also entitled to participate in the Company's employee benefit plans for which he is eligible and which are made available to other executive officers of the Company. Mr. Nicastro has agreed not to engage in any competitive business with the Company during the term of the agreement and for one year thereafter. The employment agreement is terminable at the election of Mr. Nicastro upon the occurrence without his consent or acquiescence of any one or more of the following events: (i) the placement of Mr. Nicastro in a position of lesser stature or the assignment to Mr. Nicastro of duties, performance requirements or working conditions significantly different from or at a variance with those presently in effect; (ii) the treatment of Mr. Nicastro in a manner which is in derogation of his status as a senior executive; (iii) the cessation of service of Mr. Nicastro as a member of the Board; (iv) the discontinuance or reduction of amounts payable or personal benefits available to Mr. Nicastro pursuant to such agreement; or (v) the requirement that Mr. Nicastro work outside his agreed-upon metropolitan area. In any such event, and in the event the Company is deemed to have wrongfully terminated Mr. Nicastro's employment agreement under the terms thereof, the Company is obligated (a) to make a lump sum payment to Mr. Nicastro equal in amount to the sum of the aggregate base salary during the remaining term of his employment agreement and the bonus (assuming pre-tax income of the Company during the remainder of the term of the employment agreement is earned at the highest level achieved in either of the last two full fiscal years prior to such termination) and (b) to purchase at the election of Mr. Nicastro all stock options held by him with respect to Common Stock at a price equal to the spread between the option price and the fair market price of such stock as defined in the agreement. The employment agreement is also terminable at the election of Mr. Nicastro if individuals constituting the Board, or successors approved by such Board members, cease for any reason to constitute at least a majority of the Board. Upon such an event, the Company may be required to purchase the stock options held by Mr. Nicastro and make payments similar to those described above.

     Mr. Nicastro also receives additional compensation of $22,500 per annum for his services as a Director of WHGI. See ' -- Compensation of Directors.'

     George R. Baker. Mr. George R. Baker serves as a Director and Vice Chairman of the Company and as a Director of WHGI. Mr. Baker has entered into a three year employment agreement with the Company providing for an annual base salary of not less than $100,000. The Company has agreed that Mr. Baker may engage in other activities which may command his full-time and attention and that it is anticipated that he will not be required to render services for more than 20 hours per month. Mr. Baker is also entitled to participate in the Company's employee benefit plans for which he is eligible and which are made available to other executive officers of the Company. The employment agreement is terminable at the election of Mr. Baker upon the occurrence without his consent or acquiescence of any one or more of the following events: (i) the placement of Mr. Baker in a position of lesser stature or the assignment to Mr. Baker of duties, performance requirements or working conditions significantly different from or at a variance with those presently in effect; (ii) the treatment of Mr. Baker in a manner which is in derogation of his status as a senior executive;
(iii) the cessation of service of Mr. Baker as a member of the Board; or (iv) the discontinuance or reduction of amounts payable or personal benefits available to Mr. Baker pursuant to such agreement. In any such event, and in the event the Company is deemed to have wrongfully terminated Mr. Baker's employment agreement under the terms thereof, the Company is obligated (a) to make a lump sum payment to Mr. Baker equal in amount to the sum of the aggregate base salary during the remaining term of his employment agreement and (b) to purchase at the election of Mr. Baker all stock options held by him with respect to Common Stock at a price equal to the spread between the option price and the fair market price of such stock as defined in the agreement. The employment agreement is also terminable at the election of Mr. Baker if individuals constituting the Board, or successors approved by such Board members, cease for any reason to constitute at least a majority of the Board. Upon such an event, the Company may be required to purchase the stock options held by Mr. Baker and make payments similar to those described above. Mr. Baker will also continue to receive additional compensation of $22,500 per annum for his services as a Director of WHGI. See ' -- Compensation of Directors.'

     Brian R. Gamache. Mr. Brian R. Gamache is employed as the President and Chief Operating Officer of WHGI pursuant to an employment agreement with a two year term ending October 27, 1998, which term is automatically extended from year to year. The agreement provides for a minimum annual base salary of $300,000, as well as a minimum bonus of $50,000 for the 1997 fiscal year. Additionally, Mr. Gamache is also entitled to bonus compensation at the discretion of the Board, as well as participation, to the extent eligible, in any health and life insurance plans generally available to executive officers of the Company; provided that the Company is obligated, to the extent available at normal rates, to provide Mr. Gamache with $500,000 of term life insurance and additional whole life insurance in a face amount equal to the lesser of $500,000 or such amount of whole life insurance as may be obtained for annual premiums of $5,000. Mr. Gamache is also entitled to any cash surrender value with respect to the aforementioned whole life insurance policy. WHGI may terminate the agreement without cause upon at least 90 days' prior written notice. In such event, Mr. Gamache will receive an amount equal to two years' base salary, payable one-half on the termination date and the balance a year later. Mr. Gamache has the right to terminate his employment agreement by providing the Company at least 90 days' notice. Upon receipt of such notice, the Company has the right to terminate Mr. Gamache's employment at an earlier date by providing Mr. Gamache notice thereof. In such event, Mr. Gamache will receive one year's base salary, payable 25% upon termination and the balance to be paid in equal installments commencing on the first customary payment date of the Company occurring three months after the termination date. Mr. Gamache has agreed not to engage in any competitive business with the Company in Puerto Rico and the Caribbean during the term of his agreement and for one year thereafter.

     Mr. Gamache has entered into an employment agreement with the Company pursuant to which he will serve as President and Chief Operating Officer. The term of this agreement coincides with the term of Mr. Gamache's employment agreement with WHGI. Mr. Gamache is paid an annual salary of $50,000 for his service to the Company. The agreement provides that Mr. Gamache will devote such time to the business of the Company that is reasonable to perform his duties thereunder.

     Richard F. Johnson. Mr. Richard F. Johnson is employed as Senior Vice President and Chief Financial Officer of WHGI pursuant to an employment agreement which commenced March 1, 1997 and terminates February 28, 1999, which term may be extended by mutual agreement on a year-to-year basis. The agreement provides for a minimum annual base salary of $185,000. Additionally, Mr. Johnson is entitled to participate in any bonus, incentive and salary deferment plans generally available to senior executives of WHGI. He is also entitled to participate, to the extent he is eligible, in any health, medical, disability and life insurance plans generally available to executives of WHGI. Upon 10 days' notice, WHGI may terminate Mr. Johnson for cause (as defined in the agreement). In the event the current owners of WHGI cease to own 50% of WHGI, Mr. Johnson may terminate his employment and WHGI will be obligated to pay his base salary and to provide health and life insurance benefits from the date of termination until the earlier of: (i) the expiration of the term of the agreement; (ii) one year after the date of the change of ownership; or (iii) the date Mr. Johnson begins other employment, provided that if Mr. Johnson's compensation level at such new employment is less than his base salary at WHGI, then WHGI will pay Mr. Johnson the difference thereof until the earlier to occur of (i) or (ii) above. If a change in ownership occurs, WHGI may terminate Mr. Johnson's employment and pay him severance equal to one year's base salary. Under certain other circumstances, WHGI will be obligated to pay Mr. Johnson severance equal to six month's base salary. WHGI also paid Mr. Johnson certain other amounts in connection with his relocation to Puerto Rico. Mr. Johnson is also Chief Financial Officer and Treasurer of the Company.

STOCK OPTION PLAN

     In March 1997, the Company adopted a Stock Option Plan (the 'Plan'). The summary of the Plan set forth below is qualified in its entirety by reference to the full text of the Plan.

     The Plan provides for the grant of options to purchase up to 900,000 shares of Common Stock, subject to the terms and conditions of the Plan. The Plan is intended to provide a method pursuant to which officers, directors, employees and certain consultants and advisers to the Company and its subsidiaries may be encouraged to acquire a proprietary interest in the Company and potentially realize benefits from an increase in the value of Common Stock, to encourage and provide such persons with greater incentive for their continued service to the Company and generally to promote the interests of the Company and its stockholders. Each of the persons identified in the Summary Compensation Table above and all executive officers and directors of the Company are eligible to participate in the Plan. The principal terms and conditions of the Plan are summarized below.

     Administration of the Plan. The Plan is administered by the Compensation Committee (the 'Committee') of the Board consisting of two or more persons who are appointed by, and serve at the pleasure of, the Board and each of whom is a 'non-employee director' as that term is defined in Rule 16b-3 of the General Rules and Regulations under the Exchange Act. Subject to the express provisions of the Plan, the Committee has the sole discretion to determine to whom among those eligible, and the time or times at which, options will be granted, the number of shares to be subject to each option, the manner in and price at which options may be exercised and whether stock appreciation rights are associated with such options. In making such determinations, the Committee may take into account the nature and period of service of eligible employees, their level of compensation, their past, present and potential contributions to the Company and such other factors as the Committee in its discretion deems relevant. Options are designated at the time of grant as either 'incentive stock options' intended to qualify under of the Code or 'non-qualified stock options' which do not so qualify.

     The Committee may amend, suspend or terminate the Plan at any time, except that no amendment may be adopted without the approval of stockholders which would: (i) materially increase the maximum number of shares which may be issued pursuant to the exercise of options granted under the Plan; (ii) materially modify the eligibility requirements for participation in the Plan; or (iii) materially increase the benefits provided under the Plan to the extent that stockholder approval would then be required pursuant to Rule 16b-3 under the Exchange Act.

     Unless the Plan is terminated earlier by the Board, the Plan will terminate on March 19, 2007.

     Shares Subject to the Plan. Subject to adjustments resulting from changes in capitalization, no more than 900,000 shares of Common Stock may be issued pursuant to the exercise of options granted under the Plan. If any option expires or terminates for any reason, without having been exercised in full, the unpurchased shares subject to such option will be available again for purposes of the Plan. No employee may receive options in any calendar year to purchase more than 500,000 shares.

     The total number of shares of Common Stock that may be allocated pursuant to options granted under the Plan or that may be allocated to any one employee, the number of shares subject to outstanding options and stock appreciation rights, the exercise price for such options and other terms and conditions of options may be equitably adjusted by the Committee in the event of changes in the Company's capital structure resulting from certain corporate transactions, including a dividend or other distribution, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of shares or other securities of the Company or other corporate transaction, including a change of control or similar event. In addition, if the Company is involved in a merger, consolidation, acquisition, separation, reorganization, liquidation or other similar corporate transaction, the options granted under the Plan will be adjusted, assumed, or, under certain conditions, will terminate, subject to the right of the option holder to exercise his option or a comparable option substituted at the discretion of the Company prior to such event. An incentive stock option may not be transferred other than by will or by laws of descent and distribution, and during the lifetime of the option holder may be exercised only by such holder. The Committee may permit non-qualified stock options to be transferrable under certain circumstances.

     Participation. The Committee is authorized to grant incentive stock options from time to time to such employees of the Company or its subsidiaries, as the Committee, in its sole discretion, may determine. Employees and directors of the Company or its subsidiaries and consultants and advisers providing services to the Company or its subsidiaries are eligible to receive non-qualified stock options under the Plan.

     Option Price. The exercise price of each option is determined by the Committee, but may not, in any case, be less than 85% of the fair market value of the shares of Common Stock on the date of grant or, in the case of incentive stock options, be less than 100% of the fair market value of the shares of Common Stock on the date of grant. If an incentive stock option is to be granted to an employee who owns over 10% of the total combined voting power of all classes of the Company's stock, then the exercise price may not be less than 110% of the fair market value of the Common Stock covered by the incentive stock option on the date the option is granted.

     Acquisition of Shares. In order to assist an optionee in the acquisition of shares of Common Stock pursuant to the exercise of an option granted under the Plan, the Committee may authorize (i) the extension of a loan to the optionee by the Company, (ii) the payment by the optionee of the purchase price of Common Stock in installments or (iii) the guarantee by the Company of a loan obtained by the optionee from a third party. Such loans, installment payments or guarantees may be authorized without security and, in the case of incentive stock options, the rate of interest may not be less than the higher of the prime rate of a commercial bank of recognized standing or the rate of interest imputed under Section 483 of the Code.

     Terms of Options. The Committee has the discretion to fix the term of each option granted under the Plan, except that the maximum length of the term of each option is 10 years, subject to earlier termination as provided in the Plan (five years in the case of incentive stock options granted to an employee who owns over 10% of the total combined voting power of all classes of the Company's stock).

     Federal Income Tax Consequences of Non-Qualified Stock Options. An individual who is a United States taxpayer who is granted a non-qualified stock option under the Plan will not realize any income for Federal income tax purposes on the grant of an option. An option holder will realize ordinary income for Federal income tax purposes on the exercise of an option, provided the shares are not then subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code ('Risk of Forfeiture'), in an amount equal to the excess, if any, of the fair market value of the shares of Common Stock on the date of exercise over the exercise price thereof. If the shares are subject to a Risk of Forfeiture on the date of exercise, the option holder will realize ordinary income for the year in which the shares cease to be subject to a Risk of Forfeiture in an amount equal to the excess, if any, of the fair market value of the shares at the date they cease to be subject to a Risk of Forfeiture over the exercise price, unless the option holder shall have made a timely election under Section 83(b) of the Code to include in his income for the year of exercise an amount equal to the excess of the fair market value of the shares of Common Stock on the date of exercise over the exercise price. The amount realized for tax purposes by an option holder by reason of the exercise of a non-qualified stock option granted under the Plan is subject to withholding by the Company and the Company is entitled to a deduction in an amount equal to the income so realized by an option holder.

     Provided that an individual who is a United States taxpayer satisfies certain holding period requirements provided by the Code, such individual will realize long-term capital gain or loss, as the case may be, if the shares issued upon exercise of a non-qualified stock option are disposed of more than one year after (i) the shares are transferred to the individual or (ii) if the shares were subject to a Risk of Forfeiture on the date of exercise and a valid election under Section 83(b) of the Code shall not have been made, the date as of which the shares cease to be subject to a Risk of Forfeiture. The amount recognized upon such disposition will be the difference between the option holder's basis in such shares and the amount realized upon such disposition. Generally, an option holder's basis in the shares will be equal to the exercise price plus the amount of income recognized upon exercise of the option.

     Puerto Rico Income Tax Consequences of Non-Qualified Stock Options. Similar to the situation in the United States, an individual who is a Puerto Rico taxpayer who is granted a non-qualified stock option under the Plan will not realize any income for Puerto Rico income tax purposes on the grant of an option. An option holder will realize ordinary income for Puerto Rico income tax purposes on the exercise of an option, provided the shares are not then subject to a substantial risk of forfeiture, an amount equal to the excess, if any, of the fair market value of the shares of Common Stock on the date of exercise over the exercise price of the option. If the shares are subject to a substantial risk of forfeiture on the date of exercise, the option holder will realize as ordinary income for Puerto Rico tax purposes for the year in which the shares cease to be subject to the risk of an amount equal to the excess of the fair market value of the shares on the date they cease to be subject to such risk over the option's exercise price. The Puerto Rico Internal Revenue Code of 1994 (the 'PR-Code') does not provide for an election similar to that provided under
Section 83(b) of the Code. The ordinary income realized by an option holder by reason of the exercise of the option is subject to Puerto Rico income tax withholding by the Company and the Company is entitled to a deduction in an amount equal to the income realized by the option holder.

     Upon disposition of the shares, an individual who is a Puerto Rico taxpayer will be taxed on the excess, if any, of the amount received for the shares over the option's exercise price plus the ordinary income realized by reason of the exercise of the option. If the shares were held for more than six months, the gain will be characterized as a long-term capital gain, which will be taxed at a maximum rate of 20%. The gain on the sale of shares held for less than six months will be taxed as ordinary income.

     If the shares are disposed of at a loss, such loss may be used to offset current capital gains plus up to $1,000 of ordinary income. The balance not deducted in the year of the loss may be carried forward to the next five years.

     Federal Income Tax Consequences of Incentive Stock Options. An incentive stock option holder who meets the eligibility requirements of Section 422 of the Code will not realize income for Federal income tax purposes, and the Company will not be entitled to a deduction, on either the grant or the exercise of an incentive stock option. If the incentive stock option holder does not dispose of the shares acquired within two years after the date the incentive stock option was granted to him or within one year after the transfer of the shares to him,
(i) any proceeds realized on a sale of such shares in excess of the option price will be treated as long-term capital gain and (ii) the Company will not be entitled to any deduction for Federal income tax purposes with respect to such shares.

     If an incentive stock option holder disposes of shares during the two-year or one-year periods referred to above (a 'Disqualifying Disposition'), the incentive stock option holder will not be entitled to the favorable tax treatment afforded to incentive stock options under the Code. Instead, the incentive stock option holder will realize ordinary income for Federal income tax purposes in the year the Disqualifying Disposition is made, in an amount equal to the excess, if any, of the fair market value of the shares of Common Stock on the date of exercise over the exercise price.

     An incentive stock option holder generally will recognize a long-term capital gain or loss, as the case may be, if the Disqualifying Disposition is made more than one year after the shares are transferred to the incentive stock option holder. The amount of any such gain or loss will be equal to the difference between the amount realized on the Disqualifying Disposition and the sum of (x) the exercise price and (y) the ordinary income realized by the incentive stock option holder as the result of the Disqualifying Disposition.

     The Company will be allowed in the taxable year of a Disqualifying Disposition a deduction in the same amount as the ordinary income recognized by the incentive stock option holder.

     Notwithstanding the foregoing, if the Disqualifying Disposition is made in a transaction with respect to which a loss (if sustained) would be recognized to the incentive stock option holder, then the amount of ordinary income required to be recognized upon the Disqualifying Disposition will not exceed the amount by which the amount realized from the disposition exceeds the exercise price. Generally, a loss may be recognized if the transaction is not a 'wash' sale, a gift or a sale between certain persons or entities classified under the Code as 'related persons'.

     Puerto Rico Income Tax Consequences of Incentive Stock Options. An incentive stock option holder who meets the eligibility requirements of Section 1046 of the PR-Code will not realize income for Puerto Rico income tax purposes, and the Company will not be entitled to a deduction, on either the grant or the exercise of an incentive stock option. Contrary to the Code, under the PR-Code the exercise of an incentive stock option has no alternative minimum tax considerations and there are no Disqualifying Disposition rules.

     Upon disposition of the shares, the incentive stock option holder will be taxed on the excess of the amount received for the shares over the option's exercise price. Such gain will be considered as either a long-term capital gain (subject to a 20% maximum Puerto Rico income tax rate) or a short-term capital gain (subject to the ordinary income tax rates), depending on the holding period of the shares.

     If the shares are disposed of at a loss, such loss may be used to offset current capital gains plus up to $1,000 of ordinary income. The balance not deducted in the year of the loss may be carried forward to the next five years.

     Alternative Minimum Tax. For purposes of computing the Federal alternative minimum tax with respect to shares acquired pursuant to the exercise of incentive stock options, the difference between the fair market value of the shares on the date of exercise over the exercise price will be includible in alternative minimum taxable income in the year of exercise if the shares are not subject to a Risk of Forfeiture; if the shares are subject to a Risk of Forfeiture, the amount includible in alternative

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
minimum taxable income will be taken into account in the year the Risk of Forfeiture ceases and will be the excess of the fair market value of the shares at the date they cease to be subject to a Risk of Forfeiture over the exercise price. The basis of the shares for alternative minimum tax purposes, generally, will be an amount equal to the exercise price, increased by the amount of the tax preference taken into account in computing the alternative minimum taxable income. In general, the alternative minimum tax is the excess of 26% of alternative minimum taxable income up to $175,000 and 28% of such income above $175,000 over the regular income tax, in each case subject to various adjustments and exemptions.

     Deductions for Federal Income Tax Purposes. Pursuant to the Omnibus Budget Reconciliation Act of 1993, the Company is not able to deduct compensation to certain employees to the extent compensation exceeds $1.0 million per tax year. Covered employees include the chief executive officer and the four other highest paid senior executive officers of the Company for the tax year. Certain performance-based compensation, including stock options, is exempt provided that
(i) the stock options are granted by a committee of the Board which is comprised solely of two or more outside directors, (ii) the plan under which the options are granted is approved by stockholders, and (iii) the plan states the maximum number of shares with respect to which options may be granted during a specified period to any employee. The Company believes that compensation related to options granted under the Plan during the first 12 months following the Distribution or after approval of the Plan by the Company's stockholders after the Distribution Date will qualify for the exemption. The Company has made no determination as to whether it will seek stockholder approval of the Plan. Currently the Company does not have any employees earning in excess of $1.0 million.

                           RELATED PARTY TRANSACTIONS

     On the Distribution Date, the Company entered into an agreement (the 'Put and Call Agreement') with Mr. Louis J. Nicastro which provides that at any time prior to December 31, 1999, the Company shall have the right to require (the 'Put Option') Mr. Nicastro to purchase 300,000 shares of Series B Preferred Stock for an aggregate purchase price of $3,000,000. Mr. Nicastro will also have the right to purchase (the 'Call Option') such 300,000 shares of Series B Preferred Stock for an aggregate purchase price of $3,300,000 which right may also be exercised prior to December 31, 1999 but only in the event that any non-exempt person or entity or group of persons or entities acting in concert, hereafter acquires or announces the intention to acquire beneficial ownership of 10% or more of the Common Stock. The Put and Call Agreement also provides that so long as the Put Option and Call Option remain outstanding the Company will not increase the number of or change, alter or otherwise impair the relative rights, preferences or other provisions of the Series B Preferred Stock nor will the Company except with the consent of two-thirds of the Board authorize the issuance of or become bound to issue any shares of capital stock having voting rights, other than the 12,000,000 authorized shares of Common Stock and such limited voting rights as may be required by law. The Series B Preferred Stock entitles the holder to five votes for each share of Series B Preferred Stock on all matters to be voted upon by the holders of Common Stock including the election of the Board, prohibits the issuance of any capital stock having voting rights other than the 12,000,000 authorized shares of Common Stock (or such greater number of shares of Common Stock or other voting stock as may have been actually issued or which the Company may be bound to issue as of the date of first issuance of shares of Series B Preferred Stock) and such limited voting rights as may be required by law without the affirmative vote of holders of 70% of the outstanding Series B Preferred Stock voting separately as a single class, provides for cumulative quarterly dividends at the rate of prime plus one half percent on the liquidation value of $3,000,000, is redeemable at the option of the holder at any time commencing three years following the date of issuance or earlier at any time that there shall exist two unpaid quarterly dividends and is convertible into shares of Common Stock at a conversion price equal to the lower of the closing price of Common Stock on the first day of trading of such Common Stock (on a when-issued basis or otherwise) on the NYSE (which was $9.00) or the closing price on the NYSE (or other recognized trading market for the Common Stock) on the date immediately prior to the conversion date. Mr. Nicastro also has registration rights with respect to any shares of Common Stock issued upon conversion of the Series B Preferred Stock. See 'Description of the Company's Capital Stock -- Series B Preferred Stock.' The Put Option and Call Option are not transferable and terminate on the earlier to occur of December 31, 1999 or the death of Mr. Nicastro. The Company believes that the Put Option will enable the Company to raise additional capital quickly and inexpensively should such capital be needed. In addition, the Call Option is intended to provide Mr. Nicastro a sufficient equity interest in the Company to induce Mr. Nicastro to continue as Chairman and Chief Executive Officer of WHGI following the Distribution so as to prevent the premature imposition of super majority voting requirements at WHGI. See 'Relationship Between the Company and Its Subsidiaries and Affiliates.'

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of Common Stock by each person known by the Company to beneficially own more than 5% of the outstanding Common Stock:

                                                                      AMOUNT AND
                                                                      NATURE OF         PERCENTAGE OF
                       NAME AND ADDRESS OF                            BENEFICIAL         OUTSTANDING
                         BENEFICIAL OWNER                             OWNERSHIP         COMMON STOCK
------------------------------------------------------------------   ------------    -------------------

Sumner M. Redstone and ...........................................     1,729,425(1)         28.58%
  National Amusements, Inc.
  200 Elm Street
  Dedham, MA 02026
FMR Corp. ........................................................       698,163(2)         11.54%
  82 Devonshire Street
  Boston, MA 02109

------------

(1) The number of  shares reported is  based upon information  contained in  the
    Schedule  13D  dated  April  30,  1997  filed  by  the  NAI  Group  with the
    Commission. Pursuant to such Schedule, NAI and Mr. Redstone reported beneficial ownership of and sole investment power with respect to 870,975 and 1,729,425 (including the 870,975 shares owned by NAI) shares, respectively, of Common Stock and that Mr. Redstone is the beneficial owner of 75% of the issued and outstanding shares of the capital stock of NAI.

(2) The number of shares reported is based upon information with respect to ownership of WMS Common Stock contained in a Schedule 13G/A dated February 14, 1997 filed with the Commission by FMR Corp. Such information assumes that no shares of Common Stock have been acquired or disposed of after the Distribution. Pursuant to such Schedule, FMR Corp. reported that Fidelity Management & Research Company, a wholly-owned subsidiary of FMR Corp. and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, as amended, is the beneficial owner of 2,740,754 shares or 11.3% of WMS Common Stock (685,188 shares of Common Stock) as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940, as amended. Additionally, pursuant to such Schedule, FMR Corp. reported that Fidelity Management Trust Company, a wholly-owned subsidiary of FMR Corp. and a bank as defined in Section 3(a)(6) of the Exchange Act, is the beneficial owner of 51,900 share or 0.2% of WMS Common Stock (12,975 shares of Common Stock) as a result of its serving as investment manager of the institutional account(s). FMR Corp. reported it has sole power to dispose of or direct the disposition of all such shares and sole power to vote 51,900 of shares.

SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership as of June 13, 1997 of Common Stock by (i) each of the Company's Directors and the Executive Officers including those identified on the Summary Compensation Table above, and (ii) all of the Company's Directors and Executives Officers as a group:

                                                                                           PERCENT OF
                                                               AMOUNT AND NATURE OF       OUTSTANDING
                                                               BENEFICIAL OWNERSHIP         COMPANY
                  NAME OF BENEFICIAL OWNER                      OF COMMON STOCK(1)      COMMON STOCK(2)
------------------------------------------------------------   --------------------    ------------------

Louis J. Nicastro...........................................          151,158(3)              2.3%
George R. Baker.............................................           87,200(4)              1.3%
Brian R. Gamache............................................          150,000(3)              2.3%
David M. Satz, Jr...........................................           21,000(5)               *
Joseph A. Lamendella........................................           20,025(5)               *
Richard F. Johnson..........................................                0                  *
Barbara M. Norman...........................................           28,775(6)               *
Directors and Executive Officers as a group (seven
  persons)..................................................          458,158(7)              7.0%

------------

*  Less than one percent

(1) Pursuant to Rule 13d-3(d)(1) of the Exchange Act, shares underlying options are deemed to be beneficially owned if the holder of the option has the right to acquire beneficial ownership of such shares within 60 days.

(2) For purposes of calculating the percentage of shares of Common Stock owned by each director or officer, shares beneficially owned and issuable upon the exercise of his or her options exercisable within 60 days have been deemed to be outstanding.

(3) Includes 150,000 shares which the reporting person has the right to acquire pursuant to currently exercisable stock options.

(4) Includes 87,000 shares which the reporting person has the right to acquire pursuant to currently exercisable stock options.

(5) Includes 20,000 shares which the reporting person has the right to acquire pursuant to currently exercisable stock options.

(6) Includes 25,000 shares which the reporting person has the right to acquire pursuant to currently exercisable stock options.

(7) Includes 452,000 shares which the reporting persons have the right to acquire pursuant to currently exercisable stock options.

            PURPOSES AND ANTI-TAKEOVER EFFECTS OF CERTAIN PROVISIONS

     The Certificate contains several provisions that will make difficult an acquisition of control of the Company by means of a tender offer, open market purchase, proxy fight or otherwise, that is not approved by the Board. The Bylaws also contain provisions that could have an anti-takeover effect.

     The purposes of the relevant provisions of the Certificate and Bylaws are to discourage certain types of transactions, described below, which may involve an actual or threatened change of control of the Company and to encourage persons seeking to acquire control of the Company to consult first with the Board to negotiate the terms of any proposed business combination or offer. The provisions are designed to reduce the vulnerability of the Company to an unsolicited proposal for a take over that does not contemplate the acquisition of all outstanding shares or is otherwise unfair to stockholders of the Company or an unsolicited proposal for the restructuring or sale of all or part of the Company. The Company believes that, as a general rule, such proposals would not be in the best interests of the Company and its stockholders.

     Certain provisions of the Certificate and Bylaws, in the view of the Company, will help ensure that the Board, if confronted by a surprise proposal from a third-party which has acquired a block of Common Stock, will have sufficient time to review the proposal and appropriate alternatives to the proposal and to act in what it believes to be the best interests of the stockholders. In addition, certain other provisions of the Certificate are designed to prevent a purchaser from utilizing two-tier pricing and similar inequitable tactics in the event of an attempt to take over the Company.

     These provisions, individually and collectively, will make difficult and may discourage a merger, tender offer or proxy fight, even if such transaction or occurrence may be favorable to the interests of the stockholders, and may delay or frustrate the assumption of control by a holder of a large block of Common Stock and the removal of incumbent management, even if such removal might be beneficial to the stockholders. Furthermore, these provisions could be utilized to frustrate a future takeover attempt which is not approved by the incumbent Board, but which the holders of a majority of the shares of Common Stock may deem to be in their best interests or in which stockholders may receive a substantial premium for their Common Stock over the then prevailing market prices of such stock. By discouraging takeover attempts, these provisions might have the incidental effect of inhibiting certain changes in management (some or all of the members of which might be replaced in the course of a change of control) and also the temporary fluctuations in the market price of the stock which often result from actual or rumored takeover attempts.

     Set forth below is a description of such provisions in the Certificate and Bylaws. Such description is intended as a summary only and is qualified in its entirety by reference to the Certificate and Bylaws.

THE CERTIFICATE AND BYLAWS

     In general, the provisions of the Certificate (i) provide for a classified board of directors from which directors may only be removed by the stockholders for cause, (ii) limit the right of stockholders to amend the Bylaws, (iii) limit the right of stockholders to call a special meeting of stockholders and eliminate the right of stockholders to take action without a meeting, (iv) establish an advance notice procedure regarding the nomination of directors by stockholders and stockholder proposals to be brought before an annual meeting and (v) authorize a class of preferred stock for which the Board has the power to fix the voting powers, designations, preferences and relative, optional or other special rights.

     Classified Board of Directors. The Certificate provides for the Board to be divided into three classes serving staggered terms so that directors' initial terms will expire either at the 1998, 1999 or 2000 annual meeting of stockholders. Starting with the 1998 annual meeting of Company stockholders, one class of directors will be elected each year for three-year terms. See
'Management -- Board of Directors and Committees of the Board.' The classification of directors makes it more difficult for a significant stockholder to change the composition of the Board in a relatively short period of time and, accordingly, provides the Board and stockholders time to review any proposal that a significant stockholder may make and to pursue alternative courses of action which are fair to all the stockholders of the Company. At least two annual meetings of stockholders, instead of one, will generally be required to effect a change in a majority of the Board.

     The classified board provisions could have the effect of discouraging a third-party from making a tender offer or otherwise attempting to obtain control of the Company, even though such an attempt might be beneficial to the Company and its stockholders. The classified board provisions could thus increase the likelihood that incumbent directors will retain their positions. In addition, since the classified board provisions are designed to discourage accumulations of large blocks of Common Stock by purchasers whose objective is to have such stock repurchased by the Company at a premium, the classified board provisions could tend to reduce the temporary fluctuations in the market price of Common Stock that could be caused by accumulations of large blocks of such stock. Accordingly, stockholders could be deprived of certain opportunities to sell their stock at a temporarily higher market price.

     Removal; Filling Vacancies. The Certificate provides that, subject to the rights of holders of any series of preferred stock, only a majority of the Board then in office or the sole remaining director shall have the authority to fill any vacancies on the Board, including vacancies created by an increase in the number of directors. Moreover, because the Certificate provides for a classified board, the DGCL provides that the stockholders may remove a member of the Board only for cause. The Certificate defines cause as being convicted of a felony by a court of competent jurisdiction and such conviction is no longer subject to direct appeal, or being adjudged to be liable for negligence or misconduct in the performance of a director's duty to the Company by a court and such adjudication is no longer subject to direct appeal. In addition, the Certificate requires the affirmative vote of 80% of the outstanding

Common Stock to remove a director for cause. These provisions relating to removal and filling of vacancies on the Board will make it difficult for stockholders to enlarge the Board or remove incumbent directors and filling the vacancies with their own nominees.

     Limitations on Stockholder Action by Written Consent; Special Meeting. The Certificate provides that stockholder action can be taken only at an annual or special meeting of stockholders and prohibits stockholder action by written consent in lieu of a meeting. The Certificate and Bylaws provide that, subject to the rights of holders of any series of preferred stock, special meetings of stockholders can be called only by a majority of the entire Board or by the President or Chairman of the Board. Stockholders are not permitted to call a special meeting or to require that the Board call a special meeting of stockholders. Moreover, the business permitted to be conducted at any special meeting of stockholders is limited to the business brought before the meeting by or at the direction of the Board. These provisions prohibit a significant stockholder from proposing a stockholder vote at a special meeting on issues not approved by the Board or from authorizing stockholder action without a meeting at which all stockholders would be entitled to participate.

     Nominations of Directors and Stockholder Proposals. The Bylaws and Certificate establish an advance notice procedure with regard to the nomination other than by or at the direction of the Board of candidates for election as directors (the 'Nomination Procedure') and with regard to stockholder proposals to be brought before an annual meeting of stockholders (the 'Business
Procedure'). The Nomination Procedure provides that only persons who are nominated by or at the direction of the Board, or by a stockholder who has given timely prior written notice to the Corporate Secretary of the Company prior to the meeting at which directors are to be elected, will be eligible for election as directors. The Business Procedure provides that stockholder proposals must be submitted in writing in a timely manner in order to be considered at any annual meeting. To be timely, notice for nominations or stockholder proposals must be received by the Company not less than 60 days nor more than 90 days prior to the annual meeting; provided, however, that in the event that less than 70 days notice or prior public disclosure of the date of the annual meeting is given or made to stockholders, notice by a stockholder, to be timely, must be received no later than the close of business on the tenth day following the date on which such notice of the date of the annual meeting was made or such public disclosure was made, whichever first occurs.

     Under the Nomination Procedure, notice to the Company from a stockholder who proposes to nominate a person at a meeting for election as a director must contain certain information about that person, including age, business and residence addresses, principal occupation, the class and number of shares of Common Stock beneficially owned, the consent of such person to be nominated and such other information as would be required to be included in a proxy statement soliciting proxies for the election of the proposed nominee, and certain information about the stockholder proposing to nominate that person. Under the Business Procedure, notice relating to a stockholder proposal must contain certain information about such proposal and about the stockholder who proposes to bring the proposal before the meeting.

     The purpose of the Nomination Procedure is, by requiring advance notice of nominations by stockholders, to afford the Board a meaningful opportunity to consider the qualifications of the proposed nominees and, to the extent deemed necessary or desirable by the Board, to inform stockholders about such qualifications. The purpose of the Business Procedure is, by requiring advance notice of stockholder proposals, to provide a more orderly procedure for conducting annual meetings of stockholders and, to the extent deemed necessary or desirable by the Board, to provide the Board with a meaningful opportunity to inform stockholders, prior to such meetings, of any proposal to be introduced at such meetings, together with any recommendation or the Board's position or belief as to action to be taken with respect to such proposal, so as to enable stockholders better to determine whether they desire to attend such meeting or grant a proxy to the Board as to the disposition of any such proposal. Although the Bylaws do not give the Board any power to approve or disapprove stockholder nominations for the election of directors or of any other proposal submitted by stockholders, the Bylaws may have the effect of precluding a nomination for the election of directors or precluding the conducting of business at a particular stockholders meeting if the proper procedures are not followed, and may discourage a third-party from conducting a solicitation of proxies to elect its own
                                       56
slate of directors or otherwise attempting to obtain control of the Company, even if the conduct of such solicitation or such attempt might be beneficial to the Company and its stockholders.

     The Certificate authorizes the issuance of up to 2,000,000 shares of preferred stock, par value $.01 per share (the 'Preferred Stock'), and gives the Board (without action by stockholders) the power to designate the number of shares constituting any series, and to fix the voting powers, designations, preferences and relative, optional or other special rights thereof, including liquidation preferences and the dividend, conversion and redemption rights of each such series. If the resolutions establishing the series so provide, holders of any series of Preferred Stock may have the right to receive a liquidating distribution before any distribution is made to holders of Common Stock upon liquidation, and holders of Preferred Stock may be entitled to receive all dividends to which they are entitled before any dividends may be paid to holders of Common Stock. Holders of each series of Preferred Stock will have such voting rights (which may include special rights regarding election of directors) as may be provided in the resolutions establishing such series. The proposed Preferred Stock will not be set aside for any specified purpose, but will be subject to issuance at the discretion of the Board from time to time for any proper corporate purposes and without any further stockholder approval. Any Preferred Stock which is issued will rank senior to Common Stock.

     In addition, a new class of Preferred Stock can be used to make more difficult a change in control of the Company. Under certain circumstances the Board could create impediments to, or frustrate persons seeking to effect, a takeover or transfer of control of the Company by causing such shares to be issued to a holder or holders who might side with the Board in opposing a takeover bid that the Board determines is not in the best interests of the Company and its stockholders. Such action may have an adverse impact on stockholders who may want to accept such takeover bid. In this connection, the Board could, publicly or privately, issue shares of Preferred Stock with full voting rights to a holder that would thereby have sufficient voting power to ensure that certain types of proposals (including any proposal to remove directors, to accomplish certain business combinations opposed by the Board, or to alter, amend or repeal provisions in the Certificate or Bylaws relating to any such action) would not receive the requisite stockholder vote. Furthermore, the existence of such shares might have the effect of discouraging any attempt by a person or entity to acquire control of the Company since the issuance of such shares could dilute the ownership of such person or entity. Other than the Preferred Stock issuable pursuant to the Rights Agreement and the Series B Preferred Stock, the Company is not contemplating the issuance of any Preferred Stock which may make more difficult a change in control of the Company, nor is the Company aware of any proposals to a possible change in control of the Company.

STOCKHOLDER RIGHTS AGREEMENT

     The following description of the Company's Rights Agreement is qualified in its entirety by reference to the Rights Agreement.

     The Rights Agreement provides that one Right will be issued with each share of Common Stock issued (whether originally issued or from the Company's treasury) prior to the Rights Distribution Date (as defined). The Rights are not exercisable until the Rights Distribution Date and will expire at the close of business on December 31, 2007 (the 'Final Expiration Date') unless previously redeemed by the Company as described below. When exercisable, each right entitles the owner to purchase from the Company one one-hundredth (.01) of a share of the Company's Series A Preferred Stock at an exercise price of $100.00, subject to certain antidilution adjustments. The Rights will not, however, be exercisable, transferable separately or trade separately from the shares of Common Stock, until (a) the tenth business day after the 'Stock Acquisition
Date' (i.e., the date of a public announcement that a person or group is an 'Acquiring Person') or (b) the tenth business day (or such later day as the Board, with the concurrence of a majority of Continuing Directors, determines) after a person or group announces a tender or exchange offer, which, if consummated, would result in such person or group beneficially owning 15% or more of the Common Stock (the earlier of such dates being the 'Rights Distribution Date').

     In general, any person or group of affiliated persons (other than the Company, any of its subsidiaries, any person who as of the Distribution Date beneficially owns 15% or more of the Common

Stock, certain of the Company's benefit plans and any person or group of affiliated persons whose acquisition of 15% or more is approved by the Board in advance) who, after the date of adoption of the Rights Agreement, acquires beneficial ownership of 15% or more of the Common Stock will be considered an 'Acquiring Person.'

     If a person or group of affiliated persons becomes an Acquiring Person, then each Right (other than Rights owned by such Acquiring Person and its affiliates and associates, which will be null and void) will entitle the holder thereof to purchase, for the exercise price, a number of shares of Common Stock having a then current market value of twice the exercise price. Accordingly, at the original exercise price, each Right would entitle its registered holder to purchase $200.00 worth of Common Stock for $100.00.

     If at any time after the Stock Acquisition Date, (a) the Company merges into another entity, (b) an acquiring entity merges into the Company and the Common Stock is changed into or exchanged for other securities or assets of the acquiring entity or (c) the Company sells more than 50% of its assets or earning power, then each Right will entitle the holder thereof to purchase, for the exercise price, the number of shares of common stock of such other entity having a current market value of twice the exercise price. The foregoing will not apply to (i) a transaction approved by a majority of the Board (or from and after the Stock Acquisition Date, a majority of the Continuing Directors) or (ii) a merger which follows a cash tender offer approved by the Board (or after the Stock Acquisition Date, a majority of the Continuing Directors) for all outstanding shares of Common Stock so long as the consideration payable in the merger is the same in form and not less than the amount as was paid in the tender offer. A Continuing Director is a director in office prior to the distribution of the Rights and any director recommended or approved for election by such directors but does not include any representative of an Acquiring Person.

     Subject to the limitations summarized below, the Rights are redeemable at the Company's option, at any time prior to the earlier of the Stock Acquisition Date or the Final Expiration Date, for $.01 per Right, payable in cash or shares of Common Stock. Under certain circumstances, the decision to redeem requires the concurrence of a majority of the Continuing Directors. In the event a majority of the Board is changed by vote of the Company's stockholders, the Rights shall not be redeemable for a period of 10 business days after the date that the new directors so elected take office and it shall be a condition to such redemption that any tender or exchange offer then outstanding be kept open within such 10 business day period. At any time after any person becomes an Acquiring Person, the Board may exchange the Rights (other than Rights owned by the Acquiring Person and associates, which will be null and void), in whole or in part, for Common Stock on the basis of an exchange ratio of one share of Common Stock for each Right (subject to adjustment).

     As long as the Rights are attached to the Common Stock, each share of Common Stock issued by the Company will also evidence one Right. Until the Rights Distribution Date, the Rights will be represented by Common Stock certificates and will be transferred only with Common Stock certificates; separate certificates representing the Rights will be mailed, however, to holders of Common Stock as of the Rights Distribution Date. The holders of Rights will not have any voting rights or be entitled to dividends until the Rights are exercised.

     The purchase price payable, and the number of shares of Series A Preferred Stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution in the event of certain stock dividends on, or subdivisions, combinations or reclassifications of, the shares of Common Stock prior to the Rights Distribution Date, and in certain other events.

     The Board may amend the Rights Agreement prior to the Rights Distribution Date. After the Rights Distribution Date, the Board may amend the Rights Agreement only to cure ambiguities, to shorten or lengthen any time period (subject to certain limitations) or if such amendment does not adversely affect the interests of the Rights Holders and does not relate to any principal economic term of the Rights.

SERIES B PREFERRED STOCK

     The Company is party to the Put and Call Agreement which provides that at any time prior to December 31, 1999, the Company shall have the right to require Mr. Nicastro to purchase 300,000 shares of Series B Preferred Stock for an aggregate purchase price of $3,000,000. Mr. Nicastro will also have the right to purchase such 300,000 shares of Series B Preferred Stock for an aggregate purchase price of $3,300,000 which right may also be exercised prior to December 31, 1999 but only in the event that any non-exempt person or entity or group of persons or entities acting in concert, hereafter acquires or announces the intention to acquire beneficial ownership of 10% or more of the Common Stock. The Put and Call Agreement also provides that the Company will not increase the number of or change, alter or otherwise impair the relative rights, preferences or other provisions of the Series B Preferred Stock so long as the Put Option and Call Option remain outstanding. The Series B Preferred Stock entitles the holder to five votes for each share of Series B Preferred Stock on all matters to be voted upon by the holders of Common Stock including the election of the Board, requires that the issuance of any capital stock having voting rights, other than the 12,000,000 authorized shares of Common Stock (or such greater number of shares of Common Stock or other voting stock as may have been actually issued or which the Company may be bound to issue as of the date of first issuance of shares of Series B Preferred Stock) and such limited voting rights as may be required by law, be approved by the affirmative vote of the holders of 70% of the outstanding shares of Series B Preferred Stock, provides for cumulative quarterly dividends at the rate of prime plus one half percent on the liquidation value of $3,000,000, is redeemable at the liquidation value plus accrued and unpaid dividends at the option of the holder at any time commencing three years following the date of issuance or earlier at any time that there shall be two unpaid quarterly dividends and is convertible into shares of Common Stock at a conversion price equal to the lower of the closing price of Common Stock on the first day of official trading of such Common Stock (on a when-issued basis or otherwise) on the NYSE or the closing price on the date immediately prior to the conversion date. The Put Option and Call Option are not transferable and terminate on the earlier to occur of December 31, 1999 or the death of Mr. Nicastro. The Company believes that the Put Option will enable the Company to raise additional capital quickly and inexpensively should such capital be needed. In addition, the Call Option is intended to provide Mr. Nicastro a sufficient equity interest in the Company to induce Mr. Nicastro to continue as Chairman and Chief Executive Officer of WHGI following the Distribution so as to prevent the premature imposition of super majority voting requirements at WHGI. See 'Relationship Between the Company and Its Subsidiaries and Affiliates.'

     The existence of the Call Option and the features of the Series B Preferred Stock have the effect, based upon the number of outstanding shares of Common Stock as of June 1, 1997, of permitting Mr. Nicastro to acquire approximately 19.9% of the outstanding voting rights of the Company in the event a person or entity seeks to acquire 10% or more of the outstanding Common Stock. These enhanced voting rights might render it more difficult for a person to seek control of the Company even with the consent of the Board.

CERTAIN PROVISIONS OF THE DELAWARE GENERAL CORPORATION LAW

     Generally, Section 203 of the DGCL prohibits a publicly-held Delaware corporation from engaging in a broad range of 'business combinations' with an 'interested stockholder' (defined generally as a person owning 15% or more of a corporation's outstanding voting stock) for three years following the time such person became an interested stockholder unless: (i) before the person becomes an interested stockholder, the transaction resulting in such person becoming an interested stockholder or the business combination is approved by the board of directors of the corporation; (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock of the corporation (excluding shares owned by directors who are also officers of the corporation or shares held by employee stock plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender offer or exchange offer); or (iii) at or subsequent to such time the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock excluding shares owned by the interested stockholders.

     Section 203 of the DGCL may discourage persons from making a tender offer for or acquisitions of substantial amounts of Common Stock. This could have the effect of inhibiting changes in management and may also prevent temporary fluctuations in the market price of Common Stock that often result from takeover attempts.

     Section 228 of the DGCL allows any action which is required to be or may be taken at a special or annual meeting of the stockholders of a corporation to be taken without a meeting with the written consent of holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, provided that the certificate of incorporation of such corporation does not contain a provision to the contrary. The Certificate contains a provision eliminating this authority.

                   DESCRIPTION OF THE COMPANY'S CAPITAL STOCK

GENERAL

     The Company's authorized capital stock consists of 17,000,000 shares of which (i) 12,000,000 shares are Common Stock, of which 6,050,200 shares, constituting approximately 40% of the authorized Common Stock, are issued and outstanding, (ii) 3,000,000 shares are Class A non-voting common stock, par value $.01 per share (the 'Class A Common Stock'), none of which are outstanding and (iii) 2,000,000 shares are Preferred Stock, none of which are outstanding, although (a) a series of Series A Preferred Stock will be designated for issuance in connection with the Rights Agreement between the Company and The Bank of New York and (b) 300,000 shares have been designated for issuance as Series B Preferred Stock in connection with the Put and Call Agreement.

PREFERRED STOCK

     The Certificate provides that the Board is authorized to provide for the issuance of shares of Preferred Stock, from time to time, in one or more series, and to fix any voting powers, full or limited or none, and the designations, preferences and relative, participating, optional or other special rights applicable to the shares to be included in any such series and any qualifications, limitations or restrictions thereon. No shares of Preferred Stock of the Company are outstanding although a series of Series A Preferred Stock will be designated for issuance in connection with the Rights Agreement and a series of Series B Preferred Stock has been designated in connection with the Put and Call Agreement. See 'Purposes and Anti-Takeover Effects of Certain Provisions -- The Company Certificate and Bylaws' and ' -- Stockholder Rights Agreement' and ' -- Series B Preferred Stock.'

SERIES B PREFERRED STOCK

     The Company has designated 300,000 shares of Series B Preferred Stock pursuant to the Put and Call Agreement. When issued, the Series B Preferred Stock will have the following rights, preferences and designations:

          Voting Rights. Each holder of Series B Preferred Stock will be entitled to five votes for each share registered in his name on the books of the Company on all matters submitted to a vote of stockholders and except as otherwise provided by law or as further set forth herein, the holders of Series B Preferred Stock will vote collectively with the holders of Common Stock as one class. In addition, no shares of any class or series of capital stock having any voting rights, other than the 12,000,000 authorized shares of Common Stock and as such voting rights may be otherwise required by law, may be authorized or issued by the Company without the affirmative vote of the holders of 70% of the outstanding shares of Series B Preferred Stock voting separately as a single class and the par value and the powers, preferences or special rights of the Series B Preferred Stock may not be changed so as to adversely affect the Series B Preferred Stock without the affirmative vote of the holders of 70% of the outstanding shares of Series B Preferred Stock. See 'Purpose s and Anti-Takeover Effects of Certain Provisions -- Series B Preferred Stock.'

          Dividend Rights. The Series B Preferred Stock shall be senior as to dividends over the Common Stock, Class A Common Stock and Series A Preferred Stock. Subject to the rights of the holders of any other shares of the Preferred Stock which may at the time be outstanding and subject to certain contractual restrictions on the payment of dividends contained in any of the Company's future debt agreements, holders of Series B Preferred Stock shall be entitled to cumulative quarterly dividends on the liquidation value of the Series B Preferred Stock ($10.00 per share) at the annual prime rate of Chase Bank plus one half percent. Unpaid dividends shall also accrue dividends at the same rate. Dividends shall be paid on the first day of January, April, July and October. At any time that there shall exist two unpaid quarterly dividends, the holders of the Series B Preferred Stock shall have the right to require the Company to redeem such shares at the liquidation value plus all accrued and unpaid dividends. See ' -- Redemption Rights.'

          Conversion Rights. Each share of Series B Preferred Stock may, at the option of the holder, be converted into such number of shares of Common Stock determined by dividing the sum of the liquidation value of such shares and the cumulative unpaid dividends by the conversion price. The conversion price shall be the lower of the closing price of the Common Stock on its first day of official trading (on a when-issued basis or otherwise) on the NYSE (which was $9.00) and the closing price on the NYSE (or other recognized trading market for the Common Stock) at the close of business on the business day immediately prior to the conversion date.

          Redemption Rights. The holders of the Series B Preferred Stock shall have the right to require the Company to redeem the shares of Series B Preferred Stock at any time after the expiration of three years from the date of issuance or earlier at any time that there shall exist two unpaid quarterly dividends. The Series B Preferred Stock is to be redeemed at the liquidation value plus all accrued and unpaid dividends.

          Liquidation Rights. Subject to the prior rights of creditors and holders of any shares of stock having senior rights on liquidation, but before any amounts are paid to the holders of the Series A Preferred Stock, the Common Stock or the Class A Common Stock, the holders of the Series B Preferred Stock shall be entitled in the event of a liquidation, dissolution or winding-up of the Company to a preference of $10.00 per share of Series B Preferred Stock plus all accrued and unpaid dividends.

COMMON STOCK

     Voting Rights. Each holder of Common Stock is entitled to one vote for each share registered in his name on the books of the Company on all matters submitted to a vote of stockholders. The holders of Common Stock vote as one class, subject to the right of the holders of Series B Preferred Stock to vote together with the holders of Common Stock and except as otherwise required by law. The shares of Common Stock do not have cumulative voting rights. As a result, the holders of Common Stock entitled to exercise more than 50% of the voting rights in an election of directors are able to elect 100% of the directors to be elected if they choose to do so. In such event, the holders of the remaining shares of Common Stock voting for the election of directors will not be able to elect any persons to the Board.

     Dividend Rights. Subject to the rights of the holders of any shares of the Preferred Stock which may at the time be outstanding and subject to certain contractual restrictions on the payment of dividends contained in any of the Company's future debt agreements, holders of Common Stock will be entitled to such dividends as the Board may declare out of funds legally available therefor. Because virtually all of the operations of the Company are conducted through subsidiaries, some of which are wholly-owned, the Company's cash flow and consequent ability to pay dividends on Common Stock are dependent to a substantial degree upon the earnings of such subsidiaries and on dividends and other payments therefrom. See 'Hotel Financings and Certain Contingent Obligations.'

     Liquidation Rights and Other Provisions. Subject to the prior rights of creditors and the holders of any Preferred Stock which may be outstanding from time to time, the holders of Common Stock are entitled in the event of liquidation, dissolution or winding up to share pro rata in the distribution of all remaining assets.

     Holders of Common Stock are not liable for any calls or assessments and the Common Stock is not convertible into any other security. The Certificate provides that the private property of the stockholders shall not be subject to the payment of corporate debts. There are no redemption or sinking fund provisions applicable to the Common Stock, and the Certificate provides that there shall be no preemptive rights.

     The transfer agent and registrar for Common Stock is The Bank of New York, with an address at 101 Barclay Street, 12W, New York, New York 10286.

CLASS A COMMON STOCK

     The Certificate provides that the Board is authorized to provide for the issuance of shares of Class A Common Stock, from time to time, in one or more series, and to fix the designations, conversion and redemption rights applicable to the shares to be included in any such series and any qualifications, limitations or restrictions thereon. No shares of Class A Common Stock are outstanding and the Company currently has no plans to designate for issuance any series of Class A Common Stock. When issued, the Class A Common Stock will have equal rights to dividends and on liquidation with the Common Stock but will not have voting rights, except as otherwise required by the DGCL.

                        SHARES ELIGIBLE FOR FUTURE SALE

     The Company has outstanding 6,050,200 shares of Common Stock including the 1,729,425 Shares. Except for the Shares, substantially all of the Company's outstanding Common Stock are freely tradeable without restriction under the Act. The Shares, when sold by the NAI Group pursuant to this Prospectus, will also be freely tradeable under the Act, unless purchased by 'affiliates' of the Company as that term is defined in Rule 144 promulgated under the Act.

     There are 900,000 shares of Common Stock reserved for issuance under the Plan of which, as of June 10, 1997, 897,000 shares are subject to outstanding options. Options with respect to 472,000 shares are currently exercisable and the balance of the options covering 425,000 shares become exercisable in installments commencing April 21, 1999. The Company intends to register the shares subject to such options under the Act and such shares, when the options are exercised, may be sold in the public market at any time thereafter, subject to certain restrictions under Rule 144 with respect to shares held by affiliates of the Company.

     In the event that the 300,000 shares of Series B Preferred Stock are issued as a result of the Put and Call Agreement, such shares of Series B Preferred Stock may be converted into a minimum of 333,333 shares of Common Stock. Mr. Nicastro has the right to have such shares registered under the Act in which event such shares would be freely tradeable.

                                 LEGAL MATTERS

     The legality of the Common Stock covered by this Prospectus has been passed upon for the Company by Shack & Siegel, P.C., New York, New York, counsel to the Company. Stockholders of Shack & Siegel, P.C. hold options to purchase 20,000 shares of Common Stock under the Plan at an exercise price of $8.375 per share.

                                    EXPERTS

     The consolidated financial statements of the Company at June 30, 1996 and 1995, and for each of the three years in the period ended June 30, 1996, and the financial statements of Posadas de San Juan Associates, WKA El Con Associates and El Conquistador Partnership L.P., appearing in this Prospectus and the Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                           WHG RESORTS & CASINOS INC.
                     (FORMERLY WILLIAMS HOTEL CORPORATION)
                         INDEX TO FINANCIAL STATEMENTS

WHG Resorts & Casinos Inc.
(formerly Williams Hotel Corporation)
     Report of Independent Auditors........................................................................    F-2
     Consolidated Balance Sheets at March 31, 1997 and at June 30, 1996 and 1995...........................    F-3
     Consolidated Statements of Operations for Nine Months Ended March 31, 1997 and 1996 and for Years
      Ended June 30, 1996, 1995 and 1994...................................................................    F-4
     Consolidated Statements of Cash Flows for Nine Months Ended March 31, 1997 and 1996 and for Years
      Ended June 30, 1996, 1995 and 1994...................................................................    F-5
     Consolidated Statements of Changes in Shareholder's Equity for Years Ended June 30, 1996, 1995 and
      1994.................................................................................................    F-6
     Notes to Consolidated Financial Statements............................................................    F-7
Posadas de San Juan Associates, a significant nonconsolidated affiliate of registrant
     Report of Independent Auditors........................................................................   F-19
     Balance Sheets at March 31, 1997 and at June 30, 1996 and 1995........................................   F-20
     Statements of Operations and Deficit for Nine Months Ended March 31, 1997 and 1996 and for Years Ended
      June 30, 1996, 1995 and 1994.........................................................................   F-21
     Statements of Cash Flows for Nine Months Ended March 31, 1997 and 1996 and for Years Ended June 30,
      1996, 1995 and 1994..................................................................................   F-22
     Notes to Financial Statements.........................................................................   F-23
WKA El Con Associates, a significant nonconsolidated affiliate of registrant
     Report of Independent Auditors........................................................................   F-28
     Balance Sheets at March 31, 1997 and at June 30, 1996 and 1995........................................   F-29
     Statements of Operations and Deficit for Nine Months Ended March 31, 1997 and 1996 and for Years Ended
      June 30, 1996, 1995 and 1994.........................................................................   F-30
     Statements of Cash Flows for Nine Months Ended March 31, 1997 and 1996 and for Years Ended June 30,
      1996, 1995 and 1994..................................................................................   F-31
     Notes to Financial Statements.........................................................................   F-32
El Conquistador Partnership L.P., a significant nonconsolidated affiliate of registrant
     Report of Independent Auditors........................................................................   F-35
     Balance Sheets at December 31, 1996 and at March 31, 1996 and 1995....................................   F-36
     Statements of Operations and (Deficiency in) Partners' Capital for Nine Months Ended December 31, 1996
      and 1995 and for Years Ended March 31, 1996, 1995 and 1994...........................................   F-37
     Statements of Cash Flows for Nine Months Ended December 31, 1996 and 1995 and for Years Ended March
      31, 1996, 1995 and 1994..............................................................................   F-38
     Notes to Financial Statements.........................................................................   F-39

                         REPORT OF INDEPENDENT AUDITORS

To the Stockholder and Board of Directors
WHG RESORTS & CASINOS INC.

     We have audited the accompanying consolidated balance sheets of WHG Resorts & Casinos Inc., formerly Williams Hotel Corporation, and subsidiaries as of June 30, 1996 and 1995, and the related consolidated statements of operations, cash flows and shareholder's equity for each of the three years in the period ended June 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the accounting principles used and significant estimates made by management, as well as evaluating the overall statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of WHG Resorts & Casinos Inc. and subsidiaries at June 30, 1996 and 1995, and the consolidated results of their operations and their cash flows for each of the three years in the period ended June 30, 1996, in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

Chicago, Illinois
February 21, 1997

                           WHG RESORTS & CASINOS INC.
                     (FORMERLY WILLIAMS HOTEL CORPORATION)
                          CONSOLIDATED BALANCE SHEETS

                                                                                MARCH 31,          JUNE 30,
                                                                                ---------    --------------------
                                                                                  1997         1996        1995
                                                                                ---------    --------    --------
                                                                                (UNAUDITED)
                                                                                     (THOUSANDS OF DOLLARS)

                                   ASSETS
Current assets:
     Cash and cash equivalents...............................................   $  10,870    $  6,616    $  3,627
     Receivables, net of allowances of $548, $475 in 1996 and $399 in 1995...       5,248       2,534       4,333
     Receivables from nonconsolidated affiliates.............................         702         608       3,376
     Inventories.............................................................         574         651         804
     Other current assets....................................................         851         689         946
                                                                                ---------    --------    --------
          Total current assets...............................................      18,245      11,098      13,086
Investments in, receivables and advances to nonconsolidated affiliates.......      28,099      27,126      26,320
Property and equipment, net..................................................      43,153      44,919      48,660
Land held as investment......................................................       5,095       5,095       5,095
Excess of purchase cost over amount assigned to net assets acquired, net of
  accumulated amortization of $3,640, $3,340 in 1996 and $2,939 in 1995......       8,809       9,109       9,510
Deferred income taxes........................................................      --           --            948
Other assets.................................................................       6,445       7,387       7,687
                                                                                ---------    --------    --------
                                                                                $ 109,846    $104,734    $111,306
                                                                                ---------    --------    --------
                                                                                ---------    --------    --------
                    LIABILITIES AND SHAREHOLDER'S EQUITY
Current liabilities:
     Accounts payable........................................................   $   3,785    $  3,297    $  3,581
     Accrued compensation and related benefits...............................       2,536       2,128       1,833
     Other accrued liabilities...............................................       3,558       2,721       2,744
     Dividend payable on preferred stock of Condado Plaza....................         246          94         557
     Notes payable...........................................................       1,000       2,000       2,000
     Current maturities of long-term debt....................................       3,482       3,299       3,813
                                                                                ---------    --------    --------
          Total current liabilities..........................................      14,607      13,539      14,528
Long-term debt, less current maturities......................................      20,310      23,555      26,928
Deferred income taxes........................................................       2,156       2,291       --
Other noncurrent liabilities.................................................       4,926       4,542       4,252
Payable to WMS Industries Inc. ..............................................         161         397       6,672
Minority interests...........................................................      21,590      18,810      16,363
Preferred stock of Condado Plaza held by WMS Industries Inc. ................       4,100       4,100       7,500
Shareholder's equity:
     Common stock............................................................           1           1           1
     Additional paid-in capital..............................................       3,849       3,849       3,849
     Retained earnings.......................................................      38,146      33,650      31,213
                                                                                ---------    --------    --------
               Total shareholder's equity....................................      41,996      37,500      35,063
                                                                                ---------    --------    --------
                                                                                $ 109,846    $104,734    $111,306
                                                                                ---------    --------    --------
                                                                                ---------    --------    --------

                See Notes to Consolidated Financial Statements.

                           WHG RESORTS & CASINOS INC.
                     (FORMERLY WILLIAMS HOTEL CORPORATION)
                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                              NINE MONTHS ENDED
                                                                  MARCH 31,              YEARS ENDED JUNE 30,
                                                             --------------------    -----------------------------
                                                               1997        1996       1996       1995       1994
                                                             --------    --------    -------    -------    -------
                                                                 (UNAUDITED)(THOUSANDS OF DOLLARS)

Revenues:
     Williams Hospitality management fees from
       nonconsolidated affiliates.........................   $10,440     $10,177     $13,372    $13,348    $12,880
     Condado Plaza hotel/casino:
          Casino..........................................    17,196      17,485      22,438     24,584     29,560
          Casino promotional allowances...................    (5,773)     (5,655)     (6,986)    (6,872)    (8,379)
          Rooms...........................................    19,472      19,614      25,477     25,210     26,183
          Food and beverages..............................     8,121       8,469      11,478     11,412     11,713
          Other...........................................     2,190       2,216       2,915      3,196      3,523
                                                             --------    --------    -------    -------    -------
                                                              41,206      42,129      55,322     57,530     62,600
                                                             --------    --------    -------    -------    -------
               Total revenues.............................    51,646      52,306      68,694     70,878     75,480
Costs and expenses:
     Williams Hospitality operating expenses (excl.
       depreciation)......................................     2,828       2,903       3,882      5,175      5,724
     Condado Plaza operating expenses (excl.
       depreciation):
          Casino..........................................     8,332       9,011      12,375     13,737     14,612
          Rooms...........................................     5,708       6,599       8,593      9,081      8,969
          Food and beverages..............................     6,760       7,528      10,088     10,503     10,153
          Other...........................................     3,638       4,025       5,281      6,463      5,909
                                                             --------    --------    -------    -------    -------
                                                              24,438      27,163      36,337     39,784     39,643
     Selling and administrative...........................     6,940       7,115       9,487     12,301     10,877
     Depreciation and amortization........................     4,223       4,034       5,430      5,994      5,344
                                                             --------    --------    -------    -------    -------
               Total costs and expenses...................    38,429      41,215      55,136     63,254     61,588
                                                             --------    --------    -------    -------    -------
Operating income..........................................    13,217      11,091      13,558      7,624     13,892
Interest income, primarily from nonconsolidated
  affiliates, and other income............................     1,643       1,367       1,830      2,548      1,171
Interest expense..........................................    (2,489)     (2,815)     (3,689)    (4,300)    (4,722)
Equity in loss of nonconsolidated affiliates..............    (2,395)     (3,915)     (3,465)    (7,003)    (3,534)
                                                             --------    --------    -------    -------    -------
Income (loss) before tax provision and minority
  interests...............................................     9,976       5,728       8,234     (1,131)     6,807
Credit (provision) for income taxes.......................    (2,302)       (710)     (1,645)       234          7
Minority interests in income..............................    (2,932)     (2,779)     (3,636)    (2,910)    (4,597)
Dividend on preferred stock of Condado Plaza..............      (246)       (422)       (516)      (557)     --
                                                             --------    --------    -------    -------    -------
Net income (loss).........................................   $ 4,496     $ 1,817     $ 2,437    $(4,364)   $ 2,217
                                                             --------    --------    -------    -------    -------
                                                             --------    --------    -------    -------    -------
Pro forma information reflecting income taxes on a
  separate return basis (unaudited):
     Income (loss) before tax provision and minority
       interests..........................................   $ 9,976     $ 5,728     $ 8,234    $(1,131)   $ 6,807
     Provision for income taxes...........................    (2,917)     (2,076)     (2,545)    (1,902)      (953)
     Minority interests in income.........................    (2,932)     (2,779)     (3,636)    (2,910)    (4,597)
     Dividend on preferred stock of Condado Plaza.........      (246)       (422)       (516)      (557)     --
                                                             --------    --------    -------    -------    -------
     Net income (loss)....................................   $ 3,881     $   451     $ 1,537    $(6,500)   $ 1,257
                                                             --------    --------    -------    -------    -------
                                                             --------    --------    -------    -------    -------

                See Notes to Consolidated Financial Statements.

                           WHG RESORTS & CASINOS INC.
                     (FORMERLY WILLIAMS HOTEL CORPORATION)
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                             NINE MONTHS ENDED
                                                                 MARCH 31,               YEARS ENDED JUNE 30,
                                                            --------------------    -------------------------------
                                                              1997        1996        1996       1995        1994
                                                            --------    --------    --------    -------    --------
                                                                (UNAUDITED) (THOUSANDS OF DOLLARS)
Operating activities:
  Net income (loss)......................................   $ 4,496     $ 1,817     $  2,437    $(4,364)   $  2,217
       Adjustments to reconcile net income (loss) to net
          cash provided by operating activities:
            Depreciation and amortization................     4,223       4,034        5,430      5,994       5,344
            Provision for loss on receivables............       141         970        1,457      1,842       1,840
            Undistributed loss of nonconsolidated
               affiliates................................     2,395       3,915        3,465      7,003       3,534
            Deferred income taxes........................      --          --          3,239     (1,626)       (963)
            Minority interests...........................     2,932       2,779        3,636      2,910       4,597
            Increase (decrease) resulting from changes in
               operating assets and liabilities:
                 Receivables.............................    (2,855)       (961)         342       (541)     (1,252)
                 Other current assets....................        79        (174)         459        471        (283)
                 Accounts payable and accruals...........     1,732         848          (12)    (1,152)        220
                 Net amounts due from nonconsolidated
                    affiliates...........................    (3,291)     (2,432)      (1,931)    (5,906)     (5,526)
                 Other assets and liabilites not
                    reflected elsewhere..................       348         575         (618)       218      (2,971)
                                                            --------    --------    --------    -------    --------
  Net cash provided by operating activities..............    10,200      11,371       17,904      4,849       6,757
Investing activities:
  Purchase of property and equipment.....................    (2,024)       (808)      (1,149)    (2,066)    (10,971)
  Purchase of additional shares of subsidiaries..........      --          --           --       (3,925)       (660)
  Investments in and advances to nonconsolidated
     affiliates..........................................      (186)       --           --       (1,360)     (3,473)
  Collections from nonconsolidated affiliates............      --           535          985      2,010       1,973
  Purchase of land held for investment...................      --          --           --         --        (5,095)
  Other investing........................................       712        --           --         --        (1,712)
                                                            --------    --------    --------    -------    --------
  Net cash used by investing activities..................    (1,498)       (273)        (164)    (5,341)    (19,938)
Financing activities:
  Payment of long-term debt and notes payable............    (4,062)     (3,670)      (3,887)    (4,568)     (4,674)
  Proceeds from long-term debt...........................      --          --           --         --         4,664
  Net intercompany transactions with WMS Industries
     Inc.................................................      (235)     (3,311)      (6,275)     3,125       6,973
  Purchase of preferred stock of Condado Plaza by WMS
     Industries Inc......................................      --          --           --        2,500       5,000
  Redemption of preferred stock of Condado Plaza from WMS
     Industries Inc......................................      --        (2,450)      (3,400)      --          --
  Dividends paid to minority shareholders of
     subsidiary..........................................      (151)       (684)      (1,189)      (783)     (2,108)
                                                            --------    --------    --------    -------    --------
  Net cash (used) provided by financing activities.......    (4,448)    (10,115)     (14,751)       274       9,855
                                                            --------    --------    --------    -------    --------
Increase (decrease) in cash and cash equivalents.........     4,254         983        2,989       (218)     (3,326)
Cash and cash equivalents at beginning of period.........     6,616       3,627        3,627      3,845       7,171
                                                            --------    --------    --------    -------    --------
Cash and cash equivalents at end of period...............   $10,870     $ 4,610     $  6,616    $ 3,627    $  3,845
                                                            --------    --------    --------    -------    --------
                                                            --------    --------    --------    -------    --------

                See Notes to Consolidated Financial Statements.

                           WHG RESORTS & CASINOS INC.
                     (FORMERLY WILLIAMS HOTEL CORPORATION)
           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDER'S EQUITY

                                                                                                             TOTAL
                                                               COMMON      ADDITIONAL       RETAINED     SHAREHOLDER'S
                                                               STOCK     PAID-IN CAPITAL    EARNINGS        EQUITY
                                                               ------    ---------------    ---------    -------------
                                                                               (THOUSANDS OF DOLLARS)

Balance as of June 30, 1993.................................    $  1         $ 3,849         $33,360        $37,210
Net income..................................................     --             --             2,217          2,217
                                                               ------        -------        --------       --------
Balance as of June 30, 1994.................................       1           3,849          35,577         39,427
Net loss....................................................     --             --            (4,364)        (4,364)
                                                               ------        -------        --------       --------
Balance as of June 30, 1995.................................       1           3,849          31,213         35,063
Net income..................................................     --             --             2,437          2,437
                                                               ------        -------        --------       --------
Balance as of June 30, 1996.................................    $  1         $ 3,849         $33,650        $37,500
                                                               ------        -------        --------       --------
                                                               ------        -------        --------       --------

                See Notes to Consolidated Financial Statements.

                           WHG RESORTS & CASINOS INC.
                     (FORMERLY WILLIAMS HOTEL CORPORATION)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1: BASIS OF PRESENTATION AND COMPANY OPERATIONS

BASIS OF PRESENTATION

     WMS Hotel Corporation is a wholly-owned subsidiary of Williams Hotel Corporation ('WHC') which is a wholly-owned subsidiary of WMS Industries Inc. ('WMS'). WMS intends to merge WHC into WMS Hotel Corporation at which time the predecessor financial statements of WMS Hotel Corporation will be those appearing herein as WHC.

     The consolidated financial statements of WHC reflect results of operations, cash flows, financial position and changes in shareholder's equity and have been prepared using the historical basis in the assets and liabilities and historical results of operations of WHC and subsidiaries and affiliates.

     The pro forma information reflecting income taxes on a separate return basis (unaudited), included with the consolidated statements of operations, reflects the provision for income taxes without the tax benefits allocated to WHC from WMS for utilization of partnership losses in the WMS consolidated Federal income tax return, see Note 6 -- Income Taxes. WHC presently does not have income subject to Federal income tax that can be included in its consolidated Federal income tax return along with the partnership losses to be able to realize the tax benefits.

COMPANY OPERATIONS

     WHC through its subsidiaries and affiliate owns, operates and manages two of the leading hotels and casinos located in San Juan, Puerto Rico, and through a second affiliate, the El Conquistador Hotel & Casino, a destination resort complex in Las Croabas, Puerto Rico. WHC's holdings include: a 95% interest in Posadas de Puerto Rico Associates, Incorporated, the owner of the Condado Plaza Hotel & Casino ('Condado Plaza'); a 50% interest in Posadas de San Juan Associates, a partnership which owns the El San Juan Hotel & Casino ('El San Juan'); a 23.3% indirect interest in El Conquistador Partnership L.P. which owns the El Conquistador Hotel and Casino; and a 62% interest in Williams Hospitality Group Inc. ('Williams Hospitality'), the management company for the above hotels and casinos.

     WHC is a wholly owned subsidiary of WMS. On June 27, 1996, WMS announced restructuring initiatives which include a planned spin-off of 100% of WMS Hotel Corporation as the surviving corporation of the merger of WHC into WMS Hotel Corporation that will create a new independent public corporation. WMS plans to distribute all of its interest in WHC (the 'Distribution') to its shareholders, subject to certain conditions.

INTERIM INFORMATION (UNAUDITED)

     The consolidated interim financial statements as of and for the nine months ended March 31, 1997 and 1996 included herein are unaudited. Such information reflects all adjustments, consisting solely of normal recurring adjustments, which are in the opinion of management necessary for a fair presentation of the consolidated balance sheet as of March 31, 1997 and the consolidated results of operations and cash flows for the nine months ended March 31, 1997 and 1996. Due to the seasonality of the businesses, operating results for the nine month period ended March 31, 1997 are not necessarily indicative of the results that may be expected for the fiscal year ended June 30, 1997. Certain information and disclosures normally included in annual financial statements in accordance with generally accepted accounting principles have been excluded or omitted in presentation of the consolidated interim financial statements.

                           WHG RESORTS & CASINOS INC.
                     (FORMERLY WILLIAMS HOTEL CORPORATION)
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 2: PRINCIPAL ACCOUNTING POLICIES

CONSOLIDATION POLICY

     The consolidated financial statements include the accounts of WHC and its majority-owned subsidiaries (the 'Company'). All significant intercompany accounts and transactions have been eliminated. Investments in companies that are 20% to 50% owned are accounted for by the equity method. WHC records its equity in the results of operations of El Conquistador Partnership L.P. on that partnership's fiscal year end of March 31.

USE OF ESTIMATES

     The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and revenue and expenses during the period reported. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

     All highly liquid investments with a maturity of three months or less when purchased are considered to be cash equivalents.

INVENTORIES

     Inventories, which consist mainly of food, beverages and supplies, are valued at the lower of cost (determined by the first-in, first-out method) or market.

PROPERTY AND EQUIPMENT

     Property   and  equipment  are  stated  at  cost  and  depreciated  by  the straight-line method over their estimated useful lives.

EXCESS OF PURCHASE COST OVER AMOUNT ASSIGNED TO NET ASSETS ACQUIRED (GOODWILL)

     Goodwill arising from acquisitions is being amortized by the straight-line method over 20 to 40 years.

CASINO REVENUES

     Casino revenues are the net win from gaming activities, which is the difference between gaming wins and losses.

CASINO PROMOTIONAL ALLOWANCES

     Casino promotional allowances represent the retail value of complimentary food, beverages and hotel services furnished to patrons, commissions and transportation costs.

ADVERTISING EXPENSE

     The cost of advertising is charged to earnings as incurred and for fiscal 1996, 1995 and 1994 was $988,000, $1,103,000 and $922,000, respectively.

                           WHG RESORTS & CASINOS INC.
                     (FORMERLY WILLIAMS HOTEL CORPORATION)
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

RECENT ACCOUNTING PRONOUNCEMENTS

     In 1995, the Financial Accounting Standards Board ('FASB') issued Statement on Financial Accounting Standards ('SFAS') No. 121, 'Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of' which the Company must adopt in fiscal 1997. SFAS 121 standardizes the accounting practices for recognition and measurement of impairment losses on certain long-lived assets. The Company anticipates the adoption of this standard will have no material impact on the consolidated financial statements.

NOTE 3: ACQUISITIONS

     In January 1994, the Company acquired 1% of Williams Hospitality increasing its interest from 56% to 57%. In July 1994 the Company acquired 5% of Williams Hospitality increasing its interest from 57% to 62%. In July 1994 the Company acquired 2.5% of Posadas de Puerto Rico Associates, Incorporated increasing its interest from 92.5% to 95%.

NOTE 4: INVESTMENTS IN NONCONSOLIDATED AFFILIATES

     Investments in nonconsolidated affiliates consist of a 50% interest in Posadas de San Juan Associates, a partnership ('PSJA'); a 23.3% indirect interest in El Conquistador Partnership L.P. ('El Conquistador') through a 46.5% interest in WKA El Con Associates, a partnership ('WKA El Con').

     Current receivables from nonconsolidated affiliates at June 30 were:

                                                                                          1996     1995
                                                                                          ----    ------
                                                                                          (IN THOUSANDS)

PSJA...................................................................................   $ 61    $   --
WKA El Con.............................................................................     64     1,130
El Conquistador........................................................................    483     2,029
Las Casitas............................................................................    --        217
                                                                                          ----    ------
                                                                                          $608    $3,376
                                                                                          ----    ------
                                                                                          ----    ------

     Investments in and noncurrent receivables and advances to nonconsolidated affiliates at June 30 were:

                                                                                      1996       1995
                                                                                     -------    -------
                                                                                       (IN THOUSANDS)

Investments:
     PSJA.........................................................................   $(7,678)   $(6,999)
     WKA El Con...................................................................      (612)     1,566
Receivables and advances:
     PSJA.........................................................................    23,148     21,263
     WKA El Con...................................................................     4,556      4,547
     El Conquistador..............................................................     7,712      5,943
                                                                                     -------    -------
                                                                                     $27,126    $26,320
                                                                                     -------    -------
                                                                                     -------    -------

     PSJA operates as a partnership, therefore, 50% of its accumulated deficit is recorded as an investment. Summarized financial data for PSJA financial position at June 30, 1996 and 1995 and PSJA

                           WHG RESORTS & CASINOS INC.
                     (FORMERLY WILLIAMS HOTEL CORPORATION)
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

results of operations for fiscal 1996, 1995 and 1994 and the nine months ended March 31, 1997 and 1996 were:

                                                            MARCH 31,    MARCH 31,    JUNE 30,    JUNE 30,    JUNE 30,
                                                              1997         1996         1996        1995        1994
                                                            ---------    ---------    --------    --------    --------
                                                                 (UNAUDITED)
                                                                                   (IN THOUSANDS)
Current assets...........................................                             $  6,558    $  7,745
Noncurrent assets........................................                               35,198      35,929
                                                                                      --------    --------
Total assets.............................................                             $ 41,756    $ 43,674
                                                                                      --------    --------
                                                                                      --------    --------
Payable to affiliates....................................                             $     61    $  --
Other current liabilities................................                               10,101       9,935
                                                                                      --------    --------
Total current liabilities................................                               10,162       9,935
Noncurrent payable to affiliates.........................                               23,148      21,263
Other noncurrent liabilities.............................                               23,803      26,474
                                                                                      --------    --------
Total noncurrent liabilities.............................                               46,951      47,737
Partners' capital deficiency.............................                              (15,357)    (13,998)
                                                                                      --------    --------
Total liabilities and partners' capital deficiency.......                             $ 41,756    $ 43,674
                                                                                      --------    --------
                                                                                      --------    --------
Revenues.................................................    $39,685      $38,455     $ 50,124    $ 51,797    $ 55,923
Management fees and interest payable to Williams
  Hospitality............................................      4,140        3,707        4,738       4,691       5,041
Other costs and expenses.................................     33,441       35,312       46,746      49,507      53,330
                                                            ---------    ---------    --------    --------    --------
Net (loss)...............................................    $ 2,104      $  (564)    $ (1,360)   $ (2,401)   $ (2,448)
                                                            ---------    ---------    --------    --------    --------
                                                            ---------    ---------    --------    --------    --------

     The Company has a 46.5% interest in WKA El Con which has a 50% interest in El Conquistador. Summarized financial data for WKA El Con financial position at June 30, 1996 and 1995 and WKA El Con results of operations for fiscal 1996, 1995 and 1994 and the nine months ended March 31, 1997 and 1996 were:

                                                           MARCH 31,    MARCH 31,    JUNE 30,    JUNE 30,    JUNE 30,
                                                             1997         1996         1996        1995        1994
                                                           ---------    ---------    --------    --------    --------
                                                                (UNAUDITED)
                                                                                  (IN THOUSANDS)
Loans receivable from El Conquistador...................                             $ 16,116    $ 14,043
Investment in El Conquistador, net......................                               (7,763)     (1,642)
Other assets, net.......................................                                3,566       5,024
                                                                                     --------    --------
Total assets............................................                             $ 11,919    $ 17,425
                                                                                     --------    --------
                                                                                     --------    --------
Current payable to Williams Hospitality.................                             $     64    $  1,130
Other payables..........................................                                --            683
Long-term note payable including interest...............                                5,197       4,797
Long-term notes payable to partners including
  interest..............................................                                9,791       9,258
Partners' (capital deficiency) equity...................                               (3,133)      1,557
                                                                                     --------    --------
Total liabilities and partners' capital deficiency......                             $ 11,919    $ 17,425
                                                                                     --------    --------
                                                                                     --------    --------
Net operating expenses..................................    $    (1)     $  (155)    $   (178)   $   (356)   $   (239)
Equity in net loss of El Conquistador to March 31 for
  fiscal years and to December 31 for nine months ended
  March 31..............................................     (7,405)      (7,964)      (6,120)    (13,739)     (5,024)
Equity in income of Las Casitas.........................      --             313          313       1,627         297
                                                           ---------    ---------    --------    --------    --------
Net (loss)..............................................    $(7,406)     $(7,806)    $ (5,985)   $(12,468)   $ (4,966)
                                                           ---------    ---------    --------    --------    --------
                                                           ---------    ---------    --------    --------    --------

                           WHG RESORTS & CASINOS INC.
                     (FORMERLY WILLIAMS HOTEL CORPORATION)
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The WKA El Con long-term note payable including interest is collateralized by a pledge of a second mortgage on land owned by the Company that cost $3,761,000 and a WMS guarantee of $1,000,000 as to which WHC will indemnify WMS in the event of any payments made on the guarantee. The other partners of WKA El Con have pledged cash and a subsidiaries stock, in proportion to their interests in WKA El Con, to WHC to be used in the event the guarantee is drawn on.

     El Conquistador is a destination resort and casino which began operations in November 1993. Summarized financial data for El Conquistador financial position at March 31, 1996 and 1995 (the partnership's fiscal year end) and El Conquistador results of operations for fiscal years ended March 31, 1996 and 1995 and five months ended March 31, 1994 and the six months ended September 30, 1996 and 1995 were:

                                                  DECEMBER 31,    DECEMBER 31,    MARCH 31,    MARCH 31,    MARCH 31,
                                                      1996            1995          1996         1995         1994
                                                  ------------    ------------    ---------    ---------    ---------
                                                          (UNAUDITED)
                                                                                (IN THOUSANDS)

Current assets.................................                                   $  11,823    $  15,316
Land, building and equipment, net..............                                     190,463      195,989
Deferred debt issuance and pre-opening costs,
  net..........................................                                       8,587       12,696
Other assets...................................                                         818        1,190
                                                                                  ---------    ---------
Total assets...................................                                   $ 211,691    $ 225,191
                                                                                  ---------    ---------
                                                                                  ---------    ---------
Current liabilities............................                                   $  23,281    $  27,288
Long-term debt.................................                                     149,324      151,759
Long-term due to partners and affiliates.......                                      42,611       37,428
Partners' (capital deficiency) equity..........                                      (3,525)       8,716
                                                                                  ---------    ---------
Total liabilities and capital deficiency.......                                   $ 211,691    $ 225,191
                                                                                  ---------    ---------
                                                                                  ---------    ---------
Revenues.......................................     $ 58,169        $ 56,286      $  89,214    $  84,743    $  32,973
Management fees and interest payable to
  Williams Hospitality.........................        3,406           3,170          5,820        3,874        1,425
Interest payable to partners...................        1,878           1,932          2,598        1,898        1,082
Other costs and expenses.......................       60,840          59,144         82,538       95,324       36,240
Depreciation and amortization..................        6,856           7,967         10,499       11,124        4,274
                                                  ------------    ------------    ---------    ---------    ---------
Net (loss).....................................     $(14,811)       $(15,927)     $ (12,241)   $ (27,477)   $ (10,048)
                                                  ------------    ------------    ---------    ---------    ---------
                                                  ------------    ------------    ---------    ---------    ---------

     At March 31, 1996 Williams Hospitality has pledged cash equivalents and investments of $1,850,000 as collateral for certain financing made by El Conquistador. In addition, at March 31, 1996 Williams Hospitality has provided guarantees amounting to $3,600,000 in connection with leasing and other financing transactions of El Conquistador.

     Long-term debt of the El Conquistador of $120,000,000 is collateralized by a letter of credit which terminates on March 9, 1998. Under the terms of the loan agreement, such debt is required to be repaid on February 1, 1998 in the event the letter of credit is not renewed or replaced prior to November 9, 1997. The Company has engaged an investment banking firm to investigate obtaining an alternative letter of credit or financing arrangement. If such an alternative is not found, the Company's investment in, receivables from, advances to and potential payments on guarantees for El Conquistador totaling $19,271,000 at June 30, 1996 ($16,689,000 at December 31, 1996) may not be recoverable. For the years ended June 30, 1996, 1995 and 1994, the Company accrued approximately $5,395,000, $3,704,000 and $1,425,000, respectively, in management fee revenue from El Conquistador. The Company also recorded equity in losses of El Conquistador of $2,786,000, $5,803,000 and $2,311,000 in the years ending June 30, 1996, 1995 and 1994, respectively.

                           WHG RESORTS & CASINOS INC.
                     (FORMERLY WILLIAMS HOTEL CORPORATION)
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Consolidated retained earnings of the Company at June 30, 1996 is reduced by $22,078,000 for the Company's ownership percentage in the accumulated deficit of PSJA and WKA El Con which are accounted for under the equity method.

     Interest earned by the Company from all the nonconsolidated affiliates for the years ended June 30, 1996, 1995 and 1994 was $1,650,000, $1,373,000 and
$800,000, respectively.

NOTE 5: PROPERTY AND EQUIPMENT

     At June 30 net property and equipment were:

                                                                            1996       1995
                                                                           -------    -------
                                                                             (IN THOUSANDS)

Land....................................................................   $ 7,535    $ 7,535
Buildings and improvements..............................................    45,294     45,033
Furniture, fixtures and equipment.......................................    30,473     29,585
                                                                           -------    -------
                                                                            83,302     82,153
Less accumulated depreciation...........................................   (38,383)   (33,493)
                                                                           -------    -------
Net property and equipment..............................................   $44,919    $48,660
                                                                           -------    -------
                                                                           -------    -------

NOTE 6: INCOME TAXES

     The Company's two operating subsidiaries and two nonconsolidated affiliates operate under the provisions of the Puerto Rico Tourism Incentives Act of 1983 which provides a ten-year incentive grant. Major benefits include 90% exemption from income taxes on income deemed to be derived from tourism operations. The grant also provides a 90% exemption from municipal real and personal property taxes for the first five years, decreasing to a 75% exemption thereafter. Income deemed to be derived from casino operations are not covered by the grant. The companies have made applications to operate under the provisions of the Puerto Rico Tourism Development Act of 1993 which provides benefits similar to the 1983 Act. The applications are pending final approval.

     The two operating subsidiaries, the Condado Plaza and Williams Hospitality elect to file income tax returns under Section 936 of the United States Internal Revenue Code which provides for total or, after 1994, partial exemption from Federal income taxes on income from sources within Puerto Rico, if certain conditions are met. The portion of taxes that can be exempt under Section 936 is determined by the calculation of certain limits prescribed by Section 936. These limits are either based on certain costs and expenses ('economic activity method') or a fixed percentage as prescribed in Section 936 ('percentage limitation method'). Corporations that operate under Section 936 cannot be members of a consolidated Federal income tax return. The tax exemption under
Section 936 generally decreases each year until the benefits terminate in 2005.

     The Condado Plaza elected the economic activity method which results in a 100% exemption from Federal income taxes. Williams Hospitality elected the percentage limitation method which resulted in a Federal tax provision of $1,741,000 in fiscal 1996 and $1,149,000 in fiscal 1995.

     Deferred income taxes reflect the net tax effects of temporary differences between the amount of assets and liabilities for financial reporting purposes and the amounts used for income taxes in the consolidated Federal income tax return of WMS and allocated to the Company.

                           WHG RESORTS & CASINOS INC.
                     (FORMERLY WILLIAMS HOTEL CORPORATION)
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Significant components of the Company's deferred tax assets and liabilities at June 30 were:

                                                                              1996       1995
                                                                             -------    ------
                                                                              (IN THOUSANDS)

Deferred tax asset resulting from book over tax deductions for WKA EL
  Con.....................................................................   $ --       $2,553
Deferred tax liabilities resulting from:
     Tax over book deductions of WKA El Con...............................       686      --
     Tax over book deductions of PSJA.....................................     1,605     1,605
                                                                             -------    ------
     Total deferred tax liabilities.......................................     2,291     1,605
                                                                             -------    ------
Net deferred tax (liability) asset........................................   $(2,291)   $  948
                                                                             -------    ------
                                                                             -------    ------

     The Company's provision for income taxes was calculated on a historical basis. WHC and certain of its subsidiaries have been members of the WMS consolidated Federal income tax return since their inception. Accordingly, losses for Federal income tax purposes which were primarily generated by the Company's equity in loss of nonconsolidated affiliates in the form of partnership losses were utilized by WMS in its consolidated tax return and resulted in tax benefits. The Company received the tax benefits of $4,139,000 and $510,000 for usage of such losses during the years ended June 30, 1996 and 1995, respectively.

     Significant components of the credit (provision) for income taxes for the years ended June 30, 1996, 1995 and 1994 were:

                                                                              1996       1995      1994
                                                                             -------    -------    -----
                                                                                   (IN THOUSANDS)

Current:
     Federal:
          Certain Puerto Rico corporate income subject to federal tax.....   $(1,741)   $(1,149)   $--
          U.S. subsidiaries  -- primarily partnership losses of
            nonconsolidated affiliates....................................     4,139        510       (3)
                                                                             -------    -------    -----
     Total federal........................................................     2,398       (639)      (3)
     Puerto Rico..........................................................      (804)      (753)    (953)
                                                                             -------    -------    -----
          Total current credit (provision)................................     1,594     (1,392)    (956)
Deferred -- federal, primarily from book to tax differences on partnership
  losses..................................................................    (3,239)     1,626      963
                                                                             -------    -------    -----
Credit (provision) for income taxes.......................................   $(1,645)   $   234    $   7
                                                                             -------    -------    -----
                                                                             -------    -------    -----

     For financial reporting purposes, income (loss) before income tax credit (provision) and minority interests is comprised of the following components for the years ended June 30:

                                                                           1996       1995       1994
                                                                          -------    -------    -------
                                                                                 (IN THOUSANDS)

Income (loss) before income tax credit (provision) and minority interests:
     Puerto Rico corporate income......................................   $11,487    $ 5,652    $10,307
     U.S. subsidiaries  -- primarily partnership losses of
       nonconsolidated affiliates......................................    (3,253)    (6,783)    (3,500)
                                                                          -------    -------    -------
                                                                          $ 8,234    $(1,131)   $ 6,807
                                                                          -------    -------    -------
                                                                          -------    -------    -------

                           WHG RESORTS & CASINOS INC.
                     (FORMERLY WILLIAMS HOTEL CORPORATION)
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The provision (credit) for income taxes differs from the amount computed using the statutory federal income tax rate as follows for the years ended June 30:

                                                                               1996      1995      1994
                                                                              ------    ------    ------
                                                                                    (IN THOUSANDS)

Statutory federal income tax at 35%........................................   $2,882    $ (395)   $2,382
Puerto Rico corporate loss resulting in no tax benefit.....................      199     1,525      --
Puerto Rico corporate income taxed at lower rates..........................   (1,671)   (1,602)   (2,654)
Other, net.................................................................      235       238       265
                                                                              ------    ------    ------
                                                                              $1,645    $ (234)   $   (7)
                                                                              ------    ------    ------
                                                                              ------    ------    ------

     Undistributed  earnings  of the  Puerto Rico  subsidiaries that  operate as
Section 936 corporations under Federal income tax regulations were approximately $35,430,000 at June 30, 1996. Those earnings are considered indefinitely reinvested and, accordingly, no provision for income or toll gate taxes has been provided thereon. Upon distribution of those earnings in the form of dividends the Company would be subject to U.S. income tax of approximately $2,094,000 and toll gate withholding taxes of approximately $725,000.

     WHC and WMS expect to enter into a tax sharing agreement, effective on the distribution date, that provides for the rights and obligations of each company regarding deficiencies and refunds, if any, relating to Federal and Puerto Rico income taxes for tax years up to and including the tax year of the distribution.

     During fiscal 1996, 1995 and 1994 income taxes paid to taxing authorities were $2,289,000, $1,549,000 and $3,371,000, respectively.

NOTE 7: NOTES PAYABLE AND LONG-TERM DEBT

     The Condado Plaza has a $2,000,000 bank line of credit which is payable on demand with interest at the prime rate plus 1 percentage point, 9.25% and 9.75% at June 30, 1996 and 1995, respectively. Borrowings under the line at both June 30, 1996 and 1995 were $2,000,000. The line of credit is collateralized by a mortgage on the Condado Plaza property and accounts receivable.

     Long-term debt at June 30 was:

                                                                                      1996       1995
                                                                                     -------    -------
                                                                                       (IN THOUSANDS)

Condado Plaza mortgage note, due in increasing annual amounts through 1999, 12%...   $24,150    $26,150
Other.............................................................................     2,704      4,591
                                                                                     -------    -------
                                                                                      26,854     30,741
Less current maturities...........................................................    (3,299)    (3,813)
                                                                                     -------    -------
                                                                                     $23,555    $26,928
                                                                                     -------    -------
                                                                                     -------    -------

     Scheduled payments  by  fiscal  year  on long-term  debt  are  as  follows:
$3,299,000 in 1997; $3,662,000 in 1998 and $19,893,000 in 1999.

     The amount of interest paid (excluding $204,000 capitalized in fiscal 1994) during fiscal 1996, 1995 and 1994 was $3,679,000, $4,306,000 and $4,710,000,
respectively.

NOTE 8: AUTHORIZED SHARES

     At June 30, 1996 the authorized common stock of WHC consists of 1,000 shares of no par value of which 100 shares were issued and outstanding. Prior to the distribution, WHC intends to merge into

                           WHG RESORTS & CASINOS INC.
                     (FORMERLY WILLIAMS HOTEL CORPORATION)
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

WMS Hotel Corporation and in connection with such merger to authorize the issuance of 15,000,000 shares of common stock, $.01 par value, and 3,000,000 shares of preferred stock. The authorized and unissued common stock of WMS Hotel Corporation as the surviving corporation of such merger will include 3,000,000 non-voting shares. In connection with such merger WMS will receive in exchange for its shares in the Company the appropriate numbers of shares of voting common stock to be issued in the distribution. The preferred stock will be issuable in series, and the relative rights and preferences and the number of shares in each series are to be established by the Board of Directors. Prior to the Distribution, 300,000 shares of Series B Preferred Stock will be designated and reserved for issuance.

NOTE 9: STOCK OPTION PLAN

     Under the proposed stock option plan WHC may grant both incentive stock options and nonqualified options on shares of voting common stock through the year 2007. Options may be granted on 900,000 shares of common stock to employees and under certain conditions to non-employee directors. The stock option committee has the authority to fix the terms and conditions upon which each employee option is granted, but in no event shall the term exceed ten years or be granted at less than 100% of the fair market value of the stock at the date of grant in the case of incentive stock options and 85% of the fair market value of the stock on the date of grant in the case of non-qualified stock options. No stock options will be granted prior to the date of the distribution.

     The Company intends to account for stock options for purposes of determining net income in accordance with APB Opinion No. 25 'Accounting for Stock Issued to Employees.' SFAS No. 123 regarding stock option plans permits the use of APB No. 25 but requires the inclusion of certain pro forma disclosures in the footnotes starting in fiscal 1997.

NOTE 10: CONCENTRATION OF CREDIT AND MARKET RISK AND FAIR VALUE DISCLOSURES OF FINANCIAL INSTRUMENTS

     Financial instruments which potentially subject the Company to concentrations of credit and market risk consist primarily of cash equivalents and accounts receivable. By policy, the Company places its cash equivalents only in high credit quality securities and limits the amounts invested in any one security. At June 30, 1996, accounts receivable are from hotel and casino guests and travel agents located throughout North America and Latin America and because of the number and geographic distribution, concentration is limited.

     The estimated fair value of financial instruments at June 30, 1996 has been determined by the Company, using available market information and valuation methodologies considered to be appropriate. The amounts reported for cash equivalents and current notes payable are considered to be a reasonable estimate of their fair value.

     At June 30, 1996 the $24,150,000 Condado Plaza 12% mortgage note payable is estimated to have a fair value of $25,652,000 using discounted cash flow analysis based on an estimated interest rate of 8.38%. The mortgage note is subject to a substantial prepayment penalty based on interest rate differentials plus a fixed percentage.

NOTE 11: LEASE COMMITMENTS

     Operating leases relate principally to hotel facilities and equipment. A portion of the Condado Plaza hotel facilities are leased from a partnership owned by a minority shareholder of the Condado Plaza. The minority shareholder lease extends through 2004 at an annual rent of $684,000 through 1998 with periodic escalations thereafter to an annual rent of $827,000 in 2004. Rent expense for fiscal 1996, 1995 and 1994 was $1,027,000, $1,077,000 and
$1,240,000,  respectively  (including $684,000,  $684,000  and $668,000  paid in fiscal 1996, 1995 and 1994, respectively, under the minority shareholder lease at the

                           WHG RESORTS & CASINOS INC.
                     (FORMERLY WILLIAMS HOTEL CORPORATION)
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

Condado Plaza). Total net future lease commitments for minimum rentals at June 30, 1997, 1998, 1999, 2000, 2001 and thereafter are $713,000, $713,000,
$764,000, $781,000, $781,000 and $2,261,000, respectively.

NOTE 12: TRANSACTIONS WITH WMS

     The Company's two operating subsidiaries and two nonconsolidated affiliates have each provided for its off-season cash needs through its own operating cash and from individual short-term note arrangements. Plant and equipment additions at each property has also generally been provided by its own cash from operations or third party financing. Cash advances from WMS, for the periods reported, have been used for investment purposes. A summary of advances and repayments between WMS and the Company for the years ended June 30, 1996, 1995 and 1994 were:

                                                                              1996       1995      1994
                                                                             -------    ------    ------
                                                                                   (IN THOUSANDS)

Advances from (repayments to) WMS by use or source:
     Land purchased for investment........................................   $ --       $ --      $5,095
     Purchase of additional shares in subsidiaries........................     --        3,738       660
     Investment in and advances to (repayments from) WKA El Con...........      (546)      157     1,416
     Cash primarily generated from Williams Hospitality dividends.........    (1,590)     (260)     (201)
     Income tax benefits from partnership losses utilized by WMS -- see
       Note 6.............................................................    (4,139)     (510)        3
                                                                             -------    ------    ------
                                                                             $(6,275)   $3,125    $6,973
                                                                             -------    ------    ------
                                                                             -------    ------    ------

     During fiscal 1995 and 1994 the Condado Plaza sold to WMS 50 shares and 100 shares, respectively, of 8% non-voting preferred stock with a liquidation preference of $50,000 per share for $2,500,000 and $5,000,000, respectively. During fiscal 1996 the Condado Plaza redeemed 68 of those preferred shares at $50,000 per share for $3,400,000. At June 30, 1996, 82 of the preferred shares are outstanding at $4,100,000.

NOTE 13: PENSION PLAN

     Certain subsidiaries are required to make contributions on behalf of unionized employees to defray part of the costs of the multi-employer pension plans established by their respective labor unions. Such contributions are computed using a fixed charge per employee. Contributions to the plans for fiscal 1996, 1995 and 1994 were $340,000, $352,000 and $243,000, respectively.

                           WHG RESORTS & CASINOS INC.
                     (FORMERLY WILLIAMS HOTEL CORPORATION)
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 14: QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

     Summarized quarterly financial information for fiscal 1996 and 1995 are as follows:

                                                               SEPTEMBER 30,    DECEMBER 31,    MARCH 31,    JUNE 30,
                                                                   1995             1995          1996         1996
                                                               -------------    ------------    ---------    --------
                                                                                   (IN THOUSANDS)
Fiscal 1996 Quarters:
     Revenues...............................................      $13,404         $ 17,452       $21,450     $ 16,388
                                                               -------------    ------------    ---------    --------
                                                               -------------    ------------    ---------    --------
     Operating income (loss)................................      $  (226)        $  4,069       $ 7,248     $  2,467
     Interest expense, net..................................         (560)            (493)         (395)        (411)
     Equity in loss of nonconsolidated affiliates...........       (2,087)          (1,510)         (318)         450
     Credit (provision) for income taxes....................          448             (153)       (1,005)        (935)
     Minority interests.....................................         (298)            (896)       (1,585)        (857)
     Dividend on preferred stock of subsidiary..............         (150)            (146)         (126)         (94)
                                                               -------------    ------------    ---------    --------
     Net income (loss)......................................      $(2,873)        $    871       $ 3,819     $    620
                                                               -------------    ------------    ---------    --------
                                                               -------------    ------------    ---------    --------
     Pro forma net income (loss) reflecting income taxes on
       a separate return basis..............................      $(3,623)        $    361       $ 3,713     $  1,086
                                                               -------------    ------------    ---------    --------
                                                               -------------    ------------    ---------    --------

                                                               SEPTEMBER 30,    DECEMBER 31,    MARCH 31,    JUNE 30,
                                                                   1994             1994          1995         1995
                                                               -------------    ------------    ---------    --------
                                                                                   (IN THOUSANDS)
Fiscal 1995 Quarters:
     Revenues...............................................      $15,501         $ 18,792       $20,741     $ 15,844
                                                               -------------    ------------    ---------    --------
                                                               -------------    ------------    ---------    --------
     Operating income (loss)................................      $  (325)        $  3,154       $ 4,072     $    723
     Interest expense, net..................................         (745)            (669)         (709)         371
     Equity in loss of nonconsolidated affiliates...........       (2,074)          (1,806)       (2,392)        (731)
     Credit (provision) for income taxes....................          524               34           (46)        (278)
     Minority interests.....................................         (270)            (790)       (1,116)        (734)
     Dividend on preferred stock of subsidiary..............         (110)            (147)         (150)        (150)
                                                               -------------    ------------    ---------    --------
     Net income (loss)......................................      $(3,000)        $   (224)      $  (341)    $   (799)
                                                               -------------    ------------    ---------    --------
                                                               -------------    ------------    ---------    --------
     Pro forma net income (loss) reflecting income taxes on
       a separate return basis..............................      $(3,702)        $   (874)      $(1,189)    $   (735)
                                                               -------------    ------------    ---------    --------
                                                               -------------    ------------    ---------    --------

     For pro forma net income (loss), see Note 1 -- Basis of Presentation.

                           WHG RESORTS & CASINOS INC.
                     (FORMERLY WILLIAMS HOTEL CORPORATION)
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 15: SEGMENT INFORMATION

     The Company's operations are conducted through two industry segments: the operation of the Condado Plaza and the management of hotel/casinos. Industry segment information for the fiscal years ended June 30 follows:

                                                                                  1996        1995        1994
                                                                                --------    --------    --------
                                                                                         (IN THOUSANDS)

Revenues
     Condado Plaza...........................................................   $ 55,322    $ 57,530    $ 62,600
     Williams Hospitality....................................................     16,939      17,350      16,795
     Intersegment revenues elimination -- Williams Hospitality fees charged
       to Condado Plaza......................................................     (3,567)     (4,002)     (3,915)
                                                                                --------    --------    --------
          Total revenues.....................................................   $ 68,694    $ 70,878    $ 75,480
                                                                                --------    --------    --------
                                                                                --------    --------    --------
Operating income (loss)
     Condado Plaza...........................................................   $  2,830    $ (1,465)   $  4,473
     Williams Hospitality....................................................     10,837       9,174       9,472
     General corporate administrative expenses...............................       (109)        (85)        (53)
                                                                                --------    --------    --------
          Total operating income.............................................   $ 13,558    $  7,624    $ 13,892
                                                                                --------    --------    --------
                                                                                --------    --------    --------
Identifiable assets
     Condado Plaza...........................................................   $ 53,323    $ 57,879    $ 63,077
     Williams Hospitality....................................................     18,582      17,737      16,419
     General investment and corporate........................................      5,095       5,994       5,281
     Investments in, receivables and advances to nonconsolidated
       affiliates............................................................     27,734      29,696      31,367
                                                                                --------    --------    --------
          Total identifiable assets..........................................   $104,734    $111,306    $116,144
                                                                                --------    --------    --------
                                                                                --------    --------    --------
Depreciation of property and equipment
     Condado Plaza...........................................................   $  4,120    $  4,656    $  4,488
     Williams Hospitality....................................................        769         681         316
                                                                                --------    --------    --------
          Total depreciation of property and equipment.......................   $  4,889    $  5,337    $  4,804
                                                                                --------    --------    --------
                                                                                --------    --------    --------
Capital expenditures
     Condado Plaza...........................................................   $  1,078    $  2,030    $  7,992
     Williams Hospitality....................................................         71          36       2,979
                                                                                --------    --------    --------
          Total capital expenditures.........................................   $  1,149    $  2,066    $ 10,971
                                                                                --------    --------    --------
                                                                                --------    --------    --------

                         REPORT OF INDEPENDENT AUDITORS

The Partners
POSADAS DE SAN JUAN ASSOCIATES

     We have audited the accompanying balance sheets of Posadas de San Juan Associates as of June 30, 1996 and 1995, and the related statements of operations and deficit, and cash flows for each of the three years in the period ended June 30, 1996. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Posadas de San Juan Associates at June 30, 1996 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended June 30, 1996 in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

San Juan, Puerto Rico
August 2, 1996

                         POSADAS DE SAN JUAN ASSOCIATES
                                 BALANCE SHEETS

                                                                                               JUNE 30,
                                                                        MARCH 31,     --------------------------
                                                                          1997            1996           1995
                                                                       -----------    -----------    -----------
                                                                       (UNAUDITED)

                               ASSETS
Current assets:
     Cash...........................................................   $ 2,912,100    $ 2,443,700    $ 1,524,300
     Trade accounts receivable, less allowance for doubtful accounts of $357,100 and $434,500 at June 30, 1996 and 1995,
       respectively, and $842,900 at March 31, 1997.................     4,876,100      2,370,700      4,152,800
     Due from affiliated companies:
          El Conquistador Partnership L.P...........................       --             --              82,000
          Posadas de Puerto Rico Associates, Incorporated...........       --             --              49,000
                                                                       -----------    -----------    -----------
                                                                           --             --             131,000
     Inventories....................................................       941,100        906,400      1,045,500
     Prepaid expenses...............................................       701,600        837,100        891,600
                                                                       -----------    -----------    -----------
          Total current assets......................................     9,430,900      6,557,900      7,745,200
Land, building and equipment:
     Land...........................................................     3,300,000      3,300,000      3,300,000
     Building.......................................................    14,350,700     14,350,700     14,350,700
     Building improvements..........................................    12,807,700     12,439,600     11,828,100
     Furniture, fixtures and equipment..............................    36,626,500     33,814,000     32,324,100
                                                                       -----------    -----------    -----------
                                                                        67,084,900     63,904,300     61,802,900
     Less accumulated depreciation..................................   (32,502,700)    30,080,700     27,459,900
                                                                       -----------    -----------    -----------
                                                                        34,582,200     33,823,600     34,343,000
Operating equipment, net............................................       490,600        570,700        649,500
Deferred financing costs, less accumulated amortization of $530,900 and $388,100 at June 30,1996 and 1995, respectively, and $635,200
  at March 31, 1997.................................................       429,200        533,500        676,300
Other assets........................................................       180,800        270,500        260,000
                                                                       -----------    -----------    -----------
          Total assets..............................................   $45,113,700    $41,756,200    $43,674,000
                                                                       -----------    -----------    -----------
                                                                       -----------    -----------    -----------
                   LIABILITIES AND DEFICIENCY IN
                        PARTNERSHIP CAPITAL
Current liabilities:
     Trade accounts payable.........................................   $ 4,218,100    $ 4,039,900    $ 4,381,800
     Accrued compensation and related benefits......................     1,300,600      1,139,300      1,439,100
     Other accrued liabilities......................................     2,262,100      1,458,700      1,807,600
     Due to affiliated companies....................................        84,300         11,600        --
     Note payable to bank...........................................       700,000        300,000        --
     Current portion of long-term debt..............................     3,152,000      3,152,000      2,306,400
                                                                       -----------    -----------    -----------
          Total current liabilities.................................    11,717,100     10,101,500      9,934,900
Long-term debt, net of current portion..............................    21,611,500     23,805,000     26,474,000
Due to Williams Hospitality Group Inc...............................    25,038,600     23,206,700     21,262,600
Deficiency in partnership capital:
     Capital contribution...........................................     7,000,000      7,000,000      7,000,000
     Deficit........................................................   (20,253,500)   (22,357,000)   (20,997,500)
                                                                       -----------    -----------    -----------
          Total deficiency in partnership capital...................   (13,253,500)   (15,357,000)   (13,997,500)
                                                                       -----------    -----------    -----------
          Total liabilities and deficiency in partnership capital...   $45,113,700    $41,756,200    $43,674,000
                                                                       -----------    -----------    -----------
                                                                       -----------    -----------    -----------

                            See accompanying notes.

                         POSADAS DE SAN JUAN ASSOCIATES
                      STATEMENTS OF OPERATIONS AND DEFICIT

                                          NINE MONTHS ENDED
                                              MARCH 31,                       YEAR ENDED JUNE 30,
                                     ---------------------------   ------------------------------------------
                                         1997           1996           1996           1995           1994
                                     ------------   ------------   ------------   ------------   ------------
                                             (UNAUDITED)

Revenues:
     Rooms.........................  $ 17,200,300   $ 16,983,200   $ 22,016,700   $ 21,517,300   $ 21,517,300
     Food and beverage.............     9,509,500     10,022,800     13,424,400     12,688,200     12,731,100
     Casino........................    15,877,300     14,606,600     18,117,600     22,575,400     31,834,800
     Rental and other income.......     2,412,800      2,640,400      3,503,000      2,852,400      2,884,500
     Less casino promotional
       allowances..................    (5,314,000)    (5,797,800)    (6,937,900)    (7,836,300)   (13,045,200)
                                     ------------   ------------   ------------   ------------   ------------
Net revenues.......................    39,685,900     38,455,200     50,123,800     51,797,000     55,922,500
Costs and expenses:
     Rooms.........................     5,073,900      5,201,800      6,891,000      6,775,000      7,388,000
     Food and beverage.............     6,888,200      7,253,000      9,506,100      9,340,600      9,940,400
     Casino........................     7,404,100      7,963,100     10,716,800     14,027,100     16,112,400
     Selling, general and
       administrative..............     6,648,000      6,835,600      9,094,000      8,953,700      9,623,300
     Management and incentive
       management fees.............     3,399,200      3,040,900      3,850,100      3,893,000      4,332,300
     Property operation,
       maintenance and energy
       costs.......................     3,426,200      3,651,500      4,803,200      4,416,800      4,483,000
     Depreciation and
       amortization................     2,553,300      2,776,800      3,595,300      3,617,300      3,423,600
                                     ------------   ------------   ------------   ------------   ------------
                                       35,392,900     36,723,700     48,456,500     51,023,500     55,303,000
                                     ------------   ------------   ------------   ------------   ------------
Income from operations.............     4,293,000      1,731,500      1,667,300        773,500        619,500
Interest income....................       --             --             --               2,500          1,000
Interest expense...................     2,189,500      2,295,600     (3,026,800)    (3,176,800)    (3,069,800)
                                     ------------   ------------   ------------   ------------   ------------
Net income (loss)..................     2,103,500       (564,100)    (1,359,500)    (2,400,800)    (2,449,300)
Deficit at beginning of period.....   (22,357,000)   (20,997,500)   (20,997,500)   (18,596,700)   (16,147,400)
                                     ------------   ------------   ------------   ------------   ------------
Deficit at end of period...........  $(20,253,500)  $(21,561,600)  $(22,357,000)  $(20,997,500)  $(18,596,700)
                                     ------------   ------------   ------------   ------------   ------------
                                     ------------   ------------   ------------   ------------   ------------

                            See accompanying notes.

                         POSADAS DE SAN JUAN ASSOCIATES
                            STATEMENTS OF CASH FLOWS

                                                     NINE MONTHS ENDED
                                                         MARCH 31,                     YEAR ENDED JUNE 30,
                                                 -------------------------   ---------------------------------------
                                                    1997          1996          1996          1995          1994
                                                 -----------   -----------   -----------   -----------   -----------
                                                        (UNAUDITED)

Operating activities
  Net income (loss)............................  $ 2,103,500   $  (564,100)  $(1,359,500)  $(2,400,800)  $(2,449,300)
  Adjustments to reconcile net income (loss) to
     net cash provided by operating activities:
       Depreciation and amortization...........    2,553,300     2,776,800     3,595,300     3,617,300     3,423,600
       Provision for losses on accounts
          receivable...........................      157,800     1,047,700     1,278,200     3,880,400     4,442,000
       Gain or sale of equipment...............      --            (46,600)      (46,600)      --            --
       Changes in operating assets and
          liabilities:
          Amounts due to/from affiliated
            companies..........................    1,729,200     1,891,500     2,086,700       639,600     2,166,200
          Trade accounts receivable............   (2,640,400)     (347,700)      503,900       833,200    (4,161,600)
          Inventories and prepaid expenses.....      100,900       183,900       193,600        21,600       439,000
          Other assets.........................       62,700       125,800       (10,500)     (125,600)      591,500
          Trade accounts payable, accrued
            expenses and other accrued
            liabilities........................    1,120,400      (536,400)     (990,600)   (2,493,100)      267,600
                                                 -----------   -----------   -----------   -----------   -----------
  Net cash provided by operating activities....    5,187,400     4,530,900     5,250,500     3,972,600     4,719,000
Investing activities
  Proceeds from sale of equipment..............      --            119,300       119,300       --            --
  Purchases of property and equipment..........   (2,841,600)   (2,273,000)   (2,502,800)   (3,310,000)   (2,737,300)
  Purchases of operating equipment -- net......       80,100        92,500        78,800       635,900       (98,800)
                                                 -----------   -----------   -----------   -----------   -----------
  Net cash used in investing activities........   (2,761,500)   (2,061,200)   (2,304,700)   (2,674,100)   (2,836,100)
Financing activities
  Proceeds from long-term debt and other.......      --            --            --            156,200       188,700
  Proceeds from short-term borrowings, net.....      400,000       600,000       300,000       --            --
  Payments of long-term debt...................   (2,357,500)   (1,540,600)   (2,326,400)   (2,046,800)   (2,017,700)
                                                 -----------   -----------   -----------   -----------   -----------
  Net cash used in financing activities........   (1,957,500)     (940,600)   (2,026,400)   (1,890,600)   (1,829,000)
                                                 -----------   -----------   -----------   -----------   -----------
Net (decrease) increase in cash................      468,400     1,529,100       919,400      (592,100)       53,900
Cash at beginning of period....................    2,443,700     1,524,300     1,524,300     2,116,400     2,062,500
                                                 -----------   -----------   -----------   -----------   -----------
Cash at end of period..........................  $ 2,912,100   $ 3,053,400   $ 2,443,700   $ 1,524,300   $ 2,116,400
                                                 -----------   -----------   -----------   -----------   -----------
                                                 -----------   -----------   -----------   -----------   -----------
Supplemental cash flow information:
     Interest paid.............................                              $ 3,031,400   $ 3,232,500   $ 3,005,800
                                                                             -----------   -----------   -----------
                                                                             -----------   -----------   -----------

                            See accompanying notes.

                         POSADAS DE SAN JUAN ASSOCIATES
                         NOTES TO FINANCIAL STATEMENTS

1. INTERIM INFORMATION (UNAUDITED)

     The interim financial statements as of and for the nine months ended March 31, 1997 and 1996 included herein are unaudited. Such information reflects all adjustments, consisting solely of normal recurring adjustments, which are in the opinion of management necessary for a fair presentation of the balance sheet as of March 31, 1997 and the results of operations and cash flows for the nine months ended March 31, 1997 and 1996. Due to the seasonality of the business, the reported results are not necessarily indicative of those expected for the entire year. Certain information and disclosures normally included in annual financial statements in accordance with generally accepted accounting principles have been excluded or omitted in presentation of the interim financial statements.

2. ORGANIZATION AND PRINCIPAL ACCOUNTING POLICIES

ORGANIZATION

     Posadas de San Juan Associates (the 'Partnership'), is a joint venture organized under the General Partnership Laws of the State of New York, pursuant to a Joint Venture Agreement dated July 27, 1984, as amended (the 'Agreement'). The Partnership is 50% owned by ESJ Hotel Corporation, an indirect wholly-owned subsidiary of WMS Industries Inc. ('WMS'), with the remainder owned by entities owned by individual investors (collectively, the 'Partners'). The Partnership shall continue to exist until July 27, 2024, unless terminated earlier by mutual agreement of the Partners pursuant to the Agreement. The Agreement provides that the net profits or losses of the Partnership shall be allocated to the Partners in the same proportion as their capital contributions.

     The Partnership owns and operates the El San Juan Hotel & Casino, a luxury resort hotel and casino property in San Juan, Puerto Rico.

BASIS OF PRESENTATION

     The financial statements have been prepared in conformity with generally accepted accounting principles which requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

INVENTORIES

     Inventories, which consist mainly of food, beverages and supplies, are valued at the lower of cost (first-in, first-out method) or market.

LAND, BUILDING AND EQUIPMENT

     Land, building and equipment are stated on the basis of cost. Building and equipment are depreciated by the straight-line method over their estimated useful lives.

DEFERRED FINANCING COSTS

     Deferred financing costs are being amortized over the maturities of the related debt.

CASINO REVENUES

     Casino revenues are the net win from gaming activities, which is the difference between gaming wins and losses.

                         POSADAS DE SAN JUAN ASSOCIATES
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

PROMOTIONAL ALLOWANCES

     Casino promotional allowances represent the retail value of complimentary food, beverage and hotel services furnished to patrons, commissions and transportation costs.

ADVERTISING COSTS

     Advertising costs are charged to operations as incurred. Advertising costs for fiscal years 1996 and 1995 amounted to approximately $1,394,000 and $1,299,000, respectively.

FAIR VALUES OF FINANCIAL INSTRUMENTS

     The methods and assumptions used to estimate the fair value of the different classes of financial instruments were as follows:

      Notes payable and long-term debt: The carrying amount of the short- and long-term borrowings at June 30, 1996 approximates fair value. The fair values were estimated using discounted cash flows, based on the current borrowing rates for similar types of borrowing arrangements.

3. FURNITURE, FIXTURES AND EQUIPMENT FUND

     In accordance with the terms of the Management Agreement and the Loan Agreement the Partnership is required to deposit cash equal to 4% of hotel gross revenue each month into a furniture, fixtures and equipment fund.

     Williams Hospitality Group Inc. ('Williams Hospitality'), a hotel/casino management company that is an affiliated company through common ownership, (on behalf of the Partnership) withdraws from the fund amounts required to pay the cost of replacements of, and additions to, furniture, fixtures and equipment at the Hotel. At June 30, 1996 and 1995, there were no unexpended funds available.

4. TRADE ACCOUNTS RECEIVABLE

     At June 30, 1996 and 1995 trade accounts receivable consisted of the following:

                                                                        1996          1995
                                                                     ----------    ----------

Trade accounts receivable -- casino...............................   $1,045,100    $2,874,100
Less allowance for doubtful accounts..............................      266,100       307,500
                                                                     ----------    ----------
                                                                        779,000     2,566,600
Trade accounts receivable -- hotel................................    1,682,700     1,713,200
Less allowance for doubtful accounts..............................       91,000       127,000
                                                                     ----------    ----------
                                                                      1,591,700     1,586,200
                                                                     ----------    ----------
                                                                     $2,370,700    $4,152,800
                                                                     ----------    ----------
                                                                     ----------    ----------

     Approximately 31% and 76% of the trade accounts receivable -- casino, as of June 30, 1996 and 1995, respectively, are from customers in Latin America.

5. DUE TO AFFILIATED COMPANY

     Current amounts due to affiliated company consist of fees earned by Williams Hospitality and other payments made by Williams Hospitality for services rendered on behalf of the Partnership. At June 30, 1996 and 1995 noncurrent amounts due to an affiliated company consisted of the following:

                         POSADAS DE SAN JUAN ASSOCIATES
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

                                                                     1996           1995
                                                                  -----------    -----------

Due to Williams Hospitality -- noncurrent:
     Incentive management fees.................................   $ 9,878,900    $ 8,881,300
     Interest on incentive management fees.....................     4,526,800      3,580,300
     Basic management fees.....................................     8,801,000      8,801,000
                                                                  -----------    -----------
                                                                  $23,206,700    $21,262,600
                                                                  -----------    -----------
                                                                  -----------    -----------

     Payment of approximately $16,500,000 of the noncurrent amounts due to Williams Hospitality are restricted under the terms of the Loan Agreement (see
Note 7).

6. LINE OF CREDIT

     The Partnership has available a $1,000,000 revolving line of credit with a bank, which is payable on demand, bearing interest at one percentage point over the prime rate (9.25% at June 30, 1996). The line of credit is collateralized by substantially all trade accounts receivable and leases with concessionaires as well as the mortgage covering long-term debt. As of June 30, 1996, $300,000 was outstanding under the line of credit.

7. LONG-TERM DEBT

     Long-term debt at June 30, 1996 and 1995 consisted of the following:

                                                                     1996           1995
                                                                  -----------    -----------

Mortgage note payable to bank..................................   $26,250,000    $28,500,000
Capital lease obligation bearing interest at 11.18% payable in monthly installments of $3,450, including interest through
  1999.........................................................       109,600        140,300
Capital lease obligation bearing interest at 9.5% payable in monthly installments of $10,413, including interest through
  2001.........................................................       480,700        --
Chattel mortgage note payable bearing interest at 9%, payable in monthly installments of $3,900, including interest through
  1998, collateralized with personal property..................       116,700        140,100
                                                                  -----------    -----------
                                                                   26,957,000     28,780,400
Less current portion...........................................     3,152,000      2,306,400
                                                                  -----------    -----------
                                                                  $23,805,000    $26,474,000
                                                                  -----------    -----------
                                                                  -----------    -----------

     The mortgage note payable to bank is collateralized by all the Partnership's real and personal property. The note is payable in accelerating monthly installments with a final installment of $7,500,000 due in fiscal 2003. Interest is payable at rates from 6.7% to 7.3% on $21,250,000 of the note. Interest rates have not been fixed on $5,000,000 of the note, which at June 30, 1996 was at an interest rate of 7.44%, which is reset every seven days. Under the terms of the loan agreement 50% of the excess net free cash flow, as defined, each year is required to be used to prepay the final installment of the note until it is reduced to $3,000,000. Further, distributions to the partners and payment of basic and incentive management fees and accrued interest thereon outstanding at the date of the borrowing may only be paid to the extent of the remaining 50% of the excess net free cash flow. There was no excess net free cash flow, as defined, for the year ended June 30, 1996.

                         POSADAS DE SAN JUAN ASSOCIATES
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     Maturities of long-term debt are as follows:

Fiscal year ending in:
         1997............................................................................   $ 3,152,000
         1998............................................................................     3,168,700
         1999............................................................................     3,295,300
         2000............................................................................     3,632,000
         2001............................................................................     3,584,000
         Thereafter......................................................................    10,125,000
                                                                                            -----------
                                                                                            $26,957,000
                                                                                            -----------
                                                                                            -----------

8. INCOME TAXES

     The Partnership operated under the provisions of the Puerto Rico Tourism Incentives Act of 1983 (the '1983 Act'). The 1983 Act provides for a ten-year grant which may be extended for an additional ten-year term. Major benefits of this grant are: a 90% exemption from income taxes on hotel income through the entire term of the grant, and a 90% exemption from municipal real and personal property taxes for the first five years, decreasing to a 75% exemption thereafter. The Partnership's casino operations are not covered by the tax exemption grant and are fully taxable.

     The Partnership has filed an application to operate under the provisions of the Puerto Rico Tourism Development Act of 1993 which provides benefits similar to the 1983 Act. The application is pending final approval.

     As of June 30, 1996 the Partnership had net operating loss carryforwards of approximately $27,324,500 for Puerto Rico income tax purposes from its combined hotel and casino operations and, accordingly, no Puerto Rico taxes have been provided in the accompanying financial statements. Such losses may be utilized to offset future Puerto Rico taxable income through June 30, 2003 as follows:
1997,  $2,608,500; 1998,  $2,064,000; 1999, $3,271,000;  2000, $3,896,600; 2001,
$6,046,000; 2002, $5,114,000 and 2003, $4,324,400.

     Following the provisions of SFAS No. 109, the deferred tax asset that results from the cumulative net operating loss carryforwards has been fully reserved.

     For Puerto Rico income tax purposes the Partnership is taxed as if it were a corporation. Income of the Partnership for federal income tax purposes is taxable to the Partners.

9. TRANSACTIONS WITH RELATED PARTIES

     The Partnership has an Operating and Management Agreement (the 'Management Agreement') dated October 2, 1986 with Williams Hospitality. The Management Agreement provides that Williams Hospitality is to manage the Hotel until the year 2005 for a basic management fee of 5% of the Hotel's gross revenues (as defined in the Management Agreement) and an incentive management fee of 12% of the Hotel's gross operating profits (as defined in the Management Agreement). In addition, the Partnership is required to pay certain administrative expenses incurred by Williams Hospitality in connection with management of the Hotel.

     During fiscal years 1996, 1995 and 1994, basic management fees amounted to $2,852,500, $2,981,600 and $3,447,400, respectively. Incentive management fees amounted to $997,600, $911,500 and $884,800, respectively, for the same fiscal years. Administrative costs and service fees charged by Williams Hospitality during fiscal years 1996, 1995 and 1994 amounted to $1,446,700, $1,844,000 and
$2,342,800, respectively.

                         POSADAS DE SAN JUAN ASSOCIATES
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     During fiscal years 1996, 1995 and 1994, interest at 10% charged to the Partnership by Williams Hospitality amounted to $888,100, $797,000 and $708,500, respectively.

     During fiscal years 1996, 1995 and 1994, the Partnership was charged by Posadas de Puerto Rico Associates, Incorporated ('Posadas de Puerto Rico') (an affiliated company through common ownership) $243,600, $92,800 and $625,100, respectively, for certain services provided.

     During fiscal years 1996, 1995 and 1994, the Partnership charged Posadas de Puerto Rico $256,100, $191,500 and $578,400, respectively, for certain services rendered.

                         REPORT OF INDEPENDENT AUDITORS

The Partners
WKA EL CON ASSOCIATES

     We have audited the accompanying balance sheets of WKA El Con Associates (a joint venture partnership) as of June 30, 1996 and 1995, and the related statements of operations and deficit, and cash flows for each of the three years in the period ended June 30, 1996. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of WKA El Con Associates at June 30, 1996 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended June 30, 1996 in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

San Juan, Puerto Rico
August 6, 1996

                             WKA EL CON ASSOCIATES
                                 BALANCE SHEETS

                                                                                              JUNE 30,
                                                                     MARCH 31,      ----------------------------
                                                                        1997            1997            1995
                                                                    ------------    ------------    ------------
                                                                    (UNAUDITED)

                             ASSETS
Cash.............................................................   $      3,600    $      3,200
Certificate of deposit held in escrow............................        --              --         $    682,500
Notes receivable from El Conquistador Partnership L.P............     18,079,200      16,116,000      14,043,200
Investment in Las Casitas Development Company....................        242,600       1,292,600       1,929,400
Capitalized interest, less accumulated amortization of $71,000 and $41,600 at June 30, 1996 and 1995, respectively, and
  $93,000 at March 31, 1997......................................      1,375,500       1,397,500       1,426,900
Deferred debt issuance costs and other assets, less accumulated amortization of $496,200 and $383,700 at June 30, 1996 and
  1995, respectively, and $573,100 at March 31, 1997.............        795,300         872,200         984,800
                                                                    ------------    ------------    ------------
          Total assets...........................................   $ 20,496,200    $ 19,681,500    $ 19,066,800
                                                                    ------------    ------------    ------------
                                                                    ------------    ------------    ------------

         LIABILITIES AND (DEFICIENCY) PARTNERS' CAPITAL
Liabilities:
     Long-term note payable......................................   $  5,487,300    $  5,197,000    $  4,797,100
     Due to affiliated company...................................         79,100          64,200       1,130,600
     Due to partners.............................................     10,300,300       9,790,700       9,940,600
     Losses in excess of equity investment in El Conquistador
       Partnership L.P. .........................................     15,168,000       7,762,600       1,642,100
                                                                    ------------    ------------    ------------
          Total liabilities......................................     31,034,700      22,814,500      17,510,400
(Deficiency) partners' capital:
     Contributed.................................................     20,286,200      20,286,200      18,990,500
     Deficit.....................................................    (30,824,700)    (23,419,200)    (17,434,100)
                                                                    ------------    ------------    ------------
          Total (deficiency) partners' capital...................    (10,538,500)     (3,133,000)      1,556,400
                                                                    ------------    ------------    ------------
          Total liabilities and (deficiency) partners' capital...   $ 20,496,200    $ 19,681,500    $ 19,066,800
                                                                    ------------    ------------    ------------
                                                                    ------------    ------------    ------------

                            See accompanying notes.

                             WKA EL CON ASSOCIATES
                      STATEMENTS OF OPERATIONS AND DEFICIT

                                         NINE MONTHS ENDED
                                             MARCH 31,                          YEAR ENDED JUNE 30,
                                    ----------------------------    -------------------------------------------
                                        1997            1996            1996            1995           1994
                                    ------------    ------------    ------------    ------------    -----------
                                            (UNAUDITED)

Interest income..................   $    913,600    $    875,600    $  1,150,100    $  1,027,600    $   337,400
Cost and expenses:
     Interest....................        800,000         884,400       1,145,800       1,137,600        474,800
     Professional fees...........         14,900          39,100          40,100          83,400         18,300
     Amortization................         98,800         107,300         142,000         163,200         84,000
                                    ------------    ------------    ------------    ------------    -----------
                                         913,700       1,030,800       1,327,900       1,384,200        577,100
                                    ------------    ------------    ------------    ------------    -----------
Loss before equity in operations
  of investees...................           (100)       (155,200)       (177,800)       (356,600)      (239,700)
Equity in operations of
  investees:
     El Conquistador Partnership
       L.P.......................     (7,405,400)     (7,963,600)     (6,120,500)    (13,738,400)    (5,023,800)
     Las Casitas Development
       Company...................        --              313,200         313,200       1,627,100        297,300
                                    ------------    ------------    ------------    ------------    -----------
                                      (7,405,400)     (7,650,400)     (5,807,300)    (12,111,300)     4,726,500
                                    ------------    ------------    ------------    ------------    -----------
Net loss.........................     (7,405,500)     (7,805,600)     (5,985,100)    (12,467,900)    (4,966,200)
Accumulated deficit at beginning
  of period......................    (23,419,200)    (17,434,100)    (17,434,100)     (4,966,200)       --
                                    ------------    ------------    ------------    ------------    -----------
Accumulated deficit at end of
  period.........................   $(30,824,700)   $(25,239,700)   $(23,419,200)   $(17,434,100)   $(4,966,200)
                                    ------------    ------------    ------------    ------------    -----------
                                    ------------    ------------    ------------    ------------    -----------

                            See accompanying notes.

                             WKA EL CON ASSOCIATES
                            STATEMENTS OF CASH FLOWS

                                                  NINE MONTHS ENDED
                                                      MARCH 31,                        YEAR ENDED JUNE 30,
                                              --------------------------    ------------------------------------------
                                                 1997           1996           1996            1995           1994
                                              -----------    -----------    -----------    ------------    -----------
                                                     (UNAUDITED)

Operating activities
  Net loss.................................   $(7,405,500)   $(7,805,600)   $(5,985,100)   $(12,467,900)   $(4,966,200)
  Adjustments to reconcile net loss to net
     cash provided by (used in) operating
     activities:
     Amortization..........................        98,800        107,300        142,000         163,200         84,000
     Equity in operations of affiliates
       including $950,000 in cash
       distributions received in fiscal
       year 1996 and $1,050,000 and
       $450,000 cash received during the
       nine months ended March 31, 1997 and
       1996................................     8,455,400      8,100,400      6,757,300      12,111,300      4,726,500
     Changes in operating assets and
       liabilities:
       Accrued interest income added to
          notes receivable.................      (913,200)      (848,300)    (1,122,800)     (1,000,600)      (320,200)
       Other receivables...................       --             --             --               13,200        (13,200)
       Accrued interest expense added to
          long-term liabilities............       800,000        841,500      1,102,900         974,500        373,600
       Accounts payable....................       --             --             --              (36,700)        18,300
       Due to affiliated company...........        14,900         57,900         58,900         --             --
                                              -----------    -----------    -----------    ------------    -----------
  Net cash provided by (used in) operating
     activities............................     1,050,400        453,200        953,200        (243,000)       (97,200)
Investing activities
  Sale (purchase) of certificate of deposit
     held in escrow........................       --             682,500        682,500         100,000       (782,500)
  Increase in deferred debt issuance costs
     and other assets......................       --             --             --             (230,400)      (520,100)
  Investment in capital of affiliates......       --             --             --              --             (25,400)
  Capitalized interest, net................       --             --             --              --             (61,900)
  Increase in notes receivable from
     affiliate.............................    (1,050,000)      (450,000)      (950,000)       (423,500)    (5,506,300)
  Disbursement of cash held for investment
     in affiliate..........................       --             --             --              --           1,844,900
                                              -----------    -----------    -----------    ------------    -----------
  Net cash (used in) provided by investing
     activities............................    (1,050,000)       232,500       (267,500)       (553,900)    (5,051,300)
Financing activities
  Partners' contributed capital............       --             --           1,295,700       1,870,500      2,417,200
  Partners' loans -- net...................       --            (682,500)      (852,900)        323,500      4,451,700
  Payments to affiliated company...........       --             --          (1,125,300)     (1,397,100)    (1,720,400)
                                              -----------    -----------    -----------    ------------    -----------
  Net cash (used in) provided by financing
     activities............................       --            (682,500)      (682,500)        796,900      5,148,500
                                              -----------    -----------    -----------    ------------    -----------
Net increase in cash.......................           400          3,200          3,200         --             --
Cash at beginning of period................         3,200        --             --              --             --
                                              -----------    -----------    -----------    ------------    -----------
Cash at end of period......................   $     3,600    $     3,200    $     3,200    $    --         $   --
                                              -----------    -----------    -----------    ------------    -----------
                                              -----------    -----------    -----------    ------------    -----------

                            See accompanying notes.

                             WKA EL CON ASSOCIATES
                         NOTES TO FINANCIAL STATEMENTS

1. INTERIM INFORMATION (UNAUDITED)

     The interim financial statements as of and for the nine months ended March 31, 1997 and 1996 included herein are unaudited. Such information reflects all adjustments, consisting solely of normal recurring adjustments, which are in the opinion of management necessary for a fair presentation of the balance sheet as of March 31, 1997 and the results of operations and cash flows for the nine months ended March 31, 1997 and 1996. Due to the seasonality of the business, the reported results are not necessarily indicative of those expected for the entire year. Certain information and disclosures normally included in annual financial statements in accordance with generally accepted accounting principles have been excluded or omitted in presentation of the interim financial statements.

2. ORGANIZATION AND PRINCIPAL ACCOUNTING POLICIES

ORGANIZATION

     WKA El Con Associates (the 'Partnership') is a joint venture organized under the General Partnership Law of the State of New York, pursuant to a Joint Venture Agreement (the 'Agreement') dated January 9, 1990, as amended, for the purpose of becoming a general and limited partner of El Conquistador Partnership L.P. ('El Con'). The Partnership is owned 46.54% by WMS El Con Corp., 37.23% by AMK Conquistador, S.E. and 16.23% by Hospitality Investor Group, S.E. The Partnership shall continue to exist until March 31, 2030, unless terminated earlier pursuant to the Agreement. Net profits or losses of the Partnership will be allocated to the partners in accordance with the terms of the Agreement.

     The Partnership is a 50% limited partner in Las Casitas Development Company I, S en C (S.E.) ('Las Casitas'), a joint venture constructing and selling condominiums on property adjacent to El Con.

BASIS OF PRESENTATION

     The financial statements have been prepared in conformity with generally accepted accounting principles which requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

INVESTMENTS IN AFFILIATED COMPANIES

     The investments in affiliated companies are accounted for under the equity method. El Con equity is recorded by the Partnership based on El Con's fiscal year of March 31. Las Casitas equity is recorded by the Partnership based on Las Casitas fiscal year of June 30. Capitalized interest is being amortized by the straight-line method over the estimated useful life of the El Conquistador property.

DEFERRED DEBT ISSUANCE COSTS AND OTHER ASSETS

     Deferred debt issuance costs include legal and bank fees incurred in connection with the issuance of the debt, and are being amortized over the maturity of the related debt. Certain other capital and pre-opening costs relating to El Con were incurred by the Partnership and are being amortized over 5 to 50 years.

                             WKA EL CON ASSOCIATES
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

FAIR VALUES OF FINANCIAL INSTRUMENTS

     The methods and assumptions used to estimate the fair value of the different classes of financial instruments were the following:

      Note payable: The carrying amount of the note payable at June 30, 1996 approximate fair value. The fair value was estimated using discounted cash flows, based on the current borrowing rates for similar types of borrowing arrangements.

RECLASSIFICATIONS

     Certain amounts of the prior year have been reclassified to conform to the current year's presentation.

3. NOTES RECEIVABLE FROM AFFILIATED COMPANY

     At June 30, 1996 and 1995 notes receivable from El Con consisted of the following:

                                                                     1996           1995
                                                                  -----------    -----------

Note receivable due on demand..................................   $   136,000    $   136,000
Note receivable due through May, 2002 (See Note 6).............     4,000,000      4,000,000
Subordinated notes receivable due in 2003 to 2005 (See Note
  5)...........................................................     8,229,700      8,229,700
Accrued interest receivable....................................     2,800,300      1,677,500
Deficiency loan participation..................................       950,000        --
                                                                  -----------    -----------
                                                                  $16,116,000    $14,043,200
                                                                  -----------    -----------
                                                                  -----------    -----------

     Repayment of the notes and deficiency loan participation, including accrued interest, is subordinated to other long-term debt of El Con.

4. COST OF INVESTMENT IN AFFILIATED COMPANIES

     In 1991, the Partnership borrowed $9,000,000 from Williams Hospitality Group Inc. ('Williams Hospitality'), a hotel/casino management company that is an affiliated company through common ownership, and invested the proceeds in the partnership capital of El Con, a joint venture organized to acquire the El Conquistador property. The Partnership owns a 50% interest, as both a general and limited partner, of El Con (See Note 5).

     The Partnership's investment in Las Casitas amounts to $5,000.

5. DUE TO AFFILIATED COMPANY AND PARTNERS

     In 1991, the Partnership borrowed $9,000,000 from Williams Hospitality of which $1,050,000 was outstanding as of June 30, 1995 and none as of June 30, 1996.

     Interest on the  note was based  on the interest  rate charged to  Williams
Hospitality by a bank. Interest charged to the Partnership by Williams Hospitality amounted to approximately $16,400 and $122,500 and $206,200 in fiscal years 1996, 1995, and 1994, respectively.

     At various times, the partners loaned the Partnership $8,229,700 under the terms of Loan Agreements. The notes are payable in 2003 to 2005 and bear interest at the prime rate commencing on various dates. The Partnership has advanced the same amount under a subordinated note to El Con under the same terms as the borrowing from the partners. (See Note 3).

     In November 1993, the partners advanced $782,500 to the Partnership that was invested in a bank certificate of deposit. During fiscal years 1996 and 1995, $682,500 and $100,000, respectively, were withdrawn from the certificate and distributed to the partners. The certificate of deposit was held in

                             WKA EL CON ASSOCIATES
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

escrow and was pledged as collateral to the bank for a bank loan of an equal amount to El Con. Interest accrued on the partners' advances at the same interest rate earned on the certificate of deposit.

     During fiscal year 1995, Williams Hospitality converted $3,800,000 from amounts it had due from El Con to a loan. The loan was made by Williams Hospitality to El Con for the Partnership.

     During fiscal year 1996, the Partnership purchased from Williams Hospitality a $950,000 participation in a deficiency loan to El Con. The loan and interest at 9.16% are payable from specified future cash flow of El Con. At June 30, 1996 the Partnership guarantees a revolving credit facility with a bank in the aggregate amount of up to $4,000,000 of El Con.

6. LONG-TERM NOTE PAYABLE

     The long-term note payable to a bank includes accrued interest of $1,197,000 and $797,100 at June 30, 1996 and 1995, respectively. The note is payable in quarterly installments of $250,000 commencing in May 2000. Any unpaid principal and interest is payable in May 2002. The note bears interest at a variable rate, computed quarterly, equal to LIBOR, plus 1.75%. Under the terms of the Credit Facility Agreement dated May 5, 1992, interest payments are deferred during the first five years. The $4,000,000 borrowing was loaned to El Con under similar terms. (See Note 3).

     The note is collateralized by second mortgages on parcels of land owned by Williams Hospitality and Posadas de Puerto Rico Associates, Incorporated, affiliated companies through common ownership, with a cost of approximately $3,761,000, and a guarantee of $1,000,000 by WMS Industries Inc., the ultimate owner of WMS El Con Corp.

7. INCOME TAXES

     The Partnership is not taxable for Puerto Rico income tax purposes pursuant to an election submitted to the Puerto Rico Treasury Department. Instead, each partner reports their distributive share of the Partnership's profit or losses in their respective income tax returns and, therefore, no provision for income taxes has been made in the accompanying financial statements. Income or loss of the Partnership for Federal income tax purposes is reported by the partners.

                         REPORT OF INDEPENDENT AUDITORS

The Partners
EL CONQUISTADOR PARTNERSHIP L.P.

     We have audited the accompanying balance sheets of El Conquistador Partnership L.P. as of March 31, 1996 and 1995, and the related statements of operations and (deficiency in) partners' capital, and cash flows for each of the three years in the period ended March 31, 1996. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of El Conquistador Partnership L.P. at March 31, 1996 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended March 31, 1996 in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

     San Juan, Puerto Rico
     May 3, 1996

                        EL CONQUISTADOR PARTNERSHIP L.P.
                                 BALANCE SHEETS

                                                                                            MARCH 31,
                                                                   DECEMBER 31,    ----------------------------
                                                                       1996            1996            1995
                                                                   ------------    ------------    ------------
                                                                   (UNAUDITED)
                             ASSETS
Current Assets:
     Cash.......................................................   $  1,039,800    $    856,983    $    877,970
     Restricted cash and investments held by bank...............      3,332,300       2,879,355       3,382,708
     Trade accounts receivable, less allowance for doubtful
       accounts of $301,765 and $894,187 at March 31, 1996 and
       1995, respectively, and $215,800 at December 31, 1996....      4,931,900       5,302,884       7,653,918
     Due from affiliated companies..............................        411,200         314,999         377,424
     Inventories................................................      1,585,200       1,522,463       2,051,966
     Prepaid expenses and other current assets..................      1,214,310         945,905         972,010
                                                                   ------------    ------------    ------------
               Total current assets.............................     12,514,710      11,822,589      15,315,996
Due from affiliated company.....................................        421,000         817,868       1,189,574
Land, building and equipment:
     Land.......................................................     14,372,700      14,372,707      14,372,707
     Building...................................................    159,467,700     158,039,190     158,039,190
     Furniture, fixture and equipment...........................     31,518,000      31,359,202      30,504,887
     Construction in-process....................................        --              --               42,978
                                                                   ------------    ------------    ------------
                                                                    205,358,400     203,771,099     202,959,762
     Less accumulated depreciation..............................     19,527,900      14,777,283       8,402,779
                                                                   ------------    ------------    ------------
                                                                    185,830,500     188,993,816     194,556,983
Operating equipment, net........................................      1,467,400       1,469,350       1,431,896
Deferred debt issuance costs, net of accumulated amortization of
  $4,731,745 and $3,753,733 at March 31, 1996 and 1995,
  respectively, and $5,465,300 at December 31, 1996.............      3,225,100       3,958,624       4,936,636
Deferred pre-opening costs, net of accumulated amortization of
  $8,751,425 and $5,619,919 at March 31, 1996 and 1995,
  respectively, and $10,077,279 at December 31, 1996............      3,302,400       4,628,254       7,759,760
                                                                   ------------    ------------    ------------
               Total assets.....................................   $206,761,110    $211,690,501    $225,190,845
                                                                   ------------    ------------    ------------
                                                                   ------------    ------------    ------------
       LIABILITIES AND (DEFICIENCY IN) PARTNERS' CAPITAL
Current liabilities:
     Trade accounts payable.....................................   $  8,339,200    $  7,657,546    $  9,662,586
     Advance deposits...........................................      6,050,500       3,568,390       5,227,153
     Accrued interest...........................................      1,598,800       1,510,080       1,510,200
     Other accrued liabilities..................................      4,615,200       4,673,189       5,893,127
     Due to affiliated companies................................      1,524,100         652,896       1,148,010
     Notes payable to banks.....................................      6,273,400       2,773,359       1,638,359
     Current portion of chattel mortgages and capital lease
       obligations..............................................      2,445,000       2,444,993       2,208,272
                                                                   ------------    ------------    ------------
          Total current liabilities.............................     30,846,200      23,280,453      27,287,707
Long-term debt..................................................    145,000,000     145,000,000     145,000,000
Chattel mortgages and capital lease obligations, net of current
  portion.......................................................      2,625,900       4,324,358       6,759,225
Due to affiliated companies.....................................      9,867,700       8,531,671       5,917,725
Due to partners.................................................     36,757,400      34,079,309      31,510,445
(Deficiency in) partners' capital:
     Limited partners...........................................    (15,586,049)     (2,996,497)      7,408,382
     General partners...........................................     (2,750,041)       (528,793)      1,307,361
                                                                   ------------    ------------    ------------
          Total (deficiency in) partners' capital...............    (18,336,090)     (3,525,290)      8,715,743
                                                                   ------------    ------------    ------------
          Total liabilities and (deficiency in) partners'
            capital.............................................   $206,761,110    $211,690,501    $225,190,845
                                                                   ------------    ------------    ------------
                                                                   ------------    ------------    ------------

                            See accompanying notes.

                        EL CONQUISTADOR PARTNERSHIP L.P.
         STATEMENTS OF OPERATIONS AND (DEFICIENCY IN) PARTNERS' CAPITAL

                                            NINE MONTHS ENDED
                                              DECEMBER 31,                      YEAR ENDED MARCH 31,
                                       ---------------------------    -----------------------------------------
                                           1996           1995           1996           1995           1994
                                       ------------    -----------    -----------    -----------    -----------
                                               (UNAUDITED)

Revenues:
     Rooms..........................   $ 24,419,700    $23,566,000    $38,817,160    $37,942,821    $16,873,156
     Food and beverage..............     17,633,400     18,007,000     26,188,693     27,298,340      9,420,792
     Casino.........................      4,011,200      4,152,100      6,179,133      6,054,569      2,487,552
     Rental and other income........     12,954,100     11,293,600     19,165,969     14,652,328      4,343,493
                                       ------------    -----------    -----------    -----------    -----------
                                         59,018,400     57,018,700     90,350,955     85,948,058     33,124,993
     Less casino promotional
       allowances...................       (849,200)      (732,600)    (1,136,499)    (1,205,380)      (151,923)
                                       ------------    -----------    -----------    -----------    -----------
Net revenues........................     58,169,200     56,286,100     89,214,456     84,742,678     32,973,070
Costs and expenses:
     Rooms..........................      8,242,928      8,736,100     12,853,157     14,755,239      5,686,692
     Food and beverage..............     12,811,291     12,494,400     17,638,186     20,797,173      8,186,633
     Casino.........................      2,765,000      2,588,500      3,686,904      3,923,817      2,065,525
     Selling, general and
       administrative...............     10,449,921      9,151,238     12,992,841     18,115,433      6,624,081
     Management and incentive
       management fees..............      2,969,700      2,925,015      5,394,675      3,703,819      1,425,347
     Property operation, maintenance
       and energy costs.............      9,545,397      9,349,668     12,396,063     14,408,347      5,452,018
     Depreciation and
       amortization.................      6,856,179      7,966,869     10,499,296     11,124,075      4,273,902
     Other expenses.................      6,787,315      6,433,990      9,201,228      9,722,662      4,118,222
                                       ------------    -----------    -----------    -----------    -----------
                                         60,427,731     59,645,780     84,662,350     96,550,565     37,832,420
                                       ------------    -----------    -----------    -----------    -----------
Income (loss) from operations.......     (2,258,531)    (3,359,680)     4,552,106    (11,807,887)    (4,859,350)
Interest income.....................        139,431        172,312        228,625        467,922        109,437
Interest expense....................     12,691,700     12,739,877     17,021,764     16,136,755      5,297,771
                                       ------------    -----------    -----------    -----------    -----------
Net loss............................    (14,810,800)   (15,927,245)   (12,241,033)   (27,476,720)   (10,047,684)
Partners' capital at beginning of
  period............................     (3,525,290)     8,715,743      8,715,743     36,191,325     46,189,386
Partners' capital contribution......        --             --             --               1,138         49,623
                                       ------------    -----------    -----------    -----------    -----------
(Deficiency in) partners' capital at
  end of period.....................   $(18,336,090)   $(7,211,502)   $(3,525,290)   $ 8,715,743    $36,191,325
                                       ------------    -----------    -----------    -----------    -----------
                                       ------------    -----------    -----------    -----------    -----------

                            See accompanying notes.

                        EL CONQUISTADOR PARTNERSHIP L.P.
                            STATEMENTS OF CASH FLOWS

                                                              NINE MONTHS ENDED
                                                                DECEMBER 31,                      YEAR ENDED MARCH 31,
                                                         ---------------------------   ------------------------------------------
                                                             1996           1995           1996           1995           1994
                                                         ------------   ------------   ------------   ------------   ------------
                                                                 (UNAUDITED)

Operating activities
    Net loss...........................................  $(14,810,800)  $(15,927,245)  $(12,241,033)  $(27,476,720)  $(10,047,684)
    Adjustments to reconcile net loss to net cash (used
      in) provided by operating activities:
         Depreciation and amortization.................     6,856,179      7,966,869     10,499,296     11,124,075      4,273,902
         Provision for losses on accounts receivable...       115,400        167,900        363,245      1,808,641        517,623
         Incentive management fees.....................       899,148        923,328      2,224,381        679,259        263,363
         Deferred interest expense to partners and
           affiliates..................................     2,310,910      2,178,243      2,995,431      2,063,981        686,446
         Changes in operating assets and liabilities:
             Restricted cash and investments held by
               bank....................................      (452,945)       291,030        503,353      2,549,446      1,600,000
             Trade accounts receivable.................       255,584      2,136,438      1,987,789      2,187,211    (12,167,393)
             Inventories...............................       (62,737)       407,945        529,503         61,249     (2,113,215)
             Prepaid expenses and other current
               assets..................................      (310,427)       (60,936)        26,105        491,032     (1,463,042)
             Trade accounts payable and advance
               deposits................................     3,163,764     (2,813,050)    (3,663,803)    (1,323,693)    12,226,578
             Accrued interest and other accrued
               liabilities.............................        30,631       (739,901)    (1,220,058)     1,156,483      6,246,846
             Affiliated companies, net.................     1,171,871        446,487        (97,985)     1,967,073      2,259,373
                                                         ------------   ------------   ------------   ------------   ------------
    Net cash (used in) provided by operating
      activities.......................................      (833,422)    (5,022,892)     1,906,224     (4,711,963)     2,282,797
Investing activities
    Decrease in restricted cash and investments held
      for construction and interest payments...........       --             --             --             --          82,280,346
    Purchases of property and equipment................    (1,587,270)      (563,673)      (826,611)    (3,525,762)   (98,960,148)
    Usage (purchases) of operating equipment, net......         1,950        109,023        (37,454)       523,641     (1,955,537)
    Advances to affiliate, net.........................       --             --             --             --          (1,815,631)
    Additions to deferred pre-opening expenses.........       --             --             --             --          (7,379,879)
                                                         ------------   ------------   ------------   ------------   ------------
    Net cash (used in) investing activities............    (1,585,320)      (454,650)      (864,065)    (3,002,121)   (27,830,849)
Financing activities
    Additions to deferred debt issuance costs..........       --             --             --             --            (505,210)
    Proceeds from long-term debt.......................       --             --             --             772,000     10,992,552
    Payments of principal on long-term debt............    (1,698,441)    (2,108,984)    (2,198,146)    (1,976,625)      (704,240)
    Proceeds from notes payable to bank................     3,500,000      7,684,685      7,684,685        --             --
    Payments on principal on notes payable to bank.....       --             --          (6,549,685)      (200,000)     1,565,000
    Proceeds from partners' and affiliates loans, and
      capital contributions............................       800,000        --             --           8,698,134     15,411,995
                                                         ------------   ------------   ------------   ------------   ------------
    Net cash provided by (used in) financing
      activities.......................................     2,601,559      5,575,701     (1,063,146)     7,293,509     26,760,097
                                                         ------------   ------------   ------------   ------------   ------------
Net (decrease) increase in cash........................       182,817         98,159        (20,987)      (420,575)     1,212,045
Cash at beginning of period............................       856,983        877,970        877,970      1,298,545         86,500
                                                         ------------   ------------   ------------   ------------   ------------
Cash at the end of the period..........................  $  1,039,800   $    976,129   $    856,983   $    877,970   $  1,298,545
                                                         ------------   ------------   ------------   ------------   ------------
                                                         ------------   ------------   ------------   ------------   ------------
Supplemental disclosure of cash flow information:
    Interest paid, net of interest capitalized in
      1994.............................................                                $ 14,026,453   $ 14,314,600   $  3,545,742
                                                                                       ------------   ------------   ------------
                                                                                       ------------   ------------   ------------

                            See accompanying notes.

                        EL CONQUISTADOR PARTNERSHIP L.P.
                         NOTES TO FINANCIAL STATEMENTS

1. INTERIM INFORMATION (UNAUDITED)

     The interim financial statements as of and for the nine months ended December 31, 1996 and 1995 included herein are unaudited. Such information reflects all adjustments, consisting solely of normal recurring adjustments, which are in the opinion of management necessary for a fair presentation of the balance sheet as of December 31, 1996 and the results of operations and cash flows for the nine months ended December 31, 1996 and 1995. Due to the seasonally of the business, the reported results are not necessarily indicative of those expected for the entire year. Certain information and disclosures normally included in annual financial statements in accordance with generally accepted accounting principles have been excluded or omitted in presentation of the interim financial statements.

2. ORGANIZATION AND PRINCIPAL ACCOUNTING POLICIES

ORGANIZATION

     El Conquistador Partnership L.P. (the 'Partnership'), is a limited partnership organized under the Laws of Delaware, pursuant to a Joint Venture Agreement dated January 12, 1990 (the 'Agreement'). The Partnership is 50% owned by WKA El Con Associates ('WKA El Con'), a partnership owned by several partners affiliated with Williams Hospitality Group Inc. ('Williams Hospitality'), and 50% by Kumagai Caribbean, Inc. ('Kumagai'), a wholly-owned subsidiary of Kumagai International USA, Inc. The partners ('Partners') are both General Partners and Limited Partners in the Partnership. The Partnership shall continue to exist until March 31, 2030, unless terminated earlier by mutual agreement of the General Partners. The Agreement provides that net profits or losses of the Partnership after deducting a preferred cumulative annual return of 8.5% on the Partners unrecovered capital accounts, as defined, will be allocated to the Partners on a 50-50 ratio subject to certain exceptions, as defined.

     In February, 1991 the Partnership acquired the El Conquistador Hotel property and other adjacent parcels of land in Las Croabas, Puerto Rico (the 'Resort'). The Resort experienced extensive renovation and was reopened as a luxury resort hotel and casino in October, 1993.

BASIS OF PRESENTATION

     The financial statements have been prepared in conformity with generally accepted accounting principles which requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

INVENTORIES

     Inventories, which consist mainly of food, beverages and supplies, are valued at the lower of cost (first-in, first-out method) or market.

LAND, BUILDING AND EQUIPMENT

     Land, building and equipment are stated on the basis of cost. Building and equipment are depreciated by the straight-line method over their estimated useful lives.

DEFERRED DEBT ISSUANCE COSTS

     Debt issuance costs include legal and underwriting fees, other fees incurred in connection with the financing and other costs. These costs are being amortized on a straight-line basis over the terms of the debt.

                        EL CONQUISTADOR PARTNERSHIP L.P.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

DEFERRED PRE-OPENING COSTS

     Pre-opening costs consist of amounts incurred in connection with the marketing, organization, planning and development of the Resort. Such costs include legal, engineering and marketing fees and other costs incurred prior to the commencement of operations of the Resort. The remaining costs are being amortized on a straight-line basis over a five year period extending through November 1998.

CASINO REVENUES

     Casino revenues are the net win from gaming activities, which is the difference between gaming wins and losses.

CASINO PROMOTIONAL ALLOWANCES

     Casino promotional allowances represent the retail value of complimentary food, beverage and hotel services furnished to patrons, commissions and transportation costs.

3. RESTRICTED CASH AND INVESTMENTS HELD BY BANK

     Pursuant to the terms of the bond agreement (see Note 9), the Partnership had cash and investments on deposit with the trustee for the following:

                                                                  MARCH 31,
                                                           ------------------------
                                                              1996          1995
                                                           ----------    ----------

Interest due May 1......................................   $1,584,000    $1,782,000
Interest due August 1...................................    1,295,355     1,600,708
                                                           ----------    ----------
                                                           $2,879,355    $3,382,708
                                                           ----------    ----------
                                                           ----------    ----------

4. TRADE ACCOUNTS RECEIVABLE

Trade accounts receivable consisted of the following:

                                                                  MARCH 31,
                                                           ------------------------
                                                              1996          1995
                                                           ----------    ----------

Trade accounts receivable -- hotel......................   $5,259,478    $8,192,918
Less allowances for doubtful accounts...................      217,362       791,455
                                                           ----------    ----------
                                                            5,042,116     7,401,463
Trade accounts receivable -- casino.....................      345,171       355,187
Less allowance for doubtful accounts....................       84,403       102,732
                                                           ----------    ----------
                                                              260,768       252,455
                                                           ----------    ----------
Trade accounts receivable, net..........................   $5,302,884    $7,653,918
                                                           ----------    ----------
                                                           ----------    ----------

5. TRANSACTIONS WITH RELATED PARTIES

     The Partnership has an Operating and Management Agreement (the 'Management Agreement') with Williams Hospitality. The Management Agreement provides that Williams Hospitality will manage the Resort for a period of 20 years for a basic management fee of 3.5% of the Resort's gross revenues, as defined, and an incentive management fee of 10% of the Resorts' operating profit, as defined. Incentive management fees accrued each year are not payable until significant cash flows levels are achieved. In addition, the Partnership is required to pay certain administrative expenses incurred by Williams Hospitality in connection with management of the Resort.

                        EL CONQUISTADOR PARTNERSHIP L.P.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     During fiscal years 1996, 1995 and 1994, basic management fees amounted to $3,170,000, $3,025,000 and $1,162,000, respectively. Incentive management fees amounted to approximately $2,224,000, $679,300 and $263,400 during fiscal years 1996, 1995 and 1994, respectively. In addition, Williams Hospitality charged the Partnership approximately $2,728,000, $3,536,000 and $1,377,000 in fiscal years 1996, 1995 and 1994, respectively, for services provided to the Resort.

     In addition, the Partnership was charged by Posadas de Puerto Rico Associates, Incorporated ('Posadas de Puerto Rico') and Posadas de San Juan Associates ('Posadas de San Juan'), hotel and casino operations affiliated through common ownership, approximately $437,000 and $116,000, respectively in fiscal year 1996, $687,000 and $179,000, respectively, in fiscal year 1995, and $445,000 and $318,000, respectively, in fiscal year 1994, for services provided to the Resort.

     As of March 31, 1996 each partner had advanced $8,365,685 to the Partnership under notes that are due for various periods up to ten years with interest at the Citibank, N.A. in New York base rate. Repayment of interest and principal is subordinated to other long-term debt. In addition, each partner had advanced to the Partnership $4,000,000 under a May 5, 1992 loan agreement. The loan agreement provides for the payment of interest at a variable rate, computed quarterly, equal to LIBOR plus 1.75%. Interest payments will be deferred during the first five years. The principal and deferred interest accrued at March 31, 1996 is payable in quarterly installments of $250,000 commencing in March 2000 and a final lump-sum payment in February 2002. The loan is collateralized by a subordinated pledge of the Partnership's assets.

     As of March 31, 1996 each partner had provided $3,800,000 to cover cash flow deficiency in the Partnership's operations as provided by the Agreement. The deficiency loans consisted of $3,800,000 in cash by Kumagai, and the conversion of amounts due from the Partnership to Williams Hospitality to loans for WKA El Con. The deficiency loans bear interest at 9.16%. Repayment of interest and principal is subordinated to other long-term debt.

     During fiscal year 1995 Las Casitas Development Company S.E., an affiliated company 50% owned by WKA El Con, paid $2,500,000 to the Partnership for land purchased in April, 1993.

     As of March 31, 1996, the outstanding balance of advances made in fiscal year 1994 by the Partnership to Williams Hospitality for the purchase of transportation equipment leased to the Partnership under a five year service agreement amounted to $1,123,400. Service agreement payments by the Partnership are equal to the $39,819 monthly amounts receivable under the advance. Repayment of the advances by Williams Hospitality are limited to amounts payable under the service agreement. This transportation equipment is pledged as collateral by Williams Hospitality to the Partnership's chattel mortgage notes.

     In addition, a subsidiary of Williams Hospitality financed other transportation equipment in fiscal year 1994 from an external borrowing of $441,000 repayable over 5 years. The Partnership chartered the transportation equipment under terms similar to the transaction described above. Monthly payments amount to $9,699.

     The chattel mortgage notes payable (see Note 8) are collateralized by a bank standby letter of credit of $3,423,000. The letter of credit is collateralized by certificates of deposit of the same amount issued by the bank in equal amounts to Williams Hospitality and Kumagai. The chattel mortgage notes, and capital leases are guaranteed by Williams Hospitality and Kumagai.

6. NOTES PAYABLE TO BANKS

     Notes payable to banks include a $4,000,000 revolving term credit facility entered into by the Partnership with a bank, which is payable on demand or at the expiration of the credit facility (July 31, 1996). Advances under the credit facility bear interest at .75% over the cost of 936 funds, if available, or LIBOR, or 1.5% over the bank's base rate. The credit facility is collateralized by accounts receivable,

                        EL CONQUISTADOR PARTNERSHIP L.P.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

and guaranteed by the Partners and the Government Development Bank for Puerto Rico ('GDB'). At March 31, 1996, the Partnership had outstanding borrowings of $2,500,000 under the credit facility.

     The other note payable outstanding consists of a short-term note of $273,359 due on demand to a bank.

7. DUE TO AFFILIATED COMPANIES AND PARTNERS

     Amounts due to affiliated companies consist of fees earned by Williams Hospitality, funds advanced to the Partnership and other payments made by Williams Hospitality, and for services rendered by Posadas de Puerto Rico and Posadas de San Juan. Amounts due to affiliated companies consisted of the following:

                                                                          MARCH 31,
                                                                  --------------------------
                                                                     1996           1995
                                                                  -----------    -----------

Current:
     Due to Williams Hospitality:
          Basic management fees................................   $   414,718    $   396,138
          Other................................................       195,523        447,226
          Due to Posadas de Puerto Rico........................        37,380        299,126
          Due to Posadas de San Juan...........................         5,275          5,520
                                                                  -----------    -----------
                                                                  $   652,896    $ 1,148,010
                                                                  -----------    -----------
                                                                  -----------    -----------
Non current:
     Affiliate:
          Due to Williams Hospitality:
               Incentive management fees.......................   $ 3,167,002    $   942,621
               Interest at 10% on incentive management fees....        89,350         36,953
               Advances........................................     3,800,000      3,800,000
               Interest on advances............................       503,368        129,199
               Other...........................................       375,528        375,528
                                                                  -----------    -----------
                                                                    7,935,248      5,284,301
          Due to KG Caribbean..................................       596,423        633,424
                                                                  -----------    -----------
                                                                  $ 8,531,671    $ 5,917,725
                                                                  -----------    -----------
                                                                  -----------    -----------
     Partners:
          Due to WKA El Con:
               Advances........................................   $12,365,685    $12,365,685
               Interest on advances............................     2,522,285      1,424,938
          Due to Kumagai:
               Advances........................................    16,165,685     16,165,685
               Interest on advances............................     3,025,654      1,554,137
                                                                  -----------    -----------
                                                                  $34,079,309    $31,510,445
                                                                  -----------    -----------
                                                                  -----------    -----------

                        EL CONQUISTADOR PARTNERSHIP L.P.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

8. CHATTEL MORTGAGES AND CAPITAL LEASE OBLIGATIONS

     Chattel mortgages and capital lease obligations on equipment consisted of the following:

                                                                            MARCH 31,
                                                                     ------------------------
                                                                        1996          1995
                                                                     ----------    ----------

Chattel mortgage notes payable bearing interest at 9%, payable in monthly installments of $215,784, including interest, through
  1998, collateralized with personal property.....................   $6,023,820    $7,980,491
Capital lease obligations bearing interest at 11.5%, payable in monthly installments of $28,335, including interest, through
  1998, collateralized with personal property, net of $121,571 in
  1996 and $223,683 in 1995 representing interest.................      745,531       987,006
                                                                     ----------    ----------
                                                                      6,769,351     8,967,497
Less current portion..............................................    2,444,993     2,208,272
                                                                     ----------    ----------
                                                                     $4,324,358    $6,759,225
                                                                     ----------    ----------
                                                                     ----------    ----------

     Maturities of chattel mortgages and capital lease obligations are as follows:

1997........................................................   $2,444,993
1998........................................................    2,679,819
1999........................................................    1,644,539
                                                               ----------
                                                               $6,769,351
                                                               ----------
                                                               ----------

     See Note 5 for additional collateral and guarantees.

     Assets  and   accumulated  depreciation   recorded  under   capital   lease
obligations are included in land, building and equipment as follows:

                                                                            MARCH 31,
                                                                     ------------------------
                                                                        1996          1995
                                                                     ----------    ----------

Equipment.........................................................   $1,288,373    $1,288,373
Less accumulated depreciation.....................................      622,717       365,041
                                                                     ----------    ----------
                                                                     $  665,656    $  923,332
                                                                     ----------    ----------
                                                                     ----------    ----------

9. LONG-TERM DEBT

     At March 31, 1996 and 1995, long-term debt consisted of the following:

Industrial Revenue Bonds Series A...................................   $ 90,000,000
Industrial Revenue Bonds Series B...................................     30,000,000
Government Development Bank for Puerto Rico.........................     25,000,000
                                                                       ------------
                                                                       $145,000,000
                                                                       ------------
                                                                       ------------

     On February 7, 1991 the Puerto Rico Industrial, Medical, Educational and Environmental Pollution Control Facilities Financing Authority (the 'Authority') sold industrial revenue bonds ('Bonds') in the principal amount of $120,000,000 and loaned the proceeds to the Partnership to be used for the payment of project costs pursuant to a Loan Agreement. The Loan Agreement provides that the Partnership will pay all interest and principal on the Bonds.

     The  Authority  issued  1991  Series   A,  Industrial  Revenue  Bonds   for
$90,000,000 and 1991 Series B, Industrial Revenue Bonds for $30,000,000.

                        EL CONQUISTADOR PARTNERSHIP L.P.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     Commencing on May 1, 1996, the Bonds will be subject to redemption at the Partnership's option at par plus accrued interest, if any. The Bonds are due on November 1, 1999 and interest is payable quarterly. The 1991 Series A Bonds and the 1991 Series B Bonds bear interest at a variable rate, computed quarterly, equal to 86% and 94%, respectively, of a LIBOR rate minus 1/8th of 1%. On February 7, 1991 the Partnership entered into an Interest Swap Agreement that expires March 8, 1998 by which the Partnership agreed to a fixed rate of 7.55% on the outstanding principal of $120,000,000 in exchange for the counterparty's obligation to pay the variable interest rate described above.

     The Loan Agreement provides that the Partnership will deposit with the trustee all interest which will become due not later than the 124th day preceding the date of payment. The Bonds are collateralized by a letter of credit, that terminates on March 9, 1998, issued by the Mitsubishi Bank, Limited. Under the terms of the Loan Agreement, the debt is required to be repaid on February 1, 1998 in the event the Letter of Credit is not renewed or replaced prior to November 9, 1997.

     The Partnership pays an annual letter of credit fee of approximately 1.25% of the Bond principal except under certain circumstances the rate may be reduced to 1.2%. In addition, in connection with the letter of credit the Partnership pays an annual agents fee of approximately .25% of the Initial Stated Amount, as defined.

     Under the provisions of a term loan agreement with the Government Development Bank for Puerto Rico ('GDB'), the Partnership borrowed $25,000,000 for the payment of project costs which is due on February 7, 2006. The loan agreement provides for a variable interest rate equivalent to a LIBOR rate minus
 .5% plus an add-on margin as provided in the loan agreement. Interest is payable quarterly in arrears.

     Commencing on April 1, 1993, the Partnership is required to deposit annually with an escrow agent 50% of the Available Cash Flow, as defined in the Loan Agreement with GDB, up to a maximum of $1,666,700 plus any prior year requirement in arrears. Through March 31, 1996, there had been no amounts deposited in escrow under this provision.

     The Bonds and the term loan with GDB are collateralized by a first and second mortgage lien on the Resort, a chattel mortgage on personal property, and an assignment of various contracts and a management agreement with a related party. The collateral is subject to a subordination agreement in favor of the Mitsubishi Bank, Limited.

10. FAIR VALUE OF FINANCIAL INSTRUMENTS

     Financial Accounting Standards Board Statement No. 107 'Disclosures About Fair Value of Financial Instruments', requires the disclosure of the fair value of the Partnership's financial instruments at March 31, 1996 and 1995. The carrying amount of cash and investments, notes payable to bank, chattel mortgage notes and capitalized leases approximates fair value because of the short maturity of the instruments or recent issuance. The fair value of the Partnership's long-term debt has not been determined because similar terms and conditions may no longer be available.

11. INCOME TAXES

     The Partnership is not taxable for Puerto Rico income tax purposes pursuant to an election submitted to the Puerto Rico Treasury Department. Instead, each Partner reports their distributive share of the Partnership's profit and losses in their respective income tax returns and, therefore, no provision for income taxes has been made in the accompanying financial statements. Income or loss of the Partnership for Federal income tax purposes is reported by the partners.

     The Partnership has requested a tax exemption grant under the provisions of the Puerto Rico Tourism Incentives Act of 1993 (the 'Tourism Act'). The Tourism Act provides for a ten-year grant which may be extended for an additional ten-year term. Major benefits of this Act are: a 90% exemption from income taxes on hotel income, and municipal real and personal property taxes, and a

                        EL CONQUISTADOR PARTNERSHIP L.P.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

100% exemption from municipal license tax through the entire term of the grant. The Partnership's casino operations are not covered by the tax exemption grant and are fully taxable.

12. ADVERTISING COSTS

     The Partnership recognizes the cost of advertising as expense in the year in which they are incurred. Advertising costs amounted to approximately $847,000 and $2,107,000 for fiscal years 1996 and 1995, respectively.

13. COMMITMENTS

     The Partnership leases land under an operating lease agreement for thirty-one years with renewal options for two five year periods. Following are the minimum annual rental payments on the operating lease subsequent to March 31, 1996:

1997........................................................   $  180,000
1998........................................................      190,000
1999........................................................      210,000
2000........................................................      210,000
2001........................................................      210,000
Thereafter..................................................    6,050,000
                                                               ----------
                                                               $7,050,000
                                                               ----------
                                                               ----------

     Total rent expense for fiscal years 1996, 1995 and 1994 amounted to approximately $985,000, $1,169,000 and $430,000, respectively.

_____________________________                      _____________________________

     NO DEALER, SALESPERSON, OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE ANY SUCH AN OFFER IN SUCH JURISDICTION IN WHICH SUCH OFFER TO SELL OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR IN ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CURRENT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE SUCH DATE.

                            ------------------------

                               TABLE OF CONTENTS

                                                                                                                               PAGE
                                                                                                                               ----
Prospectus Summary..........................................................................................................     3
Risk Factors................................................................................................................     7
Price Range of Common Stock and Dividends...................................................................................    13
The NAI Group...............................................................................................................    13
Plan of Distribution........................................................................................................    14
Relationship Between the Company and Its Subsidiaries and Affiliates........................................................    16
Arrangements Between the Company and WMS....................................................................................    17
Accounting Treatment........................................................................................................    18
Hotel Financings and Certain Contingent Obligations.........................................................................    18
Unaudited Pro Forma Condensed Consolidated Financial Statements.............................................................    21
Selected Financial Data.....................................................................................................    26
Management's Discussion and Analysis of Financial Condition and Results of Operations.......................................    27
Industry Overview...........................................................................................................    32
Business....................................................................................................................    33
Management..................................................................................................................    43
Related Party Transactions..................................................................................................    52
Security Ownership of Certain Beneficial Owners and Management..............................................................    53
Purposes and Anti-Takeover Effects of Certain Provisions....................................................................    54
Description of the Company's Capital Stock..................................................................................    60
Shares Eligible for Future Sale.............................................................................................    62
Legal Matters...............................................................................................................    62
Experts.....................................................................................................................    62
Index to Financial Statements...............................................................................................   F-1

                                 WHG RESORTS &
                                  CASINOS INC.

                              1,729,425 SHARES OF
                              VOTING COMMON STOCK
                              AND ASSOCIATED STOCK
                                PURCHASE RIGHTS

                            ------------------------
                                   PROSPECTUS
                            ------------------------

                                        , 1997

_____________________________                      _____________________________

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The estimated expenses in connection with the offering, all of which shall be borne by the Registrant, are as follows:

Securities and Exchange Commission fee.........................................   $  5,961.28
Printing expenses..............................................................     50,000.00
Legal fees and expenses........................................................     65,000.00
Accountants' fees and expenses.................................................     20,000.00
Miscellaneous..................................................................      2,038.72
                                                                                  -----------
          Total................................................................   $143,000.00
                                                                                  -----------
                                                                                  -----------

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

            INDEMNIFICATION OF OFFICERS AND DIRECTORS OF THE COMPANY

     Articles Eleventh and Twelfth of the Company's Amended and Restated Certificate of Incorporation (the 'Certificate') and Section 4 of Article V of the Company's Amended and Restated Bylaws (the 'Bylaws') (the 'Director Liability and Indemnification Provisions') limit the personal liability of the Company's directors to the Company or its stockholders for monetary damages for breach of fiduciary duty.

     The Director Liability and Indemnification Provisions define and clarify the rights of certain individuals, including the Company's directors and officers, to indemnification by the Company in the event of personal liability or expenses incurred by them as a result of certain litigation against them. Such provisions are consistent with Section 102(b)(7) of the Delaware General Corporation Law (the 'DGCL'), which is designed, among other things, to encourage qualified individuals to serve as directors of Delaware corporations by permitting Delaware corporations to include in their articles or certificates of incorporation a provision limiting or eliminating directors' liability for monetary damages and with other existing DGCL provisions permitting indemnification of certain individuals, including directors and officers. The limitations of liability in the Director Liability and Indemnification Provisions may not affect claims arising under the Federal securities laws.

     In performing their duties, directors of a Delaware corporation are obligated as fiduciaries to exercise their business judgment and act in what they reasonably determined in good faith, after appropriate consideration, to be the best interests of the corporation and its stockholders. Decisions made on that basis are protected by the 'business judgment rule.' The business judgment rule is designed to protect directors from personal liability to a corporation or its stockholders when business decisions are subsequently challenged. However, the expense of defending lawsuits, the frequency with which unwarranted litigation is brought against directors and the inevitable uncertainties with respect to the outcome of applying the business judgment rule to particular facts and circumstances mean that, as a practical matter, directors and officers of a corporation rely on indemnity from, and insurance procured by, the corporation they serve as a financial backstop in the event of such expenses or unforeseen liability. The Delaware legislature has recognized that adequate insurance and indemnity provisions are often a condition of an individual's willingness to serve as a director of a Delaware corporation. The DGCL has for some time specifically permitted corporations to provide indemnity and procure insurance for its directors and officers.

     Set  forth  below  is   a  description  of   the  Director  Liability   and
Indemnification Provisions. Such description is intended as a summary only and is qualified in its entirety by reference to the Certificate and Bylaws.

     Elimination of Liability in Certain Circumstances. Article Eleventh of the Certificate protects directors against monetary damages for breaches of their fiduciary duty of care, except as set forth below. Under the DGCL, absent Article Eleventh directors could generally be held liable for gross negligence for decisions made in the performance of their duty of care but not for simple negligence. Article Eleventh eliminates director liability for negligence in the performance of their duties. Directors remain liable for breaches of their duty of loyalty to the Company and its stockholders, as well as acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law and transactions from which a director derives improper personal benefit. Article Eleventh does not eliminate director liability under Section 174 of the DGCL, which makes directors personally liable for unlawful dividends or unlawful stock repurchases or redemptions and expressly sets forth a negligence standard with respect to such liability.

     While Article Eleventh provides directors with protection from awards of monetary damages for breaches of the duty of care, it does not eliminate a director's duty of care. Accordingly, Article Eleventh will have no effect on the availability of equitable remedies such as an injunction or rescission based upon a director's breach of the duty of care. The provisions of Article Eleventh which eliminate liability as described above will apply to officers of the Company only if they are directors of the Company and are acting in their capacity as directors, and will not apply to officers of the Company who are not directors. The elimination of liability of directors for monetary damages in the circumstances described above may deter persons from bringing third-party or derivative actions against directors to the extent such actions seeks monetary damages.

     Indemnification and Insurance. Under Section 145 of the DGCL, directors and officers as well as other employees and individuals may be indemnified against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation (a 'derivative action')) if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard of care is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with defense or settlement of such an action and the DGCL requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the Company.

     Section 4 of Article V of the Bylaws provides that the Company shall indemnify any person to whom, and to the extent, indemnification may be granted pursuant to Section 145 of the DGCL.

     Article Twelfth of the Certificate provides that each person who was or is made a party to, or is involved in any action, suit or proceeding by reason of the fact that he is or was a director, officer or employee of the Company will be indemnified by the Company against all expenses and liabilities (including attorneys' fees) reasonably incurred by or imposed upon him, except in such case where the director, officer or employee is adjudged guilty of willful misfeasance or malfeasance in the performance of his duties. Article Twelfth also provides that the right of indemnification shall be in addition to and not exclusive of all other rights to which such director, officer or employee may be entitled.

     The Company has entered into indemnity agreements with each of its directors and executive officers whereby the Company will, in general, indemnify such directors and executive officers, to the extent permitted by the DGCL, against any expenses (including attorneys' fees), judgments, fines and amounts paid in settlement incurred in connection with any actual or threatened action or proceeding to which such director or officer is made or threatened to be made a party by reason of the fact that such person is or was a director or officer of the Company. The foregoing description of the indemnity agreements is qualified in its entirety by reference to the Company's form of indemnity agreement.

     The  Company  maintains  directors'   and  officers'  liability   insurance
providing for $10.0 million in coverage.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     Not Applicable

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits

        `D'2.1  -- Plan  of Reorganization  and Distribution  Agreement dated  as  of March  20,  1997  among  WMS
                   Industries Inc.  ('WMS'),  Williams Hotel  Corporation  and WHG  Resorts  & Casinos  Inc.  (the
                   'Company')
        `D'3.1  -- Amended and Restated Certificate of Incorporation of the Company
        `D'3.2  -- Amended and Restated Bylaws of the Company
        `D'4.1  -- Specimen of Common Stock Certificate of the Company
        `D'4.2  -- Rights Agreement dated as of April 21, 1997 between the Company and The Bank of New York
        `D'4.3  -- Form of  Certificate of Designation  of Series  A Preferred Stock  (included as  Exhibit  A  to
                   Exhibit 4.2 hereof)
        `D'4.4  -- Specimen Form of Rights Certificate (included as Exhibit B to Exhibit 4.2 hereof)
        `D'4.5  -- Summary of Rights Plan (included as Exhibit C to Exhibit 4.2 hereof)
        `D'4.6  -- Certificate of Designation of Series B Preferred Stock
        `D'4.7  -- Put and Call Agreement dated as of April 21, 1997 between the Company and Louis J. Nicastro
           5    -- Opinion of Shack & Siegel, P.C.
          10.1  -- Tax  Sharing  Agreement  dated  as of  March  20,  1997  among  WMS,  the  Company,  ESJ  Hotel
                   Corporation,  WMS El Con Corp., WMS Property Inc. and Williams Hotel Corporation, as amended as of April 15, 1997
       `D'10.2  -- Employment Agreement between the Company and Louis J. Nicastro
       `D'10.3  -- Employment Agreement between Williams Hospitality Group Inc. ('WHGI') and Brian R. Gamache
          10.4  -- Employment Agreement between the Company and Brian R. Gamache
       `D'10.5  -- Employment Agreement between the Company and George R. Baker
       `D'10.6  -- Employment Agreement between WHGI and Richard F. Johnson
       `D'10.7  -- Stock Option Plan
       `D'10.8  -- Form of Indemnity Agreement authorized to be entered into between the Company and  each officer and director of the Company
       `D'10.9  -- Operating and Management Agreement  dated as of September 23,  1983 between  Posadas de  Puerto
                   Rico Associates, Incorporated ('PPRA') and Posadas de America Central, Inc. (now known as WHGI)
       `D'10.10 -- Operating Credit and Term Loan Agreement dated August 30, 1988 between  PPRA and Scotiabank  de
                   Puerto Rico, as amended June 12, 1989, September 28, 1990 and April 26, 1991
       `D'10.11 -- Subordination  Agreement  dated   August  30,  1988  between  Williams  Hospitality  Management
                   Corporation (now known as WHGI), PPRA and Scotiabank de Puerto Rico
       `D'10.12 -- Posadas de San  Juan Associates Joint Venture  Agreement dated July 27,  1984  among  ESJ Hotel
                   Corporation, Great American Industries, Inc., IHS  Associates, Ltd. and MILTK  Inc., as amended as of October 15, 1984, September 30, 1986, December 30, 1989 and August 13, 1992
       `D'10.13 -- Deed of Lease dated September 23, 1983 between Posadas de Flamboyan Associates,  L.P. and PPRA, as amended September 23, 1983
       `D'10.14 -- Deed of Subordination of Lease dated May 5, 1995 among Posadas de Flamboyan  Associates,  L.P.,
                   PPRA and Scotiabank de Puerto Rico
       `D'10.15 -- Option Agreement dated May 5, 1995 between PPRA and Posadas de Flamboyan  Associates, L.P.  and
                   Letter Agreement dated May 5, 1992 between PPRA and Scotiabank  de Puerto Rico  related thereto
       `D'10.16 -- Guaranty of Payment and Performance in favor of PPRA made by  Burton I. Koffman  and Richard E.
                   Koffman dated May 5, 1995

       `D'10.17 -- Operating and  Management Agreement  dated as of  July 31,  1984 between Posadas  de San  Juan
                   Associates  ('PSJA') and  Williams Hospitality Management  Corporation (now known  as WHGI), as amended October 25, 1984 and October 1, 1986
       `D'10.18 -- Credit Agreement dated as of January 20, 1993 between PSJA and The Bank of Nova Scotia
       `D'10.19 -- Subordination  Agreement  dated  January  20, 1993  between  Williams  Hospitality  Management
                   Corporation (now known as WHGI), PSJA and The Bank of Nova Scotia
       `D'10.20 -- WKA  El Con Associates  Joint Venture Agreement dated  January 9, 1990 among  WMS El Con Corp.
                   (now known as  WHG El  Con Corp.),  International Textile Products  of Puerto  Rico, Inc.,  KMA
                   Associates  of Puerto Rico, Inc. and Hospitality Investor Group, S.E., as amended as of January
                   31, 1990, January 18, 1991 and April 20, 1992
       `D'10.21 -- El  Conquistador  Partnership L.P.  Venture  Agreement dated  July  12, 1990  between  Kumagai
                   Caribbean, Inc. ('Kumagai') and WKA El Con Associates ('WKA'), as amended May 4, 1992
       `D'10.22 -- El  Conquistador Partnership L.P. Development  Services and Management Agreement dated January
                   12, 1990 between El Conquistador Partnership L.P. (the 'Partnership') and Williams  Hospitality
                   Management Corporation (now known as WHGI), as amended as of September 30, 1990 and January 31,
                   1991
       `D'10.23 -- Loan Agreement dated February 7, 1991 between Puerto Rico Industrial, Medical, Educational and
                   Environmental Pollution Control Facilities Financing Authority ('AFICA') and the Partnership
       `D'10.24 -- Trust Agreement  dated  February 7, 1991  between AFICA and  Banco Popular de  Puerto Rico, as
                   Trustee
       `D'10.25 -- Letter  of Credit  and  Reimbursement Agreement  dated  as of  February  7, 1991  between  the
                   Partnership  and The Mitsubishi Bank, Limited, acting through its New York Branch (now known as
                   The Bank  of Tokyo-Mitsubishi,  Ltd.) (the  'Bank') and  the Irrevocable  Transferable  Standby
                   Letter of Credit dated February 7, 1991 issued pursuant thereto
       `D'10.26 -- First Amendment  to the Letter  of Credit and Reimbursement Agreement  dated as of May 5, 1992 between the Partnership, WKA, Kumagai and the Bank
       `D'10.27 -- Loan Agreement dated February 7, 1991 between The Government Development Bank for Puerto  Rico
                   ('GDB') and the Partnership
       `D'10.28 -- First Amendment to GDB Loan Agreement dated May 5, 1992 between GDB and the Partnership
       `D'10.29 -- Second  Amendment  to GDB  Loan Agreement  dated as  of October  4, 1996  between GDB  and the
                   Partnership
       `D'10.30 -- Management  Agreement Subordination  and Attornment  Agreement dated  as of  February 7,  1991 between Williams Hospitality Management Corporation (now known as WHGI) and the Bank
       `D'10.31 -- Interest Rate  and Currency Exchange  Agreement dated as of February  7, 1991 between the Bank and the Partnership
       `D'10.32 -- Guaranty dated  as of February  7, 1991 made  by Kumagai and  Williams Hospitality  Management
                   Corporation (now known as WHGI) in favor of the Bank
       `D'10.33 -- Collateral  Pledge Agreement dated as of February 7, 1991 among the Partnership, AFICA and the
                   Bank
       `D'10.34 -- Mortgage dated February 7, 1991 by the Partnership in favor of AFICA
       `D'10.35 -- Deed of Mortgage dated February 7, 1991 by the Partnership in favor of GDB
       `D'10.36 -- Deed of Lease dated December 15, 1990 by Alberto Bachman Umpierre and Lilliam Bachman Umpierre
                   to the Partnership
       `D'10.37 -- Leasehold Mortgage dated February 7, 1991 by the Partnership in favor of AFICA
       `D'10.38 -- Deed of Leasehold Mortgage dated February 7, 1991 by the Partnership in favor of GDB
       `D'10.39 -- Credit Facility Agreement dated as of May 5, 1992 between GDB, Kumagai and WKA
       `D'10.40 -- Deed of Mortgage dated May 5, 1992 by the Partnership in favor of GDB
       `D'10.41 -- Partnership Loan Agreement dated as of May 5, 1992 among Kumagai, WKA and the Partnership

       `D'10.42 -- Williams  Hospitality  Management  Corporation  (now  known  as  WHGI)  Amended  and  Restated
                   Stockholders  Agreement dated  as of April  30, 1992 among  the Company, Burton I. Koffman, as nominee, Hugh A. Andrews and Williams Hospitality Management Corporation (now known as WHGI)
       `D'10.43 -- Posadas de Puerto  Rico Associates, Incorporated Stockholders'  Agreement dated  September  23,
                   1983 among Williams Hotel Corporation, Burton I. Koffman, as nominee, Hugh A. Andrews and PPRA, as amended April 20, 1992
       `D'10.44 -- Put Option Agreement dated as of April 30, 1993, as extended, among American National Bank and
                   Trust Company of Chicago, WMS, Burton I. Koffman and Empire Hotel Corp.
       `D'10.45 -- Loan  Agreement  dated as  of October 21,  1993 between  the Partnership  and General Electric
                   Capital Corporation of Puerto Rico ('GECCPR'), as amended June 30, 1994
       `D'10.46 -- Corporate Guaranty dated October 21, 1993 by  WHGI in favor of GECCPR and related  Guarantor's
                   Consent dated as of June 30, 1994 by WHGI
       `D'10.47 -- Registration  Rights Agreement  dated as of  April 21, 1997  between the Company  and Louis J.
                   Nicastro
       `D'10.48 -- Guaranty dated as of  May 5, 1992 by  WMS, Hugh A. Andrews, Burton  I. Koffman and Richard  E.
                   Koffman in favor of the Bank
          10.49 -- Guaranty dated as of April 21, 1997 by the Company in favor of the Bank
       `D'21    -- List of Subsidiaries of the Company
          23.1  -- Consent of Shack & Siegel, P.C., included in Exhibit 5
          23.2  -- Consent of Ernst & Young LLP

------------

`D' Incorporated by reference herein to the same exhibit number included in the Registrant's Registration Statement on Form 10, Registration No. 1-12783, filed with the Securities and Exchange Commission on February 28, 1997, and all the amendments thereto.

     (b) Financial Statement Schedules

     The following financial statement schedules are included in Part II of this Registration Statement and should be read in conjunction with the financial statements and notes thereto:

          WHG Resorts & Casinos Inc. (formerly Williams Hotel Corporation)
     Schedule II -- Valuation and Qualifying Accounts, years ended June 30, 1996, 1995 and 1994

          El Conquistador Partnership L.P.
     Schedule II -- Valuation and Qualifying Accounts, years ended March 31, 1996, 1995 and 1994

          Posadas de San Juan Associates
     Schedule II -- Valuation and Qualifying Accounts, years ended June 30, 1996, 1995 and 1994

ITEM 17. UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of the securities being offered (if the total dollar amount of the securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the 'Calculation of Registration Fee' table in the effective registration statement; and

             (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Municipality of Carolina, Commonwealth of Puerto Rico, on June 19, 1997.

                                          WHG RESORTS & CASINOS INC.
                                                 (Registrant)

                                          By:        /S/ LOUIS J. NICASTRO
                                             ...................................
                                                     LOUIS J. NICASTRO
                                              CHAIRMAN OF THE BOARD AND CHIEF
                                                    EXECUTIVE OFFICER

     Each person whose signature to this Registration Statement appears below hereby appoints Louis J. Nicastro and Richard F. Johnson, and each of them acting singly, as his or her attorney-in-fact to sign in his or her behalf individually and in the capacity stated below and to file all amendments and post-effective amendments to this Registration Statement, which amendment or amendments may make such changes and additions to this Registration Statement as such attorney-in-fact may deem necessary or appropriate.

     Pursuant   to  the  requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                SIGNATURE                                      TITLE                              DATE
------------------------------------------  --------------------------------------------   -------------------
          /s/ LOUIS J. NICASTRO             Chairman of the Board, Chief Executive            June 19, 1997
 .........................................    Officer and Director
           (LOUIS J. NICASTRO)

           /s/ GEORGE R. BAKER              Vice Chairman of the Board and Director           June 19, 1997
 .........................................
            (GEORGE R. BAKER)

           /s/ BRIAN R. GAMACHE             President, Chief Operating Officer and            June 19, 1997
 .........................................    Director
            (BRIAN R. GAMACHE)

          /s/ RICHARD F. JOHNSON            Chief Financial Officer, Treasurer                June 19, 1997
 .........................................    and Chief Accounting Officer
           (RICHARD F. JOHNSON)

          /s/ BARBARA M. NORMAN             Vice President, Secretary,                        June 19, 1997
 .........................................    General Counsel and Director
           (BARBARA M. NORMAN)

          /s/ DAVID M. SATZ, JR.            Director                                          June 19, 1997
 .........................................
           (DAVID M. SATZ, JR.)

         /s/ JOSEPH A. LAMENDELLA           Director                                          June 19, 1997
 .........................................
          (JOSEPH A. LAMENDELLA)

                                                                     SCHEDULE II

                           WHG RESORTS & CASINOS INC.
                        (FORMERLY WMS HOTEL CORPORATION)
                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS
                    YEARS ENDED JUNE 30, 1996, 1995 AND 1994

                                                                COLUMN B       COLUMN C      COLUMN D       COLUMN E
                                                               -----------    ----------    -----------    ----------
                                                               BALANCE AT     CHARGED TO    DEDUCTIONS-    BALANCE AT
                                                                BEGINNING     COSTS AND       AMOUNTS        END OF
                          COLUMN A                              OF PERIOD      EXPENSES     WRITTEN OFF      PERIOD
------------------------------------------------------------   -----------    ----------    -----------    ----------

Allowance for doubtful receivables:
     1996...................................................    $ 399,000     $1,457,000    $ 1,381,000     $475,000
                                                               -----------    ----------    -----------    ----------
                                                               -----------    ----------    -----------    ----------
     1995...................................................    $ 755,000     $1,842,000    $ 2,198,000     $399,000
                                                               -----------    ----------    -----------    ----------
                                                               -----------    ----------    -----------    ----------
     1994...................................................    $ 873,000     $1,840,000    $ 1,958,000     $755,000
                                                               -----------    ----------    -----------    ----------
                                                               -----------    ----------    -----------    ----------

                                                                     SCHEDULE II

                        EL CONQUISTADOR PARTNERSHIP L.P.
                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS
                   YEARS ENDED MARCH 31, 1996, 1995 AND 1994

                                                                COLUMN B       COLUMN C      COLUMN D       COLUMN E
                                                               -----------    ----------    -----------    ----------
                                                               BALANCE AT     CHARGED TO    DEDUCTIONS-    BALANCE AT
                                                                BEGINNING     COSTS AND       AMOUNTS        END OF
                          COLUMN A                              OF PERIOD      EXPENSES     WRITTEN OFF      PERIOD
------------------------------------------------------------   -----------    ----------    -----------    ----------

Allowance for doubtful receivables:
     1996...................................................    $ 894,200     $  367,300    $   959,700     $301,800
                                                               -----------    ----------    -----------    ----------
                                                               -----------    ----------    -----------    ----------
     1995...................................................    $ 517,600     $1,808,600    $ 1,432,000     $894,200
                                                               -----------    ----------    -----------    ----------
                                                               -----------    ----------    -----------    ----------
     1994...................................................    $  --         $  517,600    $   --          $517,600
                                                               -----------    ----------    -----------    ----------
                                                               -----------    ----------    -----------    ----------

                                                                     SCHEDULE II

                         POSADAS DE SAN JUAN ASSOCIATES
                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS
                    YEARS ENDED JUNE 30, 1996, 1995 AND 1994

                                                             COLUMN B       COLUMN C      COLUMN D       COLUMN E
                                                            -----------    ----------    -----------    ----------
                                                            BALANCE AT     CHARGED TO    DEDUCTIONS-    BALANCE AT
                                                             BEGINNING     COSTS AND       AMOUNTS        END OF
                        COLUMN A                             OF PERIOD      EXPENSES     WRITTEN OFF      PERIOD
---------------------------------------------------------   -----------    ----------    -----------    ----------

Allowance for doubtful receivables:
     1996................................................   $   434,500    $1,278,200    $ 1,355,600    $  357,100
                                                            -----------    ----------    -----------    ----------
                                                            -----------    ----------    -----------    ----------
     1995................................................   $ 1,290,800    $3,880,400    $ 4,736,700    $  434,500
                                                            -----------    ----------    -----------    ----------
                                                            -----------    ----------    -----------    ----------
     1994................................................   $ 1,632,000    $4,442,000    $ 4,783,200    $1,290,800
                                                            -----------    ----------    -----------    ----------
                                                            -----------    ----------    -----------    ----------

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                                               DESCRIPTION                                                PAGE
------   ----------------------------------------------------------------------------------------------------   ----

 `D'2.1  -- Plan of Reorganization and Distribution Agreement dated as of March 20, 1997 among WMS Industries
            Inc. ('WMS'), Williams Hotel Corporation and WHG Resorts & Casinos Inc. (the 'Company')..........
 `D'3.1  -- Amended and Restated Certificate of Incorporation of the Company.................................
 `D'3.2  -- Amended and Restated Bylaws of the Company.......................................................
 `D'4.1  -- Specimen of Common Stock Certificate of the Company..............................................
 `D'4.2  -- Rights Agreement dated as of April 21, 1997 between the Company and The Bank of New York.........
 `D'4.3  -- Form of Certificate of Designation of Series A Preferred Stock (included as Exhibit A to  Exhibit
            4.2 hereof)......................................................................................
 `D'4.4  -- Specimen Form of Rights Certificate (included as Exhibit B to Exhibit 4.2 hereof)................
 `D'4.5  -- Summary of Rights Plan (included as Exhibit C to Exhibit 4.2 hereof).............................
 `D'4.6  -- Certificate of Designation of Series B Preferred Stock...........................................
 `D'4.7  -- Put and Call Agreement dated as of April 21, 1997 between the Company and Louis J. Nicastro......
   5     -- Opinion of Shack & Siegel, P.C...................................................................
   10.1  -- Tax Sharing Agreement dated as of March  20, 1997 among WMS, the Company, ESJ Hotel  Corporation,
            WMS  El Con Corp., WMS  Property Inc. and Williams  Hotel Corporation, as amended as of April 15,
            1997.............................................................................................
`D'10.2  -- Employment Agreement between the Company and Louis J. Nicastro...................................
`D'10.3  -- Employment Agreement between Williams Hospitality Group Inc. ('WHGI') and Brian R. Gamache.......
   10.4  -- Employment Agreement between the Company and Brian R. Gamache....................................
`D'10.5  -- Employment Agreement between the Company and George R. Baker.....................................
`D'10.6  -- Employment Agreement between WHGI and Richard F. Johnson.........................................
`D'10.7  -- Stock Option Plan................................................................................
`D'10.8  -- Form of Indemnity Agreement  authorized to be entered into  between the Company and each  officer and director of the Company......................................................................
`D'10.9  -- Operating and Management Agreement dated as of September 23, 1983 between Posadas de  Puerto Rico
            Associates, Incorporated ('PPRA') and Posadas de America Central, Inc. (now known as WHGI).......
`D'10.10 -- Operating Credit and  Term Loan Agreement dated  August 30, 1988 between  PPRA and Scotiabank  de
            Puerto Rico, as amended June 12, 1989, September 28, 1990 and April 26, 1991.....................
`D'10.11 -- Subordination Agreement dated August 30, 1988 between Williams Hospitality Management Corporation
            (now known as WHGI), PPRA and Scotiabank de Puerto Rico..........................................
`D'10.12 -- Posadas de  San Juan  Associates Joint  Venture Agreement  dated July  27, 1984  among ESJ  Hotel
            Corporation, Great American Industries, Inc., IHS Associates,  Ltd. and MILTK Inc., as amended as of October 15, 1984, September 30, 1986, December 30, 1989 and August 13, 1992...................
`D'10.13 -- Deed of Lease dated September 23, 1983 between Posadas de Flamboyan Associates, L.P. and PPRA, as amended September 23, 1983.......................................................................
`D'10.14 -- Deed of Subordination  of Lease dated May  5, 1995 among Posadas  de Flamboyan  Associates, L.P.,
            PPRA and Scotiabank de Puerto Rico...............................................................
`D'10.15 -- Option Agreement dated  May 5, 1995 between  PPRA and Posadas de  Flamboyan Associates, L.P.  and
            Letter Agreement dated May 5, 1992 between PPRA and Scotiabank de Puerto Rico related thereto....
`D'10.16 -- Guaranty of Payment and  Performance in favor of  PPRA made by Burton  I. Koffman and Richard  E.
            Koffman dated May 5, 1995........................................................................
`D'10.17 -- Operating  and Management  Agreement  dated as  of July  31,  1984 between  Posadas de  San  Juan
            Associates  ('PSJA')  and Williams  Hospitality  Management Corporation  (now  known as WHGI), as amended October 25, 1984 and October 1, 1986.....................................................
`D'10.18 -- Credit Agreement dated as of January 20, 1993 between PSJA and The Bank of Nova Scotia...........

EXHIBIT
NUMBER                                               DESCRIPTION                                                PAGE
------   ----------------------------------------------------------------------------------------------------   ----

`D'10.19 -- Subordination  Agreement  dated  January   20,  1993  between   Williams  Hospitality   Management
            Corporation (now known as WHGI), PSJA and The Bank of Nova Scotia.................................
`D'10.20 -- WKA El Con Associates Joint Venture Agreement dated  January 9, 1990 among WMS  El Con  Corp. (now known as WHG El Con Corp.), International Textile Products of Puerto Rico, Inc., KMA Associates of
            Puerto Rico, Inc. and Hospitality Investor Group, S.E., as amended as of January 31, 1990, January
            18, 1991 and April 20, 1992.......................................................................
`D'10.21 -- El Conquistador Partnership L.P. Venture Agreement dated July 12, 1990 between Kumagai Caribbean,
            Inc. ('Kumagai') and WKA El Con Associates ('WKA'), as amended May 4, 1992.......................
`D'10.22 -- El Conquistador Partnership L.P. Development Services and Management Agreement dated January  12,
            1990  between  El  Conquistador  Partnership L.P.  (the  'Partnership') and  Williams Hospitality
            Management Corporation (now known as  WHGI), as amended as of September 30, 1990 and January  31,
            1991.............................................................................................
`D'10.23 -- Loan Agreement dated February  7, 1991 between Puerto  Rico Industrial, Medical,  Educational and
            Environmental Pollution Control Facilities Financing Authority ('AFICA') and the Partnership.....
`D'10.24 -- Trust  Agreement dated  February 7,  1991 between  AFICA and  Banco Popular  de Puerto  Rico,  as
            Trustee..........................................................................................
`D'10.25 -- Letter of Credit and Reimbursement Agreement dated as of February 7, 1991 between the Partnership and  The Mitsubishi Bank, Limited,  acting through its New  York Branch (now known as The Bank of
            Tokyo-Mitsubishi, Ltd.) (the  'Bank') and the  Irrevocable Transferable Standby Letter of  Credit
            dated February 7, 1991 issued pursuant thereto...................................................
`D'10.26 -- First Amendment  to the Letter  of Credit and  Reimbursement Agreement  dated as  of  May 5, 1992 between the Partnership, WKA, Kumagai and the Bank...............................................
`D'10.27 -- Loan Agreement dated  February 7, 1991  between The Government Development  Bank for Puerto  Rico
            ('GDB') and the Partnership......................................................................
`D'10.28 -- First Amendment to GDB Loan Agreement dated May 5, 1992 between GDB and the Partnership..........
`D'10.29 -- Second  Amendment  to GDB  Loan  Agreement dated  as  of October  4,  1996 between  GDB  and  the
            Partnership......................................................................................
`D'10.30 -- Management Agreement Subordination and Attornment Agreement dated as of February 7, 1991  between
            Williams Hospitality Management Corporation (now known as WHGI) and the Bank.....................
`D'10.31 -- Interest Rate and Currency Exchange Agreement dated as  of February 7, 1991 between the  Bank and the Partnership..................................................................................
`D'10.32 -- Guaranty  dated as  of February  7,  1991 made  by Kumagai  and Williams  Hospitality  Management
            Corporation (now known as WHGI) in favor of the Bank.............................................
`D'10.33 -- Collateral Pledge Agreement  dated as of February  7, 1991 among the  Partnership, AFICA  and the
            Bank.............................................................................................
`D'10.34 -- Mortgage dated February 7, 1991 by the Partnership in favor of AFICA.............................
`D'10.35 -- Deed of Mortgage dated February 7, 1991 by the Partnership in favor of GDB.......................
`D'10.36 -- Deed of Lease dated December 15, 1990 by Alberto Bachman Umpierre and Lilliam Bachman Umpierre to
            the Partnership..................................................................................
`D'10.37 -- Leasehold Mortgage dated February 7, 1991 by the Partnership in favor of AFICA...................
`D'10.38 -- Deed of Leasehold Mortgage dated February 7, 1991 by the Partnership in favor of GDB.............
`D'10.39 -- Credit Facility Agreement dated as of May 5, 1992 between GDB, Kumagai and WKA...................
`D'10.40 -- Deed of Mortgage dated May 5, 1992 by the Partnership in favor of GDB............................
`D'10.41 -- Partnership Loan Agreement dated as of May 5, 1992 among Kumagai, WKA and the Partnership........
`D'10.42 -- Williams Hospitality Management Corporation (now known as WHGI) Amended and Restated Stockholders
            Agreement dated as of  April 30, 1992 among  the Company, Burton I.  Koffman, as nominee, Hugh A.
            Andrews and Williams Hospitality Management Corporation (now known as WHGI)......................
`D'10.43 -- Posadas de Puerto Rico Associates, Incorporated Stockholders' Agreement dated  September 23, 1983 among Williams Hotel  Corporation, Burton I.  Koffman, as nominee,  Hugh A. Andrews  and PPRA, as amended April 20, 1992...........................................................................


EXHIBIT
NUMBER                                               DESCRIPTION                                                PAGE
------   ----------------------------------------------------------------------------------------------------   ----
`D'10.44 -- Put Option Agreement dated as  of April 30, 1993, as  extended, among American National Bank and
            Trust Company of Chicago, WMS, Burton I. Koffman and Empire Hotel Corp..........................
`D'10.45 -- Loan Agreement dated as of October 21, 1993 between the Partnership and General Electric Capital
            Corporation of Puerto Rico ('GECCPR'), as amended June 30, 1994.................................
`D'10.46 -- Corporate Guaranty dated  October 21, 1993  by WHGI in  favor of GECCPR  and related Guarantor's
            Consent dated as of June 30, 1994 by WHGI.......................................................
`D'10.47 -- Registration  Rights Agreement  dated as  of April  21, 1997  between the  Company and Louis  J.
            Nicastro........................................................................................
`D'10.48 -- Guaranty dated  as of May  5, 1992  by WMS, Hugh  A. Andrews,  Burton I. Koffman  and Richard E.
            Koffman in favor of the Bank....................................................................
   10.49 -- Guaranty dated as of April 21, 1997 by the Company in favor of the Bank.........................
 D'21    -- List of Subsidiaries of the Company.............................................................
   23.1  -- Consent of Shack & Siegel, P.C., included in Exhibit 5..........................................
   23.2  -- Consent of Ernst & Young LLP....................................................................

------------

`D' Incorporated by reference herein to the same exhibit number included in the Registrant's Registration Statement on Form 10, Registration No. 1-12783, filed with the Securities and Exchange Commission on February 28, 1997, and all the amendments thereto.





                           STATEMENT OF DIFFERENCES
                           ------------------------

      The dagger symbol shall be expressed as ........................`D'